      As filed with the Securities and Exchange Commission on July 8, 1999
                                          Registration No. 333-_________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         THERMALTEC INTERNATIONAL, CORP.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

         Delaware                               3313                                 11-3255619
         --------                      ----------------------------                  ----------
(State or other jurisdiction of        (Primary Standard Industrial       (I.R.S. Employer Identification No.)
incorporation or organization)          Classification Code Number)


                                68A Lamar Street
                          West Babylon, New York 11704
                                 (516) 643-2285
                                 --------------
    (Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

                                Andrew B. Mazzone
                                    President
                         Thermaltec International, Corp.
                                68A Lamar Street
                          West Babylon, New York 11704
                                 (516) 643-2285
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                   COPIES TO:

            Edward A. Vrooman                           Deborah A. Hays
Aitken Irvin Lewin Berlin Vrooman & Cohn LLP          Archer & Greiner, P.C.
             2 Gannett Drive                          One Centennial Square
       White Plains, New York 10604               Haddonfield, New Jersey 08033
             (914) 694-1647                              (609) 795-2121


Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the Registration Statement becomes effective and the effective time of the merger (the "Merger") of Solar Communications Group, Inc. ("SCG") with and into the Registrant as described in the Agreement and Plan of Reorganization, dated as of June 16, 1999.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE
                         -------------------------------

Title Of Each Class Of              Amount To Be     Proposed Maximum           Proposed Maximum          Amount of
Securities To Be Registered         Registered       Offering Price Per Share   Offering Price            Registration Fee
---------------------------         ----------       ------------------------   --------------            ----------------
Common Stock, par value $.0001      59,500,000(1)         $8.625(2)             $513,187,500(2)            $142,666.13
per share

-----------------------------

(1) Based upon an estimate of the maximum number of shares of the common stock, par value $.0001 per share, of the Registrant ("TTI Common Stock") issuable in connection with the merger of the Registrant and Solar Communications Group, Inc. ("SCG") described herein, consisting of shares (the "Registrant Shares") issuable upon the conversion of outstanding shares of the common stock of SCG, no par value per share.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Section 6(b) under the Securities Act of 1933, as amended (the "Securities Act"). The proposed maximum offering price is based on the average of the high and low sales prices of the TTI Common Stock on the OTC Bulletin Board operated by NASD, Inc. ("OTC Bulletin Board") on July 6, 1999.


                 ----------------------------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        THERMALTEC INTERNATIONAL, CORP.
                               68A Lamar Street
                         West Babylon, New York 11704

                          -------------------------
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD AUGUST ____, 1999
                          -------------------------
TO THE STOCKHOLDERS:

     A Special Meeting of Stockholders (the "TTI Special Meeting") of Thermaltec International, Corp., a Delaware corporation ("TTI"), will be held at ___________________________________, at 9:00 A.M., local time, on ________,
August ___, 1999, for the following purposes:

   (1) To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization (the "Merger Agreement"), dated as of June 16, 1999, by and among Solar Communications Group, Inc., a New Jersey corporation ("SCG"), TTI and Andrew B. Mazzone, pursuant to which, among other things, (a) SCG will be merged with and into TTI, whereby TTI will be the surviving corporation (the "Merger"), (b) each outstanding share of common stock, no par value per share, of SCG will be converted into the right to receive 10,000 shares of TTI's common stock, par value $.0001 per share, and (c) TTI's corporate name will be changed to "Solar Communications Group, Inc."; and

   (2) To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     A copy of the Merger Agreement is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus and is incorporated herein by reference. STOCKHOLDER APPROVAL AND ADOPTION OF THE MERGER AGREEMENT WILL RESULT IN A CHANGE IN THE MAJORITY EQUITY OWNERSHIP INTEREST, THE BUSINESS, THE NAME AND THE MANAGEMENT OF TTI.

     The Board of Directors of TTI has fixed the close of business on July ___, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. The affirmative vote of the holders of a majority of all outstanding shares of TTI common stock is necessary to approve and adopt the Merger Agreement.

     HOLDERS OF TTI COMMON STOCK ARE ENTITLED TO APPRAISAL RIGHTS UNDER DELAWARE LAW IN CONNECTION WITH THE MERGER. See "THE MERGER -- Dissenters' Rights for TTI Stockholders."

     The Board of Directors of TTI unanimously recommends that the TTI stockholders vote in favor of the approval and adoption of the Merger Agreement.

     You are cordially invited to attend the Special Meeting. Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed envelope. Your proxy may be revoked at any time prior to the time it is voted.


                                      By Order of the Board of Directors,


                                      ----------------------------------------
                                      Andrew B. Mazzone, Secretary

West Babylon, New York
July ____, 1999

                       SOLAR COMMUNICATIONS GROUP, INC.
                              21 East Main Street
                                   Suite 205
                          Millville, New Jersey 08332

                          -------------------------
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD AUGUST ____, 1999
                          -------------------------
TO THE STOCKHOLDERS:

     A Special Meeting of Stockholders (the "SCG Special Meeting") of Solar Communications Group, Inc., a New Jersey corporation ("SCG"), will be held at ____________________________, at 9:00 A.M., local time, on ________, August ___,
1999, for the following purposes:

   (1) To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization (the "Merger Agreement"), dated as of June 16, 1999, by and among Thermaltec International, Corp. ("TTI"), SCG and Andrew B. Mazzone, pursuant to which, among other things, (a) SCG will be merged with and into TTI, whereby TTI will be the surviving corporation (the "Merger"), (b) each outstanding share of common stock, no par value per share, of SCG will be converted into the right to receive 10,000 shares of TTI's common stock, par value $.0001 per share, and (c) TTI's corporate name will be changed to "Solar Communications Group, Inc."; and

   (2) To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     A copy of the Merger Agreement is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus and is incorporated herein by reference.

     The Board of Directors of SCG has fixed the close of business on July ___, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. The affirmative vote of a majority of the votes cast by the holders of SCG common stock at the Special Meeting is necessary to approve and adopt the Merger Agreement.

     HOLDERS OF TTI COMMON STOCK ARE ENTITLED TO DISSENTERS' RIGHTS UNDER NEW JERSEY LAW IN CONNECTION WITH THE MERGER. See "THE MERGER -- Rights of Dissenting SCG Stockholders."

     The Board of Directors of SCG unanimously recommends that the SCG stockholders vote in favor of the approval and adoption of the Merger Agreement.

     You are cordially invited to attend the Special Meeting. Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed envelope. Your proxy may be revoked at any time prior to the time it is voted.


                                      By Order of the Board of Directors,


                                      ----------------------------------------
                                      Alisa A. Rossi, Secretary

Millville, New Jersey
July ____, 1999

[GRAPHIC OMITTED]                                           [GRAPHIC OMITTED]


                       JOINT PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT! The boards of directors of Thermaltec International, Corp. and Solar Communications Group, Inc. have agreed on a merger of the two companies. The merger is structured so that SCG will be merged with and into TTI with TTI being the surviving publicly-traded company. In preparation for the merger with SCG, TTI has transferred substantially all of its assets and all of its ongoing business operations and liabilities to a wholly-owned subsidiary, Panama Industries, Ltd. Following the merger, TTI will conduct only the business conducted by SCG immediately prior to the merger and will change its name to "Solar Communications Group, Inc."

In connection with the merger, each outstanding share of SCG common stock will be exchanged for 10,000 shares of TTI common stock.

TTI stockholders will continue to own their existing shares of TTI common stock. In addition, immediately prior to the completion of the merger, TTI will distribute all of the issued and outstanding shares of Panama Industries as a dividend, on a pro rata basis, to the TTI stockholders of record on May 28, 1999. TTI will issue up to 59,500,000 shares of its common stock to SCG stockholders (assuming no outstanding options to acquire shares of SCG common stock are exercised prior to the merger), which will represent approximately 95.8% of the outstanding common stock of TTI after the merger (assuming no outstanding warrants to acquire shares of TTI common stock are exercised prior to the merger). Likewise, the shares of TTI common stock held by TTI stockholders prior to the merger will represent approximately 4.2% of the outstanding common stock of TTI after the merger.

The merger cannot be completed unless the stockholders of both companies approve it. We have scheduled special meetings for our stockholders to vote on the merger. YOUR VOTE IS VERY IMPORTANT.

Whether or not you plan to attend a special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If you are a TTI or SCG stockholder and fail to return your card, the effect in most cases will be a vote against the merger.

Only stockholders of record of TTI and SCG common stock as of July ___, 1999 are entitled to attend and vote at the special meetings. Both the SCG and TTI special meetings will take place on August ___, 1999. The times and places of the meetings are as follows:

    For TTI stockholders: 9:00 a.m. at_______________________________

    For SCG stockholders: 9:00 a.m. at_______________________________

This joint proxy statement/prospectus provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully.

/s/___________________________________   /s/____________________________________
Andrew B. Mazzone, President             James M. Rossi, Chairman of the Board
Thermaltec International, Corp.          and CEO
                                         Solar Communications Group, Inc.

For a more complete description of the merger, the terms and conditions of the merger and risk factors associated with the merger, see "The Merger Agreement" beginning on page 27 and "Risk Factors" beginning on page 6.

The TTI common stock trades on the OTC Bulletin Board under the symbol "THRM."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the proposed merger, or the shares of TTI common stock to be issued in connection with the merger, or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint proxy statement/prospectus is dated July _______ , 1999 and is first being mailed to stockholders of TTI and SCG on or about July ______ , 1999.

                             AVAILABLE INFORMATION

     TTI has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of TTI common stock to be issued in connection with the merger. This joint proxy statement/prospectus does not contain all of the information set forth in the Registration Statement. Certain portions of the Registration Statement are omitted from this joint proxy statement/prospectus in accordance with the rules and regulations of the SEC. Copies of the Registration Statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected without charge at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, certain of the documents filed by TTI with the SEC are available through the SEC's Electronic Data Gathering and Data Retrieval System ("EDGAR") on the SEC's worldwide web site at http://www.sec.gov.

     Statements contained in this joint proxy statement/prospectus or in any document incorporated by reference in this joint proxy statement/prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

     This joint proxy statement/prospectus incorporates by reference documents containing important business and financial information about SCG that are not included in or delivered with this joint proxy statement/prospectus. Copies of any of these documents are available without charge to any person to whom this joint proxy statement/prospectus is delivered, upon written or oral request. Written requests for these documents should be directed to Raymond J. Romano, Chief Financial Officer, Solar Communications Group, Inc., 21 East Main Street, Suite 205, Millville, New Jersey 08332, and telephone requests may be directed to Mr. Romano at (609) 765-0445. In order to ensure timely delivery of the documents, any request should be made by August _______ , 1999.


                                  TRADEMARKS

   PCRoomLink(TM) is a trademark of SCG.


                          FORWARD LOOKING STATEMENTS

     OTHER THAN STATEMENTS OF HISTORICAL FACT, STATEMENTS MADE IN OR INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING STATEMENTS AS TO THE BENEFITS EXPECTED TO RESULT FROM THE MERGER AND AS TO FUTURE FINANCIAL PERFORMANCE, ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN "RISK FACTORS" BEGINNING ON PAGE 6 HEREIN, WHICH STOCKHOLDERS OF TTI AND SCG SHOULD CAREFULLY REVIEW.

     Neither TTI nor SCG makes any express or implied representation or warranty as to the attainability of the projected or estimated financial information referenced or set forth herein or as to the accuracy or completeness of the assumptions from which such projected or estimated information is derived. Projections or estimations of TTI's and SCG's future performance are necessarily subject to a high degree of uncertainty and may vary materially from actual results. Reference is made to the particular discussions set forth under "Risk Factors", beginning on page 6 herein, and "Management Discussion and Analysis of Financial Condition and Results of Operations of SCG," beginning on page 38 herein.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE TTI/SCG MERGER ...........................     1
SUMMARY ..................................................................     3
   The Companies .........................................................     3
   The Merger ............................................................     3
   Our Reasons for the Merger ............................................     3
   Approval of the Merger ................................................     4
   Our Recommendations to Stockholders ...................................     4
   Ownership of TTI Following the Merger .................................     4
   Board of Directors and Management of TTI Following the Merger .........     4
   Conditions to the Merger ..............................................     5
   Termination of the Merger Documents ...................................     5
   Regulatory Approvals ..................................................     5
   Accounting Treatment ..................................................     5
   Listing of TTI Common Stock ...........................................     5
   Dividends After the Merger ............................................     5
RISK FACTORS .............................................................     6
WHERE YOU CAN FIND MORE INFORMATION ......................................    13
FORWARD-LOOKING STATEMENTS ...............................................    13
COMPARATIVE PER SHARE MARKET PRICE INFORMATION ...........................    13
SPECIAL MEETINGS OF STOCKHOLDERS .........................................    14
   TTI Special Meeting ...................................................    14
   SCG Special Meeting ...................................................    15
THE PLAN OF MERGER AND RELATED TRANSACTIONS ..............................    17
   Background of the Merger ..............................................    17
   Reasons for the Merger ................................................    17
   Certain Federal Income Tax Consequences ...............................    19
   Accounting Treatment ..................................................    20
   Restrictions on Resale of TTI Common Stock ............................    20
   Nasdaq Listing ........................................................    20
   Government and Regulatory Matters .....................................    21
   Dissenters' Rights for TTI Stockholders ...............................    21
   Rights of Dissenting SCG Stockholders .................................    23
THE MERGER AGREEMENT .....................................................    26
   The Merger ............................................................    26
   Effective Time ........................................................    26
   Conversion of Shares; No Fractional Amounts ...........................    26
   Treatment of SCG Stock Options ........................................    27
   Conduct Following the Merger ..........................................    27
   Conduct of Business Pending the Merger ................................    27
   Representations and Warranties ........................................    28
   Conditions to the Merger ..............................................    28
   Termination of the Merger Documents ...................................    28
   Indemnification .......................................................    28
   Ownership of TTI Following the Merger .................................    29
   Management of TTI Upon Consummation of the Merger .....................    30

   Regulatory Approvals ..................................................    30
   Affiliate Agreements ..................................................    30
INFORMATION CONCERNING TTI ...............................................    31
PRINCIPAL STOCKHOLDERS OF TTI ............................................    31
DESCRIPTION OF TTI's SECURITIES ..........................................    32
   TTI Common Stock ......................................................    32
   Shares Available for Future Sale ......................................    32
   Transfer Agent ........................................................    33
   TTI Warrants ..........................................................    33
   Price Ranges of TTI Common Stock ......................................    33
INFORMATION CONCERNING SCG ...............................................    33
   Business ..............................................................    33
   Competition ...........................................................    36
   Employees .............................................................    38
   Properties ............................................................    38
   Legal Proceedings .....................................................    38
MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS OF SCG .............................    38
   Overview ..............................................................    38
   Statement of Operations ...............................................    39
   Liquidity and Capital Resources .......................................    39
   Certain Factors that may Affect Future Results ........................    39
   Year 2000 Readiness Disclosure ........................................    40
MANAGEMENT OF SCG ........................................................    41
   Executive Officers and Directors ......................................    41
   Biographical Information ..............................................    41
   Executive Compensation ................................................    43
   Certain Transactions ..................................................    43
SCG COMMON STOCK .........................................................    43
   General ...............................................................    43
   Shares Available for Future Sale ......................................    44
PRINCIPAL STOCKHOLDERS OF SCG ............................................    44
COMPARISON OF STOCKHOLDERS RIGHTS ........................................    45
   Comparison of DGCL and NJBCA ..........................................    45
   Comparison of Certificates of Incorporation and By-Laws of SCG and TTI     48
Legal Matters ............................................................    49
Experts ..................................................................    49
Index to Financial Statements ............................................   F-1
Annex A -- Agreement and Plan of Reorganization ..........................   A-1
Annex B -- Delaware Dissenters' Rights Statute ...........................   B-1
Annex C -- New Jersey Dissenters' Rights Statute .........................   C-1

                QUESTIONS AND ANSWERS ABOUT THE TTI/SCG MERGER

Q: What do I need to do now?

   A: Just sign your proxy card and mail it to us in the enclosed return envelope as soon as possible, so that your shares may be represented at your special meeting. Both the TTI and SCG special meetings will take place on August ____, 1999.

Q. What if I want to change my vote?

   A: Just send in a later-dated, signed proxy card before your special meeting or attend your special meeting in person and vote.

Q. If I am a TTI stockholder, will I have dissenters' rights?

   A: TTI stockholders who do not wish to approve the merger have dissenters' rights, the right to have the "fair value" of their shares determined by the Delaware Chancery Court. These dissenters' rights are subject to a number of restrictions and technical requirements. Generally, in order to exercise dissenters' rights:

     o TTI stockholders must not vote in favor of the merger, and

     o TTI stockholders must make a written demand for appraisal before the vote on the merger.

   Merely voting against the merger will not protect a TTI stockholder's right of appraisal. Annex B attached hereto contains the text of the Delaware appraisal statute.

Q. If I am an SCG stockholder, will I have dissenters' rights?

   SCG stockholders who do not wish to approve the merger have dissenters' rights, the right to be paid the "fair value" of their shares. These dissenters' rights are subject to a number of restrictions and technical requirements. Generally, in order to exercise dissenters' rights:

     o SCG stockholders must not vote in favor of the merger, and

     o SCG stockholders must file a written notice of dissent with SCG before the vote on the merger.

   Merely voting against the merger will not protect an SCG stockholder's dissenters' rights. Annex C attached hereto contains the text of the New Jersey dissenters' rights statute.

Q: When do you expect the merger to be completed?

   A: We are working towards completing the merger as quickly as possible, and expect to complete it immediately following the stockholder meetings.

Q. What will I receive in the merger?

   A: As a result of the merger, for each share of SCG common stock they own, SCG stockholders will receive 10,000 shares of TTI common stock.

   No fractional shares of TTI common stock will be issued and no cash will be paid for fractional shares. Instead, SCG stockholders will receive shares of TTI common stock rounded off to the nearest whole number of shares of TTI common stock. SCG stock options will be converted into TTI stock options at the share exchange ratio for SCG common stock with an adjusted exercise price. Please refer to page 27 for more information regarding the treatment of SCG stock options.

   In addition, immediately prior to the completion of the merger, TTI will distribute all of the issued and outstanding shares of its wholly-owned subsidiary, Panama Industries, Ltd., as a dividend, on a pro rata basis, to the TTI stockholders of record on May 28, 1999.

Q: Should I send in my stock certificates now?

   A: No. After the merger is completed, we will send SCG stockholders written instructions for exchanging their stock certificates. TTI stockholders will keep their current stock certificates and, in addition, will receive stock certificates representing their interest in Panama Industries.

Q: When will I receive shares of TTI common stock in the merger?

   A: If the merger is completed, TTI will issue, shortly thereafter, shares of TTI common stock to SCG stockholders who have returned their SCG stock certificates together with a completed letter of transmittal supplied by TTI or TTI's exchange agent, Manhattan Transfer Registrar Co.

Q: What are the tax consequences of the merger to me?

   A: We have structured the merger so that, as a general matter, neither you, TTI nor SCG will recognize any gain or loss for federal income tax purposes in the merger, except for those TTI or SCG stockholders who exercise their dissenters' rights. We have conditioned the merger on our receipt of legal opinions that this is the case.

   Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisors for a full understanding of the tax consequences of the merger to you.

                                    SUMMARY

     This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully, and for more complete descriptions of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page 13.


                                 The Companies


Thermaltec International, Corp.
68A Lamar Street
West Babylon, New York 11704
(516) 643-2285

TTI has been engaged in the metallurgical coatings business in North America and Central and South America since 1994. In preparation for the merger with SCG, TTI has transferred substantially all of its assets and all of its ongoing business operations and liabilities to a wholly-owned subsidiary, Panama Industries, Ltd. Shares of Panama Industries will be distributed, on a pro rata basis, to the TTI stockholders of record on May 28, 1999, immediately prior to the completion of the merger between TTI and SCG.

Solar Communications Group, Inc.
21 East Main Street
Suite 205
Millville, New Jersey 08332
(877) 341-0000

SCG was formed in 1996 to provide quality communications alternatives to the business community. The company has developed an Internet access solution, known as PCRoomLink, for the hospitality industry. PCRoomLink's computer-equipped rooms permit a hotel patron, with or without a laptop computer, to obtain high-speed Internet access in the privacy of his/her hotel room.


                                  The Merger

     The merger agreement, entitled "Agreement and Plan of Reorganization," is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement as it is the legal document that governs the terms of the merger.

     As a result of the merger, SCG will be merged with and into TTI, SCG's separate corporate existence will cease and SCG common stock will be converted into TTI common stock as described below.

     Following the merger, TTI will change its name to "Solar Communications Group, Inc." and will conduct only the business conducted by SCG immediately prior to the merger. In connection with the merger, the officers and directors of SCG will become the officers and directors of TTI. To avoid confusion, the corporation which will exist following the merger is, at times, referred to in this joint proxy statement/prospectus as the "Surviving Company."


                          Our Reasons for the Merger

     After consultation with SCG's management team and advisors, the Board of Directors of SCG concluded that the merger would further the interests of SCG and its stockholders through the increased liquidity of shares of the TTI common stock. While the shares of TTI common stock are thinly traded at the present time, they are listed on the OTC Bulletin Board and are more liquid than the shares of SCG common stock. While there can be no assurances, management of SCG believes that such increased liquidity will make it easier for SCG to raise additional capital in the future and to acquire other businesses in exchange for stock.

     After consultation with TTI's management team and advisors, the Board of Directors of TTI concluded that the merger would further the interests of TTI and its stockholders by giving TTI and its stockholders an opportunity to participate in the potential growth of the Surviving Company and to expand TTI's technology base into the telecommunications and Internet industries, while permitting currently existing TTI stockholders, through ownership of shares in Panama Industries, to retain their respective pro rata interests in the business operations conducted by TTI prior to the merger.

     To review the reasons for the merger in greater detail, as well as the risks of the merger, see "Risk Factors," beginning on page 6 and "The Plan of Merger and Related Transactions -- Reasons for the Merger," beginning on page 17.


                            Approval of The Merger


By TTI stockholders:

     The affirmative vote of the holders of a majority of the shares of TTI common stock entitled to vote on the merger is required to approve the merger. The sole director and officer of TTI, Andrew B. Mazzone, the President of TTI's wholly-owned subsidiary (Panama Industries), Thomas Klein, and their affiliates, who collectively hold 60.1% of TTI common stock (assuming no exercise of any currently outstanding warrants), have indicated that they intend to vote in favor of the proposed merger.

By SCG stockholders:

     The affirmative vote of a majority of the votes cast by the holders of SCG common stock is required to approve the merger. The directors and executive officers of SCG, and their affiliates, who collectively hold 66.5% of SCG common stock, have indicated that they intend to vote in favor of the proposed merger.


                      Our Recommendations to Stockholders


To TTI stockholders:

     The TTI board believes that the merger is in your best interest and unanimously recommends that you vote FOR the proposal to approve the merger documents and the issuance of shares of TTI common stock to SCG stockholders in the merger.

To SCG stockholders:

     The SCG board believes that the merger is in your best interest and unanimously recommends that you vote FOR the proposal to approve the merger documents.


                     Ownership of TTI Following the Merger

     We anticipate that TTI will issue 59,500,000 shares of TTI common stock to SCG stockholders in the merger. We also anticipate that TTI will issue, following the merger, up to an additional 5,000,000 shares of TTI common stock upon the exercise of options to purchase SCG common stock to be assumed by TTI. Based on the number of shares of TTI common stock to be issued in the merger, excluding shares subject to stock options to be assumed by TTI, following the merger existing TTI stockholders (assuming no outstanding warrants issued by TTI are exercised prior to the merger) will own approximately 4.2% and former SCG stockholders will own approximately 95.8% of the outstanding common stock of the Surviving Company.


         Board of Directors and Management of TTI Following the Merger

     When the merger is complete, the Surviving Company will be managed by the current directors and officers of SCG. The current sole officer and director of TTI, Andrew B. Mazzone, will resign at the time the merger is completed.

                           Conditions to the Merger

     The completion of the merger depends upon the satisfaction or waiver of a number of conditions. See page 28 for a more complete description of such conditions.


                      Termination of the Merger Documents

     We can agree to terminate the merger documents without completing the merger, and either of us can terminate the merger documents under various circumstances, including if the merger is not completed by December 31, 1999.


                             Regulatory Approvals

     The merger must satisfy the requirements of federal and certain state securities laws.


                             Accounting Treatment

     The merger will be treated as a reverse merger whereby, for accounting purposes, SCG will be treated as the acquirer in the transaction.


                          Listing of TTI Common Stock

     TTI will use its best efforts to cause the shares of TTI common stock to be issued in connection with the merger, and the shares of TTI common stock to be reserved for issuance upon the exercise of outstanding SCG stock options assumed by TTI as part of the merger, to be approved for listing on the OTC Bulletin Board under the symbol "THRM". In connection with the merger, TTI's corporate name will be changed to "Solar Communications Group, Inc." and it is anticipated that its trading symbol will be changed to "SCGI". Management of the Surviving Company also intends to apply for listing of all outstanding shares of the Surviving Company's common stock on the Nasdaq National Market. However, there can be no assurance that such listing will be approved.


                          Dividends After the Merger

     Historically, neither TTI nor SCG has paid any cash dividends and neither anticipates paying cash dividends on its common stock in the foreseeable future. Both companies currently intend to retain future earnings to finance their respective operations and to fund the growth of their business. Any payment of future dividends by the Surviving Company will be at the discretion of the Surviving Company's board and will depend upon, among other things, the Surviving Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other factors that the Surviving Company's board deems relevant.

                                 RISK FACTORS

     In considering whether to approve the merger and whether or not to exercise your dissenters' rights under Delaware or New Jersey law (as applicable), you should consider carefully the risks associated with the merger and with ownership of TTI common stock following the merger. These risks are described in detail below. The risk factors focus on the Surviving Company and on the financial status, business plans and management of SCG (since the Surviving Company will be managed by the current officers and directors of SCG and conduct only the business conducted by SCG prior to the merger).

     SCG is in the development stage and has not generated any operating revenues.

     o SCG was formed in 1996 but has yet to produce any operating revenues or show a profit in its operations. Accordingly, SCG has a limited operating history upon which you can evaluate its business and prospects.

     o SCG's limited operating history is of limited value in projecting future operating results.

     o SCG's business model is untested. It may take SCG longer than anticipated to implement its business model, and some components of SCG's business model may not prove to be feasible or possible.

     o SCG's operations are subject to all of the risks inherent in the development of a new business, including but not limited to, marketing and staffing difficulties, competition, and unanticipated costs and expenses. There can be no assurance that unanticipated expenses, problems or technical difficulties will not occur which would result in material delays in product commercialization or that SCG's efforts will result in successful product commercialization.

     SCG has incurred net losses since its inception and anticipates continuing losses.

     SCG is in the development stage. To date, SCG has not had any operating revenues and, therefore, has not shown a profit in its operations. As of March 31, 1999, SCG's accumulated deficit was approximately $627,000. SCG anticipates that it will continue to incur significant losses until, at the earliest, it generates sufficient revenues to offset the substantial expenditures and operating costs associated with developing and commercializing its proposed products and services.

     Although the Surviving Company intends, shortly after the completion of the merger, to begin full scale marketing of SCG's products and services to potential end-users and to actually install the PCRoomLink products in its pilot hotel property, the Surviving Company may not be able to achieve these objectives. Even if these objectives are achieved, the Surviving Company may never be able to generate the sufficient end-user interest in its products and services necessary to make the Surviving Company's operations profitable. If profitability is achieved, the Surviving Company may not be able to sustain it. We cannot predict when, or if, profitability might be achieved by the Surviving Company.

     The Surviving Company will require substantial funds and will need to raise additional capital in the future.

     Based on currently proposed plans and assumptions, it is anticipated that the Surviving Company will have sufficient capital to satisfy its contemplated cash requirements through October 31, 1999. The Surviving Company will then require substantial additional funding. To carry out its business plan, as presently structured, which calls for the Surviving Company to have 1,400 hotels installed, at an anticipated cost of approximately $440,000 per hotel, within the next 18 months, the Surviving Company will need additional funding of approximately $616,000,000, subject to increase or decrease as a result of the Surviving Company's actual operating cash flows.

     Potential sources of funding which have been identified by management include vendor lines of credit, vendor leasing programs, bank financing and additional sales of securities by the Surviving Company. We have no current arrangements with respect to sources of additional financing and, when needed by the Surviving Company, such additional financing may not be available on commercially reasonable terms, or at all. The inability to obtain additional financing, when needed, would have a material negative effect on the Surviving Company, including possibly requiring it to curtail or cease operations.

     If any future financing involves the sale of the Surviving Company's equity securities, the shares of the Surviving Company's common stock held by its stockholders would be substantially diluted. If the Surviving

Company incurs indebtedness or otherwise issues debt securities, it will be subject to risks associated with indebtedness, including the risk that interest rates may fluctuate and the possibility that the Surviving Company may not be able to pay principal and interest on the indebtedness.

     Development of PCRoomLink has not been completed and has not been field tested in any pilot settings.

     Although considerable time and financial resources have been expended to date in the development of the PCRoomLink products and services, development is not complete and there is only one partially completed pilot site installation. The Surviving Company will be required to commit considerable time, effort and resources to finalize such development and to complete the pilot site installation and testing. There can be absolutely no assurance that the PCRoomLink products or services will ever be completed or commercially accepted.

     PCRoomLink is a new concept and market acceptance, and the Surviving Company's commercialization strategy, are uncertain.

     PCRoomLink represents a new business concept. Demand and market acceptance for a newly introduced product or service are subject to a high level of uncertainty. Achieving market acceptance among hotel properties and end-users for this new concept, by getting hotel properties to agree to have PCRoomLink rooms available at their property and end-users to agree to become PCRoomLink members, is critical to the Surviving Company's success and will require significant efforts and expenditures by the Surviving Company to create awareness and demand by hotel properties and end-users. Any lack of interest on the part of hotel properties to have PCRoomLink installed, or lack or lessening of demand by end-users for the Surviving Company's products or services, or the failure to register a substantial number of end-users as PCRoomLink members, would have a material adverse effect on the Surviving Company's business, financial condition and assets. There can be no assurance that the Surviving Company's strategy for developing hotel property and end-user awareness and loyalty for the PCRoomLink products and services, or for recruiting PCRoomLink members, will result in initial or continued market acceptance for such products or services.

     PCRoomLink services are susceptible to disruptive problems.

     Despite implementation of security measures, the hardware and software components of the PCRoomLink system are vulnerable to computer viruses, physical or electronic break-ins, theft, vandalism and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or a cessation in service to users of such products and services. Any of these risks could have a negative effect on the Surviving Company's business, results of operations and financial condition.

     The Surviving Company presently intends to subcontract with reputable third party organizations to provide service, support and maintenance for the PCRoomLink hardware and software components. However, there can be no assurance that the Surviving Company will be able to enter into such service, support or maintenance arrangements on favorable terms, if at all. The inability of the Surviving Company to be able to subcontract out all support, service and maintenance obligations for the PCRoomLink hardware and software components on favorable terms would have a material adverse effect on the Surviving Company's business, financial condition and assets.

     The Surviving Company will face significant competition.

     The Internet connectivity business is highly competitive, and there are no substantial barriers to entry. We believe that competition will intensify. Currently, our primary competitors include:

     o companies that provide in-room PCs (such as Integrated Network Technologies, 4th Communications Network, Inc., and Guest-Tek Services);

     o companies that provide cable modems (such as On Command Corporation, Suitesurfer Communications, Inc., MagiNet Corporation and LodgeNet Entertainment Corporation); and

     o companies that provide "plug and play" jacks (such as Wayport, Inc., OverVoice by CAIS Internet, Darwin Networks, Viator Networks and ATCOM, Inc.).

     Many of our current and potential competitors have substantially greater human and financial resources, name recognition, market presence and operating experience than SCG. They may also have significant competitive advantages through other lines of business and existing business relationships. The Surviving Company's future growth and profitability will depend, in part, upon consumer and commercial acceptance of its technology, products and services. However, our competitors may develop products or services that are superior to ours or achieve greater market acceptance than our products and services.

     The Surviving Company must keep pace with rapidly changing technology.

     The Internet access market is characterized by rapidly changing technology, evolving industry standards, changes in user needs and frequent new service and product introductions. This could result in product obsolescence or short product life cycles. The Surviving Company's success will depend, in part, on its ability to use new technologies effectively, to continue to develop its technical expertise, to enhance its existing products and services and to develop new products and services to meet changing user needs on a timely and cost-effective basis. There can be no assurances that the Company will:

     o use new technologies effectively or achieve market acceptance of new technologies;

     o develop new products and services to take advantage of new technologies or secure market acceptance for new products; or

     o enhance existing services on a timely basis or achieve market acceptance for these enhancements.

     The Surviving Company's ability to compete successfully also depends upon the continued compatibility of its products and services with products and architectures offered by various vendors. Although the Surviving Company intends to support emerging standards in the market for Internet access, there can be no assurance that industry standards will be established or, if they become established, that the Surviving Company will be able to conform to these new standards in a timely fashion and maintain a competitive position in the market. In addition, the Surviving Company cannot assure you that services or technologies developed by others will not render the Surviving Company's products, services or technology noncompetitive or obsolete.

     The Surviving Company is dependent upon the continued growth in the use of the Internet.

     The Surviving Company's future operating results are highly dependent upon the increased use of the Internet by consumers for information, publication, distribution and commerce. The PCRoomLink concept relies on demand for access to the Internet and for products and services related to the Internet. The Internet has experienced rapid growth in recent years, but demand and market acceptance for recently introduced Internet-related products and services are subject to a high level of uncertainty. In addition, critical issues concerning the commercial use of the Internet remain unresolved and may impact the growth of Internet use.

     If the market for Internet access services fails to develop, develops more slowly than expected or becomes saturated with competitors, or if the Internet access and related products and services the Surviving Company plans to offer are not broadly accepted, the Surviving Company's business, operating results and financial condition will be negatively affected.

     The Surviving Company is dependent on the continued development and reliability of the Internet infrastructure.

     The Surviving Company's success is dependent, in part, on the reliability, speed, data capacity, ease of use, accessibility and security of the Internet as well as its continued development and acceptance for commercial use. The success of the Surviving Company's services and products depends, in large part, upon the further development of an infrastructure for providing Internet access and services. The Internet has experienced, and it is expected to continue to experience, significant growth in the number of users. The Internet infrastructure may not be able to support the demands placed on it by this continued growth in use. The Internet could also lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity, or due to increased governmental regulation. The infrastructure or complementary services necessary to make the Internet a viable commercial marketplace may not develop, or the Internet may not become a viable commercial marketplace for services and products such as the products and services that the Surviving Company currently intends to offer. If this happens, the Surviving Company's business, results of operations and financial condition will be negatively affected.

     The Surviving Company may be held liable for online content provided by third parties.

     Materials may be downloaded and distributed to others by the on-line or Internet services offered by the Surviving Company or the Internet service providers with which it will have a relationship. If this happens, claims may be made against the Surviving Company for defamation, negligence, copyright or trademark infringement, or some other reason. These claims or the imposition of a liability may have a negative effect on the Surviving Company's business, results of operations and financial condition.

     Internet security concerns could hinder e-commerce and the demand for the Surviving Company's products and services.

     A significant barrier to e-commerce and communications over the Internet has been the need for the secure transmission of confidential information. The Surviving Company may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by breaches. Internet usage and the demand for our services could decline if any well-publicized compromise of security occurs. Although management is not aware of any attempts by programmers or "hackers" to penetrate SCG's current security systems, these actions could occur in the future. A party who is able to penetrate such security systems could misuse a users' personal information or credit card information and users might sue the Surviving Company or bring claims against the Surviving Company. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, particularly as a means of conducting commercial transactions. Security breaches or the inadvertent transmission of computer viruses could expose the Surviving Company to a risk of loss or litigation and possible liability. The Surviving Company's business, results of operations, and financial condition could be negatively affected if contractual provisions attempting to limit its liability in these areas are not successful or enforceable, or if other parties do not accept these contractual provisions as part of the Surviving Company's agreements with them.

     The Surviving Company's operations depend on its ability to maintain favorable relationships with third party suppliers.

     The Surviving Company will rely on third-party suppliers for its access to the Internet through leased telecommunications lines, such as AT&T, Cable and Wireless USA, Inc. and MCI Worldcom, Inc. Although management believes this access is available from several alternative suppliers, the Surviving Company may not be able to substitute services from other providers at reasonable or comparable prices or in a timely manner. Substantial failure by any of these third parties to perform could negatively impact the Surviving Company's business, operations and financial condition.

     The Surviving Company's operations depend on its ability to develop and maintain favorable relationships with targeted hotel properties.

     The Surviving Company's business plan calls for PCRoomLink products and services to be installed in 1,400 hotels (with an average of 126 installed rooms per hotel property) within the next 18 months. The need to continuously increase the number of installations increases even more dramatically after the first full year of the Surviving Company's operations. There can be no assurance that the Surviving Company will be able to establish relationships with a sufficient number of targeted hotel properties, or install a sufficient number of rooms at those properties, to operate at a profit. Even if the required number of installations is completed in accordance with the Surviving Company's current business plan, the Surviving Company will have to achieve a minimum 50% occupancy/use rate for such installed rooms to meet the Surviving Company's current requirements for profitability. A failure by the Surviving Company to complete the required number of hotel installations, or to achieve the targeted occupancy/use rates for installed rooms, would have a material adverse effect on the Surviving Company's business, results of operation and financial condition.

     The Surviving Company will need to manage its growth effectively.

     SCG's growth to date has placed, and the planned growth of the Surviving Company following the merger will continue to place, a significant strain on its managerial, operations and financial resources. The Surviving Company will need to:

     o improve its financial and management controls, reporting systems and procedures;

     o expand, train and manage its work force for marketing, sales and support, product development, site design, and network and equipment repair and maintenance; and

     o manage multiple relationships with various customers, strategic partners and other third parties.

     If the Surviving Company is unable to manage its growth effectively, its business will be negatively affected.

     The Surviving Company will need to continually upgrade its technology to compete effectively.

     The Surviving Company will need to continually expand and upgrade its infrastructure and systems and ensure high levels of service, speedy operation, and reliability. In addition, the Surviving Company will have to continuously measure the performance and commercial success of its different products and services to better respond to customers' demands and to better determine which products and services can be developed most profitably. SCG's current and planned personnel, financial and operating procedures and controls may not be adequate to support the Surviving Company's future operations. If the Surviving Company is unable to upgrade its technology effectively, its business will be negatively affected.

     The loss of the services of SCG's chief executive officer, James M. Rossi, could hurt the Surviving Company's chances for success.

     The Surviving Company will be dependent on the continued employment and performance of SCG's executive officers and key employees, particularly of its CEO, James M. Rossi. The loss of Mr. Rossi, or his incapacity to perform his duties, would have a materially negative effect upon the Surviving Company's activities and prospects. There is no key man life insurance coverage on the life of Mr. Rossi. The loss of the services of any of SCG's current key employees or officers could adversely affect the Surviving Company's business, financial condition and prospects.

     Management of SCG will have substantial control over the Surviving Company and other stockholders of the Surviving Company may have no effective voice in its management.

     Upon completion of the merger, the current directors and executive officers of SCG (who will be all of the directors and executive officers of the Surviving Company following the merger), and their affiliates, will own approximately 63.7% of the then outstanding shares of the Surviving Company's common stock (assuming no exercise of any outstanding options or warrants to acquire shares of the Surviving Company's common stock). Accordingly, these stockholders will possess substantial control over its operations. This control may allow them to amend corporation filings, elect all of the Surviving Company's board of directors, and substantially control all matters requiring approval by the Surviving Company's stockholders, including approval of significant corporate transactions. Management will also have the ability to delay or prevent a change in control of the Surviving Company and to discourage a potential acquirer of the Surviving Company or its securities. Other stockholders of the Surviving Company may have no effective voice in its management.

     Unless a public market develops for the Surviving Company's securities, you may not be able to sell your shares.

     Prior to the date of this joint proxy statement/prospectus, there has been only a limited trading market for TTI's common stock. Although management intends to apply for listing of TTI's common stock on the Nasdaq National Market following the merger, there can be no assurance that an active trading market will develop or be maintained. If Nasdaq refuses to list TTI's common stock on the Nasdaq National Market, management of the Surviving Company will attempt to have the TTI common stock listed on the Nasdaq Small Cap Market. If Nasdaq refuses to list TTI's common stock on the Nasdaq Small Cap Market, management of the Surviving Company will attempt to have the TTI common stock continue to trade on the OTC Bulletin Board or in the over-the-counter market on the so-called "pink sheets". A failure by the Surviving Company to develop or maintain an active trading market could negatively affect the price of the Surviving Company's securities, as well as adversely affect your ability to sell your shares.

     The share exchange ratio in the merger is fixed and, if the market price of TTI common stock decreases before the merger is completed, the dollar value of what SCG stockholders will receive in the merger also will decrease.

     The share exchange ratio in the merger is fixed. This means that, if the market price of TTI common stock decreases before the merger is completed, the dollar value of what SCG stockholders will receive in the merger also will decrease. Some of the reasons why the market price of TTI common stock may be volatile are discussed in the next paragraph. SCG stockholders are advised to obtain recent market quotations for TTI common stock. We cannot assure you as to the market price of TTI common stock at any time. See "Description of TTI's Securities - Price Ranges of TTI Common Stock."
     The number of shares of TTI's common stock that is traded daily on the OTC Bulletin Board averages less than 1% of the outstanding TTI common stock. As a result, the market price of TTI common stock may be volatile.


     As a result of TTI's low trading volume, the market price for TTI common stock may be volatile and may be affected by many factors, including the following:

     o announcements of fluctuations in TTI's or its competitors' operating results;

     o the timing and announcement of acquisitions by TTI or its competitors;
       and

     o government regulatory action.

     In addition, the stock market in recent years has experienced significant price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These broad fluctuations may materially adversely affect the market price of TTI common stock.

     After the merger, approximately 11,452,950 or 18.4% of the Surviving Company's outstanding shares of common stock will be available for resale in the public market without restriction. The sale of a large number of these shares could adversely affect the Surviving Company's stock price and could impair the Surviving Company's ability to raise capital through the sale of equity securities or make acquisitions for stock.

     Sales of substantial amounts of the Surviving Company's common stock following the merger could adversely affect the market price of the Surviving Company's common stock and could impair the Surviving Company's future ability to raise capital through the sale of equity securities or make acquisitions for stock. TTI anticipates that it will issue approximately 59,500,000 shares in the merger. Upon completion of the merger, there will be 62,078,118 shares of TTI common stock outstanding (assuming no exercise of any currently outstanding options or warrants). Of these shares, approximately 11,452,950 shares, or 18.4% of the total outstanding shares, will be available for resale in the public market without restriction (excluding 48,908,000 shares held by affiliates of SCG or which are subject to lock-up agreements).

     Under the merger documents, each affiliate of SCG must agree that it will not sell or transfer any of its SCG stock or TTI common stock until TTI publishes financial results covering at least 30 days of combined operations of TTI and SCG following the merger. The affiliates of SCG will own 48,908,000 shares of TTI common stock following the merger (assuming no exercise of any outstanding options or warrants). This represents approximately 78.8% of the shares of TTI common stock outstanding following the merger (assuming no exercise of any currently outstanding options or warrants). Following the expiration of such restricted period, the affiliates of SCG would be permitted to resell their shares of TTI common stock if permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. See "The Plan of Merger and Related Transactions - Restrictions on Resale of TTI Common Stock."

     In addition, TTI has the authority to issue up to 10,000,000 shares of its common stock under its 1999 Stock Option Plan. This includes approximately 5,000,000 shares which may be issued upon the exercise of SCG stock options to be assumed in the merger.

     The sale of any of these shares could have an adverse effect on the future market price of TTI common stock.

     The Surviving Company may experience variations from quarter to quarter in operating results and net income which could adversely affect the price of its common stock.

     The market price of the Surviving Company's common stock is likely to be as volatile as the stock market in general, and the market for Internet-related and technology companies in particular, which have been highly volatile. Volatility in share price sometimes affects an investor's ability to resell their shares. The trading prices of many technology and Internet-related companies' stocks have reached historical highs within the last 52 weeks and have reflected relative valuations substantially above historical levels. During the same period, such companies' stocks have also been highly volatile and have recorded lows well below such historical highs.

     There can be no assurance that the Surviving Company's common stock will trade at the same levels as other Internet stocks or that Internet stocks in general will sustain their current market prices.

     Factors that could cause such volatility may include, among other things:

     o actual or anticipated variations in quarterly operating results;

     o announcements of technological innovations;

     o new sales formats or new products or services;

     o changes in financial estimates by securities analysts;

     o conditions or trends in the Internet industry;

     o changes in the market valuations of other Internet companies;

     o announcements by the Surviving Company or its competitors of significant acquisitions, strategic partnerships or joint ventures; and

     o capital commitments.

     Failure of the Surviving Company's computer systems and software products to be Year 2000 compliant could negatively impact its business.

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to distinguish whether "00" means 1900 or 2000. This may result in software failures or the creation of erroneous results. While management believes that SCG's current products and internal systems are year 2000 compliant, since they are recent purchases of the most up-to-date systems available, management of SCG has not done any year 2000 compliance testing with respect to any such product or system. When purchasing products from third party vendors, management intends to obtain representations from such third party vendors of their products' year 2000 compliance. The failure of products or systems maintained by third parties or the Surviving Company's products and systems to be year 2000 compliant could cause the Surviving Company to incur significant expenses to remedy any problems, or seriously damage the Surviving Company's business. SCG has not incurred significant costs for these purposes and does not believe that the Surviving Company will incur significant costs for these purposes in the foreseeable future. As of June 30, 1999, SCG has not expended any significant sums on its Year 2000 compliance efforts.

     The Surviving Company will not pay cash dividends for the foreseeable future.

     There can be no assurance that the proposed operations of the Surviving Company will result in significant revenues or any level of profitability. Any earnings which may be generated by the Surviving Company would be used, for the foreseeable future, to finance the growth of the Surviving Company's business. Accordingly, while the payment of dividends rests within the discretion of the Surviving Company's Board of Directors, no cash dividends on any of TTI's or SCG's securities has been declared or paid by to date, and management does not presently intend to pay cash dividends on the Surviving Company's common stock for the foreseeable future.

                      WHERE YOU CAN FIND MORE INFORMATION

     TTI filed a registration statement on Form S-4 to register the shares of TTI common stock to be issued in the merger under the Securities Act. This joint proxy statement/prospectus is a part of the registration statement on Form S-4 and constitutes a prospectus of TTI in addition to being a proxy statement of each of TTI and SCG for their special meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement on Form S-4 or the exhibits to the registration statement on Form S-4.

     You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on the proposed merger. Neither SCG nor TTI has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated July ____, 1999. You should not assume that the information contained in the joint proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/prospectus nor the issuance of TTI common stock in the merger will create any implication to the contrary.


                          FORWARD-LOOKING STATEMENTS

     Both SCG and TTI have made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of TTI, SCG or the Surviving Company, including those set forth or referenced in "The Plan of Merger and Related Transactions - Background of the Merger," "- TTI's Reasons for the Merger," and "- SCG's Reasons for the Merger". Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. You should note that many factors, some of which are discussed below and elsewhere in this document and in the documents which we incorporate by reference, could affect the future financial results of TTI and SCG and could cause those results to differ materially from those expressed or implied in our forward-looking statements contained or incorporated by reference in this document.


                COMPARATIVE PER SHARE MARKET PRICE INFORMATION

     TTI common stock has been traded on the OTC Bulletin Board of the NASD, Inc. under the symbol "THRM" since July, 1995. There is only limited trading in the TTI common stock.

     There is no established trading market for the SCG common stock.

     The information stated in the table below presents the high and low bid prices on the OTC Bulletin Board for the TTI common stock on December 11, 1998 and July 6, 1999. December 11, 1998 was the last day on which trading in the TTI common stock occurred prior to public announcement of the intention of SCG and TTI to merge. July 6, 1999 was the last practicable trading day for which information was available prior to the date of this joint proxy statement/prospectus. The information in the table below also presents the sales prices for the most recent sale of SCG Common Stock occurring prior to December 11, 1998 and July 6, 1999.

                                                            Most Recent
                                     Historical              Sale Price
                                  TTI Common Stock        SCG Common Stock
                              ------------------------   -----------------
                                 High          Low
                              ----------   -----------
December 11, 1998 .........    $ 5.25       $ 2.375         $   393.00
July 6, 1999 ..............      9.125        8.125          10,000.00

     SCG and TTI stockholders are urged to obtain a current market quotation for TTI common stock. No assurance can be given as to the future prices of, or markets for, TTI common stock.

     On July 2, 1999, there were 58 recordholders of TTI common stock, although TTI believes that there are other persons who are beneficial owners of shares of TTI common stock held in street name.

     On July 6, 1999, there were 83 recordholders of SCG common stock.

                       SPECIAL MEETINGS OF STOCKHOLDERS

     We are sending you this in order to provide you with important information regarding the merger and to solicit your proxy for use at the special meetings and at any adjournments or postponements of the special meetings. The special meetings are scheduled to be held at the times and places described below.

TTI Special Meeting

     General. The TTI special meeting is scheduled to be held on August ____, 1999 at 9:00 a.m., local time, at _____________________________________________.
At the TTI special meeting, TTI stockholders will have the opportunity to consider and vote upon the proposed merger.

     The TTI board of directors has unanimously approved the proposed merger and recommends that TTI stockholders vote "for" the proposed merger.

     Record Date. The close of business on July ____, 1999 (the "TTI Record Date"), has been fixed by the TTI board of directors as the TTI record date for the determination of holders of shares of TTI common stock entitled to notice of and to vote at the TTI special meeting.

     Stock Entitled to Vote. At the close of business on the TTI Record Date, TTI had ____________ shares of TTI common stock outstanding (held by ____ persons of record). Each holder of TTI common stock will have the right to one vote with respect to the matters to be acted upon at the TTI special meeting for each share registered in the holder's name on the books of TTI as of the close of business on the TTI Record Date.

     Quorum; Required Vote. All shares of TTI common stock present in person or represented by proxy and entitled to vote at the TTI special meeting, no matter how they are voted or whether they abstain from voting, will be counted in determining the presence of a quorum. If the TTI special meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those stockholders entitled to vote who attend the reconvened TTI special meeting, if less than a quorum as determined under applicable law, will nevertheless constitute a quorum for the purpose of acting upon any matter stated in the Notice of Special Meeting. Under Delaware law, the affirmative vote of the holders of at least a majority of the outstanding shares of TTI common stock on the TTI Record Date is required for approval of the proposed merger.

     Stock Ownership. As of the close of business on the TTI Record Date, the sole director and executive officer of TTI, the President of TTI's wholly-owned subsidiary, and their affiliates, beneficially owned and had the right to vote, in the aggregate, 1,550,400 shares of TTI common stock, representing approximately 60.1% of the total votes entitled to be cast at the TTI special meeting. It is currently expected that members of the management of TTI and its subsidiary, and their affiliates, will vote the shares of TTI common stock that they are entitled to vote in favor of the proposed merger.

     Voting and Revocation of Proxies. All shares of TTI common stock represented by a proxy properly signed and received at or prior to the TTI special meeting, unless subsequently revoked, will be voted in accordance with the instructions on the proxy. If a proxy is signed and returned without indicating any voting instructions, the shares of TTI common stock represented by the proxy will be voted "for" the proposed merger. You may revoke your proxy and reclaim your right to vote your shares by giving written notice of revocation to the Secretary of TTI at any time before it is voted, by submitting to TTI a duly executed, later-dated proxy or by voting the shares subject to the proxy by written ballot at the TTI special meeting. All written notices of revocation and other communications with respect to revocation of TTI proxies should be addressed to: Thermaltec International, Corp., 68A Lamar Street, West Babylon, New York 11704, Attention: Andrew B. Mazzone, President. Attendance at the TTI special meeting will not in and of itself constitute a revocation of a proxy.

     The TTI board of directors is not aware of any business to be acted upon at the TTI special meeting other than as described in this joint proxy statement/prospectus. If, however, other matters are brought before the TTI special meeting, including, among other things, a motion to adjourn or postpone the TTI special meeting to another time or place for the purpose of soliciting additional proxies or otherwise, the persons appointed as proxies will have discretion to vote or act on the matters according to their best judgment. However, no proxy which is voted against the proposed merger will be voted in favor of any adjournment or postponement. The grant of a proxy will also confer discretionary authority on the persons named in the proxy to vote on matters incident to the conduct of the TTI special meeting.

     Abstentions and "broker non-votes," explained below, will be counted as shares present for purposes of determining whether a quorum is present but will not be voted for or against the proposed merger. Abstentions and broker non-votes also will not be counted as votes cast for purposes of determining whether sufficient votes have been received to approve the proposed merger. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the vote with respect to the proposed merger. Broker non-votes are shares held in the name of a broker or nominee for which an executed proxy is received, but are not voted on the proposal because the voting instructions have not been received from the beneficial owner or persons entitled to vote and the broker or nominee does not have the discretionary power to vote.

     Solicitation of Proxies. Proxies are being solicited on behalf of the TTI board of directors. The solicitation of proxies may be made by directors, officers and regular employees of TTI or its subsidiaries in person or by mail, telephone, facsimile or telegraph without additional compensation payable for that solicitation. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting materials to the beneficial owners of TTI common stock held of record by these persons, and TTI will reimburse them for reasonable expenses incurred by them in so doing. The cost of the solicitation will be home by TTI.

     Rights of Dissenting TTI Stockholders. Except as otherwise described in this joint proxy statement/prospectus, each TTI stockholder who delivers to TTI a written demand for appraisal of the stockholder's shares before the SCG special meeting and who otherwise complies with the applicable procedures under Delaware law will be entitled to receive the fair value of his or her shares of TTI common stock in cash if the merger is completed.


SCG Special Meeting

     General. The SCG special meeting is scheduled to be held on August _____, 1999 at 9:00 a.m., local time, at ___________________________. The purpose of the SCG special meeting is to consider and vote upon the proposed merger.

     The SCG board of directors has unanimously approved the proposed merger and recommends that SCG stockholders vote "for" the proposed merger.

     Record Date. The close of business on July ___, 1999 (the "SCG Record Date") has been fixed by the SCG board of Directors as the SCG record date for the determination of holders of shares of SCG stock entitled to notice of and to vote at the SCG special meeting. Only holders of record of SCG common stock as of the close of business on the SCG Record Date are entitled to notice of, and to vote at, the SCG special meeting.

     Stock Entitled to Vote. As of the close of business on the SCG Record Date, there were 5,950 shares of SCG Common stock outstanding. Holders of SCG common stock will be entitled to one vote for each share of SCG common stock that they held on the SCG Record Date. Accordingly, the holders of SCG common stock are entitled to cast, in the aggregate, 5,950 votes.

     Quorum; Required Vote. The presence in person or by proxy of a majority of the outstanding shares of SCG common stock will constitute a quorum for purposes of conducting business at the SCG special meeting. Under New Jersey law and SCG's charter, the affirmative vote of a majority of the votes cast by the holders of SCG common stock at the SCG special meeting is necessary to approve the proposed merger.

     Stock Ownership. As of the close of business on the SCG Record Date, the directors and executive officers of SCG, and their affiliates, collectively held 3,955.3 shares of the outstanding SCG common stock, representing approximately 66.5% of the total votes entitled to be cast at the SCG special meeting. It is currently expected that members of the management of SCG, and their affiliates, will vote the shares of SCG common stock that they are entitled to vote in favor of the proposed merger. Accordingly, the affirmative vote of no other holder of shares of SCG common stock is required to approve the proposed merger.

     Voting and Revocation Proxies. Shares of SCG common stock represented by a proxy properly signed and received at or prior to the SCG special meeting, unless subsequently revoked, will be voted in accordance with the instructions on the proxy. If you sign and return your proxy without indicating any voting instructions, the shares of SCG common stock represented by the proxy will be voted "for" the proposed merger. You may revoke your proxy and reclaim your right to vote at any time by giving written notice of revocation to the Secretary of SCG at any time before it is voted, by submitting to SCG a duly executed, later-dated proxy or by voting the shares subject to the proxy by written ballot at the SCG special meeting. You should send all written notices of revocation and other communications with respect to revocation of SCG proxies to: Solar Communications Group, Inc., 21 East Main Street, Suite 205, Millville, New Jersey 08332, Attention: Alisa A. Rossi, Secretary. Attendance at the SCG special meeting will not, in and of itself constitute a revocation of a proxy. The failure to either return your proxy card or attend the SCG special meeting in person and vote in favor of the proposed merger will have the same effect as a vote against the proposed merger.

     The SCG board of directors is not aware of any business to be acted upon at the SCG special meeting other than as described in this joint proxy statement/prospectus. If, however, other matters are brought before the SCG special meeting, including, among other things, a motion to adjourn or postpone the SCG special meeting to another time or place for the purpose of soliciting additional proxies or otherwise, the persons appointed as proxies will have discretion to vote or act on the matters according to their best judgment. However, no proxy which is voted against the proposed merger will be voted in favor of any adjournment or postponement. The grant of a proxy will also confer discretionary authority on the persons named in the proxy to vote on matters incident to the conduct of the SCG special meeting.

     Abstentions will be counted as shares present for purposes of determining whether a quorum is present but will not be voted for or against the proposed merger. Abstentions effectively will be a vote against the proposed merger. Similarly, the failure to either return your proxy card or attend the SCG special meeting in person and vote in favor of the proposed merger will count as a vote against the proposed merger.

     Solicitation of Proxies. The proxies are being solicited on behalf of the SCG board of directors. The solicitation of proxies may be made by directors, officers and regular employees of SCG in person or by mail, telephone, facsimile or telegraph without additional compensation payable for that solicitation. The cost of the solicitation will be borne by SCG.

     Rights of Dissenting SCG Stockholders. Except as otherwise described in this joint proxy statement/prospectus, each SCG stockholder who delivers to SCG a written notice of exercise of dissenters' rights before the SCG special meeting and who otherwise complies with the applicable procedures under New Jersey law will be entitled to receive the fair value of his or her shares of SCG common stock in cash if the merger is completed.

                  THE PLAN OF MERGER AND RELATED TRANSACTIONS

     This section of the joint proxy statement/prospectus describes certain aspects of the proposed merger. The following description does not purport to be complete. This discussion of the merger is subject to and qualified in its entirety by reference to the Agreement and Plan of Reorganization, which is incorporated by reference and attached to this joint proxy statement/prospectus as Annex A. You are urged to read the Agreement and Plan of Reorganization carefully.


Background of the Merger

     Late in the summer of 1998, James M. Rossi, Chairman of the Board and CEO of SCG, and Andrew B. Mazzone, President of TTI, engaged in a series of general business discussions. The discussions were initiated by Mr. Mazzone, who was looking for new opportunities to expand his company's existing products and services. Mr. Mazzone was particularly interested in expanding into the Internet or telecommunications industries. These discussions continued through November, 1998 and Mr. Rossi assisted Mr. Mazzone in evaluating several available opportunities in the Internet and telecommunications fields.

     In December of 1998, Mr. Rossi and Mr. Mazzone began to seriously explore the possibility of merging their two companies. They both believed that there was enough business knowledge and contacts between the management of the two companies to make SCG a commercially viable enterprise and to introduce its potential product and service offerings to a wider market. Management of TTI also hoped to establish a Latin American presence for SCG, based upon TTI's existing contacts in that area, upon further commercial development of SCG's PCRoomLink product line.

     In mid-December, 1998, Mr. Mazzone and Mr. Rossi executed a Letter of Intent, which outlined the general terms for the proposed merger of SCG with and into TTI. Consummation of the merger was made subject to a number of conditions precedent, including without limitation completion of satisfactory due diligence by both companies, the receipt of all necessary regulatory and third party approvals, and execution and delivery of a definitive merger agreement by SCG and TTI.

     From that time, until the definitive merger agreement was signed on June 16, 1999, the parties worked to fulfill the conditions precedent set forth in the Letter of Intent, to raise additional equity capital for SCG, and to negotiate the terms and provisions of the definitive merger agreement. During this time, both Mr. Rossi and Mr. Mazzone continued to explore unrelated opportunities in the telecommunications and Internet industries.

     The definitive merger agreement, known as the Agreement and Plan of Reorganization, was executed by SCG, TTI and Mr. Mazzone on June 16, 1999.


Reasons for the Merger

     Certain statements made in the following paragraphs regarding the potential benefits that could result from the merger are forward-looking statements based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. The anticipated potential benefits of the merger may not be realized. Such risks and uncertainties are set forth under "Risk Factors" and elsewhere in this joint proxy statement/prospectus.

     TTI's Reasons for the Merger

     The TTI board of directors has unanimously determined that the terms of the merger documents and the merger are fair to, and in the best interests of, TTI and its stockholders. In reaching its determination, the TTI board of directors consulted with TTI's management, as well as its legal counsel, accountants and financial advisors and gave significant consideration to a number of factors bearing on its decision. The following are the reasons the TTI board of directors believes the merger will be beneficial to TTI and its stockholders:

     o The merger will provide TTI with an opportunity to expand its current technology base into the telecommunications and Internet industries;

     o The management staff of SCG is much larger and is more experienced in developing technologies and applications in the telecommunications and Internet industries than TTI's management;

     o At present, the telecommunications and Internet industries are growing at a much more rapid rate than metallurgy, TTI's current core business focus;

     o The merger will provide TTI's existing shareholders with an opportunity to participate in the growing telecommunications and Internet industries while still retaining their respective pro rata interests in TTI's former business operations (through their ownership of the capital stock of Panama Industries);

     o Members of TTI's present management team will work with SCG in the future to promote SCG's PCRoomLink products and services in Latin America, where SCG does not currently have any established presence; and

     o Management of both companies have substantial business and personal contacts from different industrial and geographic sectors which they will utilize to maximize potential business opportunities both for the Surviving Company and for Panama Industries.

     In addition to the reasons stated above, in the course of its deliberations concerning the merger, the TTI board of directors consulted with TTI's management, legal counsel, accountants and financial advisors and reviewed a number of other factors relevant to the merger, including:

     o Information concerning the business, assets, operations, management financial condition, operating results, competitive position and prospects of TTI and SCG;

     o The expected tax and accounting treatment of the merger;

     o Reports from legal counsel on specific terms of the merger documents; and

     o TTI's belief that the management styles and corporate cultures of the two companies would be complementary.

     The TTI board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including:

     o The possibility of management disruption associated with the merger and the risk that key technical and management personnel of SCG might not continue with the Surviving Company following the merger;

     o The possibility that the merger might adversely affect SCG's and TTI's relationship with their respective customers; and

     o The risk that the potential benefits of the merger might not be realized.

     The TTI board of directors concluded, however, that the benefits of the transaction to TTI and its stockholders outweighed the risk associated with these negative factors.

     SCG's Reasons for the Merger

     The SCG board of directors unanimously believes that the stockholders of SCG will benefit by becoming stockholders of the combined enterprise on the basis stated in the merger documents, and that the proposed merger is advisable and in the best interests of, and that the terms are fair and equitable to, the SCG stockholders. The terms of the proposed merger, including the amount of TTI common stock to be received by the SCG stockholders, are the result of arm's length negotiations between representatives of SCG and TTI.

     On December 7, 1998, the SCG board of directors held a meeting at which it considered the proposed merger and the transactions contemplated by the proposed merger. During its deliberations with respect to the merits of the proposed merger, the SCG board of directors considered both business and financial reasons for pursuing a combination with TTI in contrast to other potential opportunities as an independent company or in combination with another company. Among the factors considered were:

     o SCG's growth capital needs;

     o SCG's need for better name recognition in the United States and abroad;

     o SCG's need to have the ability to offer incentive stock options and other forms of stock-based compensation to attract and retain qualified employees in a highly competitive market; and

     o SCG's future financing prospects.

     In unanimously approving the merger documents and the transactions contemplated by the merger documents, the SCG board of directors considered a number of factors, including:

     o the fact that the amount of TTI common stock to be paid in the merger to holders of SCG capital stock represents a value which the SCG board of directors believes is fair to the SCG stockholders;

     o the greater liquidity afforded by the TTI common stock;

     o the existing assets, financial condition, results of operations, business and prospects of SCG on a stand-alone basis, as compared to the ability after the merger to accelerate growth in SCG's business by taking advantage of improved access to financing; and

     o the fact that the amount of TTI common stock to be paid in the merger was determined through arms' length negotiations between representatives of TTI, on the one hand, and SCG, on the other.

     The foregoing discussion of the information and factors considered and given weight by the SCG board of directors in considering the proposed merger and the transactions contemplated by the proposed merger is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the proposed merger, the SCG board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in making its determination nor did it evaluate whether these factors were of equal weight. In addition, individual members of the board of directors of SCG may have given different weight to different factors.


Certain Federal Income Tax Consequences

     The following is a summary description of the material United States federal income tax consequences of the merger to SCG and the SCG stockholders who receive TTI common stock in the merger or perfect dissenters' rights. This summary does not address tax considerations which may affect the treatment of special status taxpayers such as financial institutions, broker-dealers, life insurance companies, tax-exempt organizations, investment companies and foreign taxpayers or of SCG stockholders who do not hold their SCG stock as a capital asset at the date the merger is completed. In addition, no information is provided in this summary with respect to the tax consequences of the merger either under applicable foreign, state or local laws or to persons who acquired SCG common stock under employee stock options or otherwise as compensation.

     The following discussion is based on the Internal Revenue Code of 1986, as in effect on the date of this joint proxy statement/prospectus, without consideration of the particular facts or circumstances of any particular holder of SCG stock. SCG and TTI have not sought and will not seek any rulings from the Internal Revenue Service, with respect to any of the matters discussed in this summary. It is a condition to the closing that legal counsel to TTI and SCG render an opinion that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986. Provided that the merger qualifies as a statutory merger under applicable state law:

     o the merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986;

     o no gain or loss will be recognized by TTI upon the exchange of SCG stock solely in exchange for TTI common stock;

     o no gain or loss will be recognized by SCG stockholders upon the exchange of their SCG stock solely for TTI common stock;

     o the basis of TTI common stock received by SCG stockholders in the merger will be the same as the basis of their SCG stock surrendered in exchange therefor; and

     o for capital gains purposes, the holding period of TTI common stock received by SCG stockholders in the merger will include the period during which the SCG stock surrendered in exchange therefor was held, provided that the SCG stock is held as a capital asset at the date the merger is completed.

     An SCG stockholder who perfects dissenters' rights with respect to his or her shares of SCG stock, and who does not withdraw his or her rights, should, in general, treat the difference between the tax basis of the shares of SCG stock held by the SCG stockholder with respect to which dissenters' rights are perfected and the amount received in payment therefor as capital gain or loss. However, depending on the SCG stockholder's particular circumstances, this amount might be treated for federal income tax purposes as dividend income.

     A TTI stockholder who perfects dissenters' rights with respect to his or her shares of TTI stock, and who does not withdraw his or her rights, should, in general, treat the difference between the tax basis of the shares of TTI stock held by the TTI stockholder with respect to which dissenters' rights are perfected and the amount received in payment therefor as capital gain or loss. However, depending on the TTI stockholder's particular circumstances, this amount might be treated for federal income tax purposes as dividend income.

     The foregoing is a general discussion of the material federal income tax consequences of the merger for SCG, SCG stockholders and TTI stockholders and is included for general information only. The foregoing discussion does not take into account the particular facts and circumstances of each SCG or TTI stockholder's tax status and attributes. Accordingly, each SCG and TTI stockholder should consult his or her own tax advisor regarding the specific tax consequences of the merger, including the application and effect of federal, state, local and other tax laws and the possible effects of changes in these tax laws.

Accounting Treatment

     The merger will be treated as a reverse merger whereby, for accounting purposes, SCG will be treated as the acquirer in the transaction.

Restrictions on Resale of TTI Common Stock

     The shares of TTI common stock issuable to stockholders of SCG upon consummation of the merger have been registered under the Securities Act. Unless restricted by the terms of lock-up agreements entered into between SCG and such stockholder, such shares may be freely traded without restriction by a former stockholder of SCG who is not deemed to be an "affiliate" of TTI or SCG, as that term is defined under the Securities Act.

     Shares of TTI common stock received by those stockholders of SCG who are deemed to be affiliates of SCG or TTI may be resold without registration under the Securities Act only as permitted under the Securities Act. Each person deemed to be an affiliate of SCG or TTI has agreed not to offer, sell, pledge, transfer or otherwise dispose of any shares of TTI common stock distributed to them pursuant to the merger, except (a) in compliance with Rule 145 under the Securities Act, (b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act and provided that an opinion of counsel, satisfactory to TTI, has been provided to TTI to the effect that no such registration is required in connection with the proposed transaction, or
(c) in an offering that is registered under the Securities Act. In general, Rule 145, as currently in effect, imposes restrictions on the manner in which affiliates of SCG may resell TTI common stock received in the merger and the amount of TTI common stock that such affiliates (including persons with whom the affiliates act in concert) may sell within any three-month period. These restrictions will generally apply for at least one year after the merger (assuming such person is not then an affiliate of TTI).

Nasdaq Listing

     The shares of TTI common stock to be issued in connection with the merger will be listed on the OTC Bulletin Board. The Surviving Company will also use reasonable efforts to have all of the shares of TTI common stock outstanding following the merger listed on the Nasdaq National Market. However, there can be no assurance that such listing will be approved. If Nasdaq refuses to list TTI's common stock on the Nasdaq National Market, the Surviving Company will attempt to have the TTI common stock listed on the Nasdaq Small Cap Market. If Nasdaq refuses to list TTI's common stock on the Nasdaq Small Cap Market, the Surviving Company will attempt to have the TTI common stock continue to trade on the OTC Bulletin Board or in the over-the-counter market on the so-called "pink sheets".

Governmental and Regulatory Matters

     The merger must satisfy the requirements of all applicable federal and state securities laws.


Dissenters' Rights for TTI Stockholders

     The following discussion is not a complete statement of the law pertaining to appraisal rights under the Delaware General Corporation Law, referred to herein as the "DGCL", and is qualified in its entirety by the full text of section 262 of the DGCL, which is referred to herein as "Section 262." Section 262 is reprinted in its entirety as Annex B to this joint proxy statement/prospectus. Any TTI stockholder who desires to exercise his or her appraisal rights should review carefully Section 262 and is urged to consult a legal advisor before electing or attempting to exercise their rights. All references in Section 262 to a "stockholder" and in this summary to a "SCG stockholder" or a "holder of TTI stock" are to the record holder of shares as to which appraisal rights are asserted.

     Subject to the exceptions stated below, holders of record of TTI common stock who comply with the applicable procedures summarized below will be entitled to appraisal rights under Section 262. Voting against, abstaining from voting or failing to vote on approval and adoption of the proposed merger will not constitute a demand for appraisal within the meaning of Section 262. A person having a beneficial interest in TTI stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

     TTI stockholders electing to exercise appraisal rights under Section 262 must not vote for approval of the proposed merger. A vote by a TTI stockholder against approval of the proposed merger is not required in order for the TTI stockholder to exercise appraisal rights. However, if a TTI stockholder returns a signed proxy but does not specify a vote against approval and adoption of the proposed merger or a direction to abstain, the proxy, if not revoked, will be voted for approval of the proposed merger, which will have the effect of waiving that TTI stockholder's appraisal rights.

     Under the DGCL, except as described below, holders of TTI stock who follow the procedures stated in Section 262 will be entitled to have their shares appraised by the Court of Chancery of the State of Delaware and to receive payment in cash of the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

     Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior the meeting, most notify each of its stockholders who was a stockholder on the record date for the meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available and must include in the notice a copy of Section 262. This joint proxy statement/prospectus constitutes the notice to the holders of TTI stock and the applicable statutory provisions of the DGCL are attached as Annex B to this joint proxy statement/prospectus. Any TTI stockholder who wishes to exercise his or her appraisal rights or who wishes to preserve his or her right to do so should review the following discussion and Annex B carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

     A holder of TTI stock wishing to exercise his or her appraisal rights must not vote in favor of approval of the proposed merger. This holder must deliver to TTI, prior to the vote on the proposed merger at the SCG special meeting, a written demand for appraisal of his or her TTI stock. The demand must reasonably inform TTI of the identity of the TTI stockholder and that the TTI stockholder intends to demand appraisal by this written demand. A proxy or vote against approval and adoption of the proposed merger does not constitute a demand. A holder of TTI stock wishing to exercise his or her appraisal rights must be the record holder of the TTI stock on the date the written demand for appraisal is made and must continue to hold his or her TTI stock of record until the date the merger is completed. Accordingly, a holder of TTI stock who is the record holder of shares on the date the written demand for appraisal is made, but who thereafter transfers his or her TTI stock prior to the date the merger is completed, will lose any right to appraisal in respect of his or her TTI stock.

     Only a holder of record of TTI stock is entitled to assert appraisal rights for the TTI stock registered in the holder's name. A demand of appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates. If the TTI stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the TTI stock is owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that in executing the demand, the agent is agent for the owner or owners. A record holder, such as a broker, who holds TTI stock as nominee for several beneficial owners may exercise appraisal rights with respect to TTI stock held for one or more beneficial owners while not exercising the rights with respect to the TTI stock held for other beneficial owners; in that case, the written demand should state the number of shares of TTI stock as to which appraisal is sought. Where no number of shares of TTI stock is expressly mentioned the demand will be presumed to cover all TTI stock held in the name of the record owner. Stockholders who hold their TTI stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

     All written demands for appraisal should be sent or delivered to TTI at:

          Thermaltec International, Corp.
          68A Lamar Street
          West Babylon, New York 11704
          Attention: Andrew B. Mazzone, President

     TTI will, within ten days after the date the merger is completed, notify each TTI stockholder who has complied with the statutory requirements summarized above that the merger has become effective. Within 120 days after the date the merger is completed, but not thereafter, TTI or any TTI stockholder who has complied with the statutory requirements summarized above may file a petition with the Court of Chancery demanding a determination of the value of the TTI stock. TTI is under no obligation to and has no present intention to file a petition with respect to the appraisal of the fair value of the TTI stock. Accordingly, it is the obligation of the TTI stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in
Section 262.

     Within 120 days after the date the merger is completed, any TTI stockholder who has complied with the requirements of exercise of appraisal rights will be entitled, upon written request, to receive from TTI a statement setting forth the aggregate number of shares of TTI stock not voted in favor of adoption of the proposed merger and with respect to which demands for appraisal have been received and the aggregate number of holders of the shares. These statements must be mailed within ten days after a written request for these statements has been received by TTI or ten days after expiration of the aforementioned period for delivery of demands for appraisal, whichever is later.

     If a petition for an appraisal is timely filed, after a hearing on the petition, the Court of Chancery will determine the TTI stockholders entitled to appraisal rights and will appraise the "fair value" of their TTI stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

     The Court of Chancery will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose TTI stock has been appraised. The costs of the appraisal action may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. The Court of Chancery may also order that all or a portion of the expenses incurred by any TTI stockholder in connection with an appraisal action, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the TTI stock entitled to appraisal.

     Any holder of TTI stock who has duly demanded an appraisal in compliance with Section 262 will not, after the date the merger is completed, be entitled to vote the TTI stock subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on the TTI stock. That holder will be entitled, however, to dividends or other distributions payable to holders of record of TTI stock as of a record date prior to the date the merger is completed.

     If any TTI stockholder who properly demands appraisal of his or her TTI stock under Section 262 fails to perfect, or effectively withdraws or loses, his or her right to appraisal as provided in the DGCL, the stockholder will continue to own his/her shares of TTI common stock. A TTI stockholder will fail to perfect, or effectively lose or withdraw, his or her right to appraisal if, among other things, no petition of appraisal is filed within 120 days after the date the merger is completed, or if the TTI stockholder delivers to TTI a written withdrawal of his or her demand for appraisal and acceptance of the merger. Any attempt to withdraw an appraisal demand more than 60 days after the date the merger is completed will require the written approval of TTI.

     Failure to follow the steps required by Section 262 of perfecting appraisal rights may result in the loss of appraisal rights.

     IN VIEW OF THE COMPLEXITIES OF THE FOREGOING PROVISIONS OF THE DGCL, STOCKHOLDERS OF TTI WHO ARE CONSIDERING PURSUING THEIR DISSENTERS' RIGHTS MAY WISH TO CONSULT LEGAL COUNSEL BEFORE ELECTING TO EXERCISE SUCH RIGHTS.


Rights of Dissenting SCG Stockholders

     The following discussion is not a complete statement of the law pertaining to dissenters' rights under the New Jersey Business Corporation Act, as amended, referred to herein as the "BCA", and is qualified in its entirety by the full text of Chapter 11 of the BCA, which is referred to herein as "Chapter 11." Chapter 11 is reprinted in its entirety as Annex C to this joint proxy statement/prospectus. Any SCG stockholder who desires to exercise his or her dissenters' rights should review carefully Chapter 11 and is urged to consult a legal advisor before electing or attempting to exercise their rights. All references in Chapter 11 to a "shareholder" and in this summary to a "SCG stockholder" or a "holder of SCG stock" are to the record holder of shares of SCG common stock as to which dissenters' rights are asserted.

     Subject to the exceptions stated below, holders of record of SCG common stock who comply with the applicable procedures summarized below will be entitled to payment of the fair value of such shares under Chapter 11. Voting against, abstaining from voting or failing to vote on approval and adoption of the proposed merger will not constitute a notice of dissent or a demand for payment of fair value within the meaning of Chapter 11. A person having a beneficial interest in SCG stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect dissenters' rights.

     SCG stockholders electing to exercise dissenters' rights under Chapter 11 must not vote for approval of the proposed merger. A vote by a SCG stockholder against approval of the proposed merger is not required in order for SCG stockholders to exercise dissenters' rights. However, if a SCG stockholder returns a signed proxy but does not specify a vote against approval and adoption of the proposed merger or a direction to abstain, the proxy, if not revoked, will be voted for approval of the proposed merger, which will have the effect of waiving that SCG stockholder's dissenters' rights.

     Under the BCA, except as described below, holders of SCG stock who follow the procedures stated in Chapter 11 will be entitled to receive payment in cash of the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger. SCG stockholders who properly perfect their rights will not be entitled to surrender their SCG stock for the shares of TTI common stock that they would otherwise have received for their SCG stock in the merger, as otherwise described in this joint proxy statement/prospectus.

     Under Chapter 11, where a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior the meeting, most notify each of its stockholders who was a stockholder on the record date for the meeting with respect to shares for which dissenters' rights are available, that such rights are so available and must include in the notice a copy of Chapter 11. This joint proxy statement/prospectus constitutes the notice to the holders of SCG stock and the applicable statutory provisions of the BCA are attached as Annex C to this joint proxy statement/prospectus. Any SCG stockholder who wishes to exercise his or her dissenters' rights or who wishes to preserve his or her right to do so should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified will result in the loss of dissenters' rights under the BCA.

     A holder of SCG stock wishing to exercise his or her dissenters' rights must not vote in favor of approval of the proposed merger. The holder must deliver to SCG, prior to the vote on the proposed merger at the SCG special meeting, a written notice of dissent. The notice of dissent must reasonably inform SCG of the identity of the SCG stockholder and that the SCG stockholder intends to demand payment of the fair value for all, but not less than all, of his or her shares. A proxy or vote against approval and adoption of the proposed merger does not constitute a notice of dissent. A holder of SCG stock wishing to exercise his or her dissenters' rights must be the record holder of the SCG stock on the date the written notice of dissent is made.

     Only a holder of record of SCG stock is entitled to assert dissenters' rights for the SCG stock registered in the holder's name. A notice of dissent should be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates. If the SCG stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the notice of dissent should be made in that capacity, and if the SCG stock is owned of record by more than one person as in a joint tenancy or tenancy in common, the notice should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a notice of dissent on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that in executing the notice, the agent is agent for the owner or owners. A record holder, such as a broker, who holds SCG stock as nominee for several beneficial owners may exercise dissenters' rights with respect to SCG stock held for one or more beneficial owners while not exercising the rights with respect to the SCG stock held for other beneficial owners; in that case, the written notice should state the number of shares of SCG stock as to which dissenters' rights are asserted. Where no number of shares of SCG stock is expressly mentioned the notice will be presumed to cover all SCG stock held in the name of the record owner. Stockholders who hold their SCG stock in brokerage accounts or other nominee forms and who wish to exercise dissenters' rights are urged to consult with their brokers to determine the appropriate procedures for the giving of a notice of dissent by the nominee.

     All written notices of dissent should be sent or delivered to SCG at:

          Solar Communications Group, Inc.
          21 East Main Street
          Suite 205
          P.O. Box 1217
          Millville, New Jersey 08332-8217
          Attention: Alisa A. Rossi, Secretary

     TTI will, within ten days after the date the merger is completed, notify by certified mail each SCG stockholder who has complied with the statutory requirements summarized above that the merger has become effective. Within 20 days after such notice is mailed, any SCG stockholder who has received such notice and who wishes to dissent must make a written demand on SCG for payment of the fair value of his shares. Such written demand should be sent to Alisa A. Rossi at the SCG address listed above.

     The dissenting stockholder must deliver his stock certificate(s) to SCG not later than 20 days after making such demand. SCG shall endorse the certificate(s) with a legend to the effect that the stockholder has demanded the fair cash value of the shares represented by the certificate(s) before returning the certificate(s) to the stockholder. Such dissenting shareholder shall then immediately cease to have any of the rights of a stockholder except the right to be paid the fair value of his shares and any other rights of a dissenting stockholder under Chapter 11.

     Within ten days of the expiration of the period within which SCG stockholders may make written demand to be paid the fair value of their shares, SCG will mail to each dissenting stockholder, the latest available 12-month profit and loss statement and a balance sheet and surplus statement of SCG, as of the close of the 12-month period. The close of the profit and loss statement and the balance sheet will be as of a date within 12 months prior to the mailing. SCG may, but need not, accompany the mailing with a written offer to pay each dissenting stockholder for his shares at a specified price deemed by SCG to be the fair value thereof.

     Unless the dissenting stockholder and SCG agree on the fair cash value per share of the SCG common stock, within 30 days after the ten day period described above, the stockholder may serve a written demand on

SCG to commence an action in the Superior Court of New Jersey for the determination of the fair value of his SCG shares. The SCG stockholder's demand to commence an action must be served not later than 30 days after the expiration of the 30 day period SCG stockholders have in which to agree upon a price with SCG.

     SCG has 30 days after receipt of the SCG stockholder's demand to commence a proceeding in the Superior Court. If SCG fails to institute such proceeding, such stockholder may institute the proceeding in the name of SCG within 60 days after the expiration of SCG's 30 day period.

     If the Superior Court finds that the stockholder is entitled to be paid the fair cash value of SCG common stock, the court may appoint an appraiser to receive evidence and to recommend a decision on the amount of the fair cash value. The court will make a finding as to the fair cash value of a share of SCG common stock and render judgment against SCG for its payment with interest at a rate the court finds to be equitable, from the date of the dissenting stockholder's demand for payment to the date of payment. The costs and expenses of the proceedings shall be assessed or apportioned as the court considers equitable.

     The rights of any dissenting stockholder will terminate if: (a) the dissenting stockholder has failed to present his certificate(s) for notation within the time period specified in Chapter 11, unless a court having jurisdiction, for good and sufficient cause shown, shall otherwise direct; (b) the dissenting stockholder withdraws his demand for payment with the written consent of SCG; (c) SCG and the dissenting stockholder have not agreed upon the fair cash value per share of the SCG common stock and neither has timely filed or joined in a petition in the Superior Court for a determination of the fair cash value of the SCG common stock; (d) the Superior Court determines that the stockholder is not entitled to payment for his shares; (e) SCG abandons or rescinds the merger agreement; or (f) a court having jurisdiction permanently enjoins or sets aside the merger.

     Failure to follow the steps required by Chapter 11 for perfecting dissenters' rights may result in the loss of dissenters' rights. In that event a SCG stockholder will be entitled to receive the number of shares of TTI common stock receivable with respect to his SCG stock in accordance with the terms of the proposed merger.

     IN VIEW OF THE COMPLEXITIES OF THE FOREGOING PROVISIONS OF THE BCA, STOCKHOLDERS OF SCG WHO ARE CONSIDERING PURSUING THEIR DISSENTERS' RIGHTS MAY WISH TO CONSULT LEGAL COUNSEL BEFORE ELECTING TO EXERCISE SUCH RIGHTS.

                             THE MERGER AGREEMENT

     The following is a brief summary of the material terms of the Agreement and Plan of Reorganization which will govern the proposed merger between SCG and TTI. This summary does not purport to be complete and is qualified in its entirety by reference to the Agreement and Plan of Reorganization, which is incorporated by reference and attached to this joint proxy statement/prospectus as Annex A. You are urged to read the Agreement and Plan of Reorganization carefully.


The Merger

     The Agreement and Plan of Reorganization provides that, following the adoption of the agreement by the stockholders of TTI and SCG and the satisfaction or waiver of the other conditions to the merger, and subject to the applicable provisions of Delaware and New Jersey law, SCG will be merged with and into TTI, with TTI continuing as the surviving corporation under the name of "Solar Communications Group, Inc." Following the merger, TTI will conduct only the business conducted by SCG immediately prior to the merger.

     Subject to the provisions of the Agreement and Plan of Reorganization, TTI and SCG will cause the merger to be consummated by the concurrent filing of (i) a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware law, and (ii) a Certificate of Merger with the Department of Revenue of the State of New Jersey in accordance with the relevant provisions of New Jersey law. The closing of the merger shall take place at the offices of Archer & Greiner, P.C., at a time and place to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions to the merger set forth in the Agreement and Plan of Reorganization, or at such other time, date and location as TTI and SCG agree in writing (the "Closing"). The Closing is anticipated to occur on or before August 31, 1999.

Effective Time

     If all conditions to the merger are satisfied or waived, the merger will become effective upon the later of (i) the date and time of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the date and time of the filing of a Certificate of Merger with the Department of Revenue of the State of New Jersey, and (iii) such other date and time as is agreed to in writing by TTI and SCG (the "Effective Time").

Conversion of Shares; No Fractional Amounts

     As a result of the merger, SCG will be merged with and into TTI. At the Effective Time, each share of SCG common stock, other than shares owned by stockholders who perfect their dissenters' rights under New Jersey law, will be converted into 10,000 shares of TTI common stock.

     No fractional shares of TTI common stock will be issued in the merger and no cash will be paid for fractional shares. ln lieu of the issuance of fractional shares, the number of shares of TTI common stock to be issued to each SCG stockholder will be rounded off to the nearest whole number of shares of TTI common stock. TTI will cause the shares of TTI common stock issuable to the SCG stockholders to be listed on the OTC Electronic Bulletin Board. Following the merger, TTI also intends to apply for listing of all of the shares of TTI common stock outstanding after the merger on the Nasdaq National Market. However, there can be no assurance that such listing application will be approved. If Nasdaq refuses to list TTI's common stock on the Nasdaq National Market, TTI will attempt to have the TTI common stock listed on the Nasdaq Small Cap Market. If Nasdaq refuses to list TTI's common stock on the Nasdaq Small Cap Market, TTI will use its best efforts to have the TTI common stock continue to trade on the OTC Bulletin Board or in the over-the-counter market on the so-called "pink sheets".

     At or promptly after the Effective Time, TTI, acting through Manhattan Transfer Registrar Co. as its exchange agent (the "Exchange Agent"), will deliver to each SCG stockholder of record as of such date a letter of transmittal with instructions to be used by such stockholder in surrendering certificates which, prior to the merger, represented shares of SCG common stock and which, pursuant to the merger, will be exchanged for shares of TTI common stock. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF SCG COMMON STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.


Treatment of SCG Stock Options

     Under the Agreement and Plan of Reorganization, all options to acquire shares of SCG common stock outstanding under SCG's 1999 Stock Option Plan immediately before the completion of the merger will continue in effect after the merger as options to purchase TTI common stock outstanding under TTI's 1999 Stock Option Plan, subject to the adjustments stated in the next sentence. At the Effective Time, each outstanding SCG stock option will be automatically adjusted to provide that:

     o the number of shares of TTI common stock which will be issued upon the exercise of the SCG option will be that number of shares, rounded off to the nearest whole number of shares, equal to the number of shares of SCG common stock which would have been issued upon exercise of the SCG option immediately before the completion of the merger, multiplied by 10,000; and

     o the exercise price per share of TTI common stock under the SCG option will be that amount, rounded up to the nearest whole cent, equal to the exercise price per share of SCG common stock under the SCG option immediately before the completion of the merger, divided by 10,000.

     The terms and provisions of the SCG 1999 Stock Option Plan are identical to the terms and provisions of the TTI 1999 Stock Option Plan.


Conduct Following the Merger

     Once the merger is consummated, SCG will cease to exist as a corporation, and all of the business, assets, liabilities and obligations of SCG will be merged into TTI, with TTI remaining as the surviving corporation. Following the merger, TTI will continue to operate the business conducted by SCG prior to the merger and will change its corporate name to "Solar Communications Group, Inc." The stockholders of SCG will become stockholders of TTI, and their rights as stockholders will be governed by the TTI Certificate of Incorporation and the laws of the state of Delaware. See "Comparison of Stockholders Rights."

     Pursuant to the Agreement and Plan of Reorganization, the Certificate of Incorporation of TTI in effect immediately prior to the Effective Time will govern the operations of the Surviving Company (subject to the change in the name of TTI to "Solar Communications Group, Inc.") and the Bylaws of TTI will be the Bylaws of the Surviving Company. At the Effective Time, the Board of Directors of the Surviving Company will consist of the five directors who were serving as directors of SCG immediately prior to the Effective Time until their respective successors are duly elected or appointed and qualified. The officers of SCG immediately prior to the Effective Time will serve as officers of the Surviving Company, until their successors are duly appointed. At the Effective Time, the sole director and officer of TTI, Andrew B. Mazzone, will resign.


Conduct of Business Pending the Merger

     The Agreement and Plan of Reorganization contains various covenants and agreements that govern the actions of TTI and SCG until the merger is completed or the Agreement and Plan of Reorganization is terminated. These covenants and agreements require each of TTI and SCG to take actions or to refrain from taking actions with respect to various matters including:

     o SCG conducting its business in the ordinary course consistent with past practices;

     o TTI conducting its business in the ordinary course consistent with past practices; and

     o the parties using their reasonable best efforts to complete the merger at the earliest practicable date.

     To completely understand all of the various covenants and agreements contained in the Agreement and Plan of Reorganization, you should carefully read the Agreement and Plan of Reorganization which is attached to this document as Annex A.

Representations and Warranties

     The Agreement and Plan of Reorganization contains statements and promises made by TTI about itself called representations and warranties. In addition, the Agreement and Plan of Reorganization contains representations and warranties made by SCG. You can review the representations and warranties contained in the Agreement and Plan of Reorganization attached to this joint proxy statement/prospectus as Annex A.


Conditions to the Merger

     The completion of the merger depends upon the satisfaction or waiver of a number of conditions, including, among other things, that:

     o the merger shall have been approved by TTI's and SCG's stockholders;

     o no lawsuit, judgment or new law shall exist which seeks to or does prohibit or restrain the merger or which seeks damages as a result of the merger;

     o SCG shall have received an opinion from its legal counsel regarding the material federal income tax consequences of the merger;

     o TTI shall have received an opinion from its legal counsel regarding the material federal income tax consequences of the merger;

     o the representations and warranties of the parties may not be false or misleading in any material respect; and

     o the absence of any material adverse change or material casualty loss affecting either TTI or SCG or their respective business, assets or financial condition.

     To review all of the conditions contained in the Agreement and Plan of Reorganization, you should read the Agreement and Plan of Reorganization which is attached to this document as Annex A.


Termination of the Merger Documents

     At any time before the closing of the merger, whether or not the proposed merger has been approved by SCG's stockholders or TTI's stockholders, the merger documents may be terminated and the merger abandoned by:

     o the mutual written consent of TTI and SCG, authorized by their respective boards of directors;

     o written notice from TTI to SCG, or from SCG to TTI, if it becomes certain, for all practical purposes, that any of the conditions to the closing obligations of the party giving the notice cannot be satisfied on or before December 31, 1999, for any reason other than the party's default, and the party is not willing to waive the satisfaction of the condition; or

     o written notice from TTI to SCG, or from SCG to TTI, if the closing does not occur on or before December 31, 1999 for any reason other than a breach of the Agreement and Plan of Reorganization by the party giving the notice.


Indemnification

     Under the terms of the Agreement and Plan of Reorganization, neither SCG nor the Surviving Company will assume, be subject to or otherwise be responsible for any of the debts, liabilities or obligations of TTI existing or arising at or prior to the Effective Time. Andrew B. Mazzone ("Mazzone"), as the sole officer and director and principal shareholder of TTI, has agreed, subject to certain limitations, to personally indemnify and hold harmless SCG and the Surviving Company, and their respective officers, directors, shareholders, employees, agents, representatives, successors and assigns (collectively, the "Indemnified Persons").

     The indemnification being provided by Mazzone covers any loss, cost, damage or expense (including reasonable attorneys' fees) arising from or related to any "Covered Claim." "Covered Claim" is defined to include any claim, litigation, lawsuit or proceeding relating to or arising from (i) any misrepresentation or breach of any covenant, warranty or agreement made by TTI or Mazzone in the Agreement and Plan of Reorganization or any document delivered in connection with the merger, (ii) the conduct of TTI's business at or prior to the Effective Time, or (iii) any debt, liability or obligation of TTI existing or arising at or prior to the Effective Time.

     Mazzone, at or prior to the Effective Time, will provide SCG with collateral (collectively, the "Collateral"), consisting of (a) either real estate or marketable securities (other than securities issued by TTI) having a fair market value of not less than $250,000.00 (after deducting the aggregate outstanding balance of all indebtedness or other obligations the repayment or performance of which is secured by a lien on or security interest in such real estate or marketable securities) and otherwise acceptable to SCG in its sole discretion, and (b) a pledge of all of the outstanding securities issued by TTI and owned by Mazzone on the date the Agreement and Plan of Reorganization was executed (the "Pledged TTI Securities"). The Pledged TTI Securities must consist of at least 1,425,000 shares of TTI Common Stock. The Collateral will secure the payment and performance of Mazzone's indemnification obligations with respect to any Covered Claim for which TTI, SCG or the Surviving Company first receives notice prior to the second anniversary of the Effective Time (hereinafter, a "Timely Covered Claim").

     Notwithstanding anything to the contrary contained herein, at any time after the first anniversary of the Effective Time but prior to the second anniversary of the Effective Time, Mazzone may submit a written request to the Surviving Company for the release of a portion of the Collateral and, if at the time such request is submitted the Surviving Company has previously completed a Public Offering (as such term is defined hereinafter) and there is no Timely Covered Claim which is then outstanding and unresolved, the Surviving Company will be obligated to release one-half of the Pledged TTI Securities to Mazzone. Such released shares will be subject, in all respects, to the terms and provisions of the Lock-up Agreement required to be delivered by Mazzone pursuant to the Agreement and Plan of Reorganization. If there is no Timely Covered Claim outstanding and unresolved on the second anniversary of the Effective Time, all Pledged TTI Securities then being held pursuant to the provisions of the Agreement and Plan of Reoganization will be released to Mazzone.

     For purposes hereof, the term "Public Offering" means the consummation of an underwritten public offering of the common stock and/or the preferred stock of the Surviving Company, registered under the Securities Act, which results in receipt by the Surviving Company of proceeds of at least $10 million.

     Furthermore, notwithstanding anything to the contrary contained herein or in the Agreement and Plan of Reorganization, the aggregate amount for which Mazzone is liable with respect to all Covered Claims is $2 million.

Ownership of TTI Following the Merger

     As a result of the merger, the holders of SCG common stock, other than those who exercise their statutory dissenters' rights will become stockholders of TTI. Upon consummation of the merger, each outstanding share of SCG stock, except for shares owned by SCG stockholders who perfect their statutory dissenters' rights, will be converted into the right to receive 10,000 shares of TTI common stock. TTI will cause the shares of TTI common stock to be issued in the merger to be listed on the OTC Bulletin Board. Following the merger, TTI also intends to apply for listing of all of the shares of TTI common stock outstanding after the merger on the Nasdaq National Market. However, there can be no assurance that such listing application will be approved. If Nasdaq refuses to list TTI's common stock on the Nasdaq National Market, TTI will attempt to have the TTI common stock listed on the Nasdaq Small Cap Market. If Nasdaq refuses to list TTI's common stock on the Nasdaq Small Cap Market, TTI will use its best efforts to have the TTI common stock continue to trade on the OTC Bulletin Board or in the over-the-counter market on the so-called "pink sheets".

     TTI will issue approximately 59,500,000 shares of TTI common stock to SCG stockholders in connection with the merger. TTI may also issue up to an additional 5,000,000 shares of TTI common stock upon the exercise of options to purchase SCG common stock to be assumed by TTI pursuant to the terms and provisions of the Agreement and Plan of Reorganization. Based upon the number of shares of TTI common stock issued and outstanding on the TTI record date and the number of shares of TTI common stock anticipated to be issued in the merger, the shares of TTI common stock issued to SCG stockholders in the merger will constitute approximately 95.8% of the outstanding shares of common stock of TTI after the merger (assuming no exercise of any outstanding options or warrants). As previously noted, holders of outstanding SCG options at the Effective Time will receive options to purchase up to 5,000,000 shares of TTI common stock. Assuming the exercise of all of these TTI stock options after the merger, SCG stockholders will own approximately 96.2% of the fully diluted common stock of TTI.


Management of TTI Upon Consummation of the Merger

     When the merger is completed, TTI will be managed by the current directors and officers of SCG. See "Management of SCG." At the Effective Time, the sole director and officer of TTI, Andrew B. Mazzone, will resign.


Regulatory Approvals

     The merger must satisfy the requirements of all applicable federal and state securities laws.


Affiliate Agreements

     It is a condition to the closing obligation of TTI that it receive from each affiliate of SCG an affiliate agreement stating, among other things, that the affiliate acknowledges the resale restrictions imposed by Rule 145 under the Securities Act on the shares of TTI common stock to be received by them in the merger. See "The Plan of Merger and Related Transactions - Restrictions on Resale of TTI Common Stock."

                          INFORMATION CONCERNING TTI

     All information concerning the business, properties, assets or employees of TTI has been omitted from this joint proxy statement/prospectus since all such business, properties, assets or employees of TTI will be contributed to Panama Industries prior to the Effective Time (except for a small amount of cash and certain net operating loss carry-forwards). Following consummation of the merger, TTI will only conduct that business which was conducted by SCG prior to the merger. All information as to the present management of TTI has also been omitted from this joint proxy statement/prospectus since the sole director and officer of TTI, Andrew B. Mazzone, will be resigning from his present positions at the Effective Time. Following the Effective Time, the Surviving Company will be managed by the current officers and directors of SCG (for whom information is provided below). See "Management of SCG."

     TTI is not a party to any legal proceedings which, if adversely decided, would reasonably be expected to have a material adverse effect on the financial condition of TTI.


                         PRINCIPAL STOCKHOLDERS OF TTI

     The following table provides information regarding the beneficial ownership of TTI's capital stock as of June 30, 1999 by:

     o each person who is known by TTI to own beneficially 5% or more of any class of TTI's capital stock;

     o each of TTI's directors;

     o TTI's chief executive officer and each of the other four most highly compensated executive officers; and

     o all of TTI's directors and executive officers as a group:



                                            Shares Beneficially Owned
                                         -------------------------------
Name and Address of Beneficial Owner             No.            Percent
--------------------------------------   ------------------   ----------
Andrew B. Mazzone,                            1,098,500(1)       42.4%
 Sole Director and Officer
c/o Thermaltec International, Corp.
 68A Lamar Street
 West Babylon, New York 11704

Thomas Klein                                    465,300(2)       18.0%
c/o Thermaltec International, Corp.
 68A Lamar Street
 West Babylon, New York 11704

All Directors and Officers                    1,098,500(1)       42.4%
 as a Group (1 person)

------------
(1) Includes 12,000 shares which may be acquired upon the exercise of certain common stock purchase warrants issued by TTI to Mr. Mazzone.

(2) Includes 1,400 shares which may be acquired upon the exercise of certain common stock purchase warrants issued by TTI to Mr. Klein.

                        DESCRIPTION OF TTI'S SECURITIES

TTI Common Stock

     TTI has authorized capital stock consisting of 100,000,000 shares of common stock, par value $.0001 per share. As of the date of this joint proxy statement/prospectus, 62,078,118 shares of TTI common stock are issued and outstanding, and 10,000,000 shares are reserved for issuance pursuant to TTI's 1999 Stock Option Plan. No options have been granted, as of the date hereof, under the TTI 1999 Stock Option Plan.

     The following is a description of the material terms of the TTI common stock. The rights of the holders of shares of TTI's common stock are established by TTI's Certificate of Incorporation, TTI's Bylaws and Delaware law. The following statements do not purport to be complete or give full effect to statutory or common law, and are subject in all respects to the applicable provisions of TTI's Certificate of Incorporation, TTI's Bylaws and Delaware law.

     The holders of TTI's common stock have no preemptive or subscription rights in later offerings of TTI common stock and are entitled to share ratably (i) in such dividends as may be declared by the Board of Directors out of funds legally available for such purpose, and (ii) upon liquidation, in all assets of TTI remaining after payment in full of all debts and obligations of TTI and any preferences granted in the future to any preferred stock.

     Holders of TTI common stock are entitled to one vote for each share held and have no cumulative voting rights. Accordingly, the holders of more than 50% of the issued and outstanding shares of TTI common stock entitled to vote for the election of directors can elect all the directors of TTI if they choose to do so. All shares of TTI common stock now outstanding, including the shares of TTI common stock to be issued to the SCG stockholders in connection with the merger, are (or will be upon issuance) fully paid and nonassessable. The Board of Directors of TTI is authorized to issue additional shares of TTI common stock within the limits authorized by TTI's Certificate of Incorporation without shareholder action.

     Holders of TTI common stock are entitled to receive such dividends as may be declared from time to time by the TTI board of directors out of funds legally available therefor, subject to the terms of any existing or future agreements between TTI and its debtholders. TTI has never declared or paid cash dividends on its capital stock, expects to retain future earnings, if any, for use in the operation and expansion of its business, and does not anticipate paying any cash dividends in the foreseeable future.

Shares Available For Future Sale

     TTI currently has 2,578,118 shares of common stock outstanding (up to 2,771,518 shares if all the currently outstanding warrants are exercised). Of these shares, 860,350 shares are freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of TTI (in general, a person who has a control relationship with TTI) which will be subject to the limitations of Rule 144 adopted under the Securities Act.

     In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of TTI (or persons whose shares are aggregated with an affiliate of TTI), who has owned restricted shares of TTI common stock beneficially for at least one year is entitled to sell within any three-month period, a number of shares that does not exceed the greater of 1% (a) of the total number of outstanding shares of the same class (approximately 25,781 shares assuming only the existing shares of TTI are outstanding), or (b) the average weekly trading volume of TTI's common stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of public information about TTI. A person who has not been an affiliate of TTI for at least the three months immediately preceding the sale and who has beneficially owned his shares of TTI common stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

     TTI has also reserved 10,000,000 shares of TTI common stock for issuance pursuant to the exercise of options granted under the TTI 1999 Stock Option Plan. No options have been granted, as of the date hereof, pursuant to the TTI 1999 Stock Option Plan. Pursuant to the terms and provisions of the Agreement and Plan of Reorganization, at the Effective Time, TTI will assume all options outstanding under the SCG 1999 Stock Option Plan. There are 5,000,000 options (adjusted to reflect the conversion ratio in the merger) outstanding under the SCG 1999 Stock Option Plan as of the date hereof.


Transfer Agent

     The transfer agent for the TTI common stock is Manhattan Transfer Registrar Co., 58 Dorchester Road, Lake Ronkonkoma, New York 11779.


TTI Warrants

     As of the date of this joint proxy statement/prospectus, there were 193,400 TTI common stock purchase warrants outstanding, held of record by 11 persons (the "Warrants"). Each Warrant entitles the registered holder thereof to purchase one share of TTI common stock, at a price of $1.00 per share, subject to adjustment in certain circumstances, on or before June 2, 2000.


Price Ranges of TTI Common Stock

     TTI's common stock is quoted on the OTC Bulletin Board under the symbol "THRM." The following table sets forth the range of the high and low bid quotations of the TTI common stock on the OTC Bulletin Board for the periods indicated:


                                                         High          Low
                                                         ----          ---
THREE MONTHS ENDED
December 31, 1996 ...................................  $ 1.375       $ 1.375
March 31, 1997 ......................................     .500          .500
June 30, 1997 .......................................     .810          .438
September 30, 1997 ..................................     .563          .563
December 31, 1997 ...................................     .688          .688
March 31, 1998 ......................................    1.000         1.000
June 30, 1998 .......................................     .500          .470
September 30, 1998 ..................................     .250          .250
December 31, 1998 ...................................    2.875         2.750
March 31, 1999 ......................................    5.125         4.125
June 30, 1999 .......................................   10.250         9.125

     The above quotations represent prices between dealers and do not include retail markup, markdown or commission. They do not necessarily represent actual transactions.

                          INFORMATION CONCERNING SCG

Business

     General. SCG is headquartered in Millville, New Jersey. SCG is a New Jersey corporation which was organized on October 7, 1996.

     SCG has developed a proprietary group of products and services known as "PCRoomLink." PCRoomLink is a system of personal computers with high-speed Internet access that will be installed in hotel rooms across the country by SCG. Targeted primarily at business travelers, in an effort to increase their productivity and enhance their lifestyle and "workstyle" while on the road, PCRoomLink allows hotel guests to either use an in-room PC or plug in their own personal laptop to access the system's high-speed network. Once connected, users are able to send and receive web-based e-mail, navigate the Internet for business or personal use, access a variety of specialized services from national and local businesses, and much more.

     SCG will install PCRoomLink in member hotels free of charge. Guests may utilize the system's complimentary opening interface to access hotel services such as room service and virtual concierge, and make purchases or access specialized services from key national companies who have entered into strategic partnering agreements with SCG. Guests may also choose to have a daily fee ($17.95 initially) conveniently added to their folio to access popular software applications, send, receive and check web-based e-mail, and navigate the Internet via the high-speed PCRoomLink network.

     Background. With industry consolidation and globalization being two of the dominant business themes of the late 1990's, business travel among multiple sites and clients is becoming more prevalent than ever. While business travel is obviously critical to the success of so many companies, technology has not kept pace with the increasing demands of the time-pressed business traveler.

     While upwards of two-thirds of all business travelers presently carry laptop computers, the hotels in which these travelers stay are ill-equipped to handle their technological needs. Studies show that only 7% of hotels across the United States have some type of in-room Internet connectivity, mostly in the form of a rudimentary phone jack. While these jacks offer basic Internet access, they require the traveler to wrestle with a variety of cords, cables, connectors and computer configurations and to endure the boredom and frustration associated with having their data sluggishly navigate through standard PBX lines that were never designed to perform such a function. Add to that the additional headache of carrying around the laptop to start with and the risks associated with theft, loss or damage en route, and it's clear that the current technological options for the business traveler are less than ideal.

     In fact, it is the tedious nature and inconvenience associated with laptops that is in part driving the computer industry's development of the PDA (Personal Digital Assistant). Industry insiders predict that as they become more advanced, PDAs will replace laptops in performing basic mobile computing tasks.

     Recognizing the present inconveniences faced by business travelers, management of SCG believes that providing fully functional personal computers with high-speed Internet access in hotel rooms is the logical solution. By creating a national, and eventually international, network of PCRoomLink member hotels, business travelers will enjoy a convenient solution to their desire to remain connected and to have computing ability directly in their room or suite either by plugging in their own laptop or by using the in-room PC. Since this network bypasses the standard PBX system, sluggish data and slow-loading web pages are no longer a problem. As PDAs become more accepted and sophisticated, a full-fledged in-room PC will allow for quick data transfer through connecting cradles.

     PCRoomLink Products and Services. PCRoomLink is an innovative solution to the problem of Internet access while traveling. PCRoomLink features include:

     o Fully functional PCs in the hotel guest's room or suite;

     o Popular software applications, including Microsoft Office(R); and

     o High-speed Internet access.

     Guests have the option of using the PCRoomLink PC to access the Internet, or the option of plugging in their laptop computer.

     Perhaps the most innovative aspect of PCRoomLink is the myriad of services that are included in the system. Tastefully located in either a custom-made fold down desk/cabinet unit that is designed to match the decor of the hotel room, or conveniently placed on the room's desk or work station, the PCRoomLink monitor is continually on, discreetly highlighting numerous services available to the guest free of charge.

     Included on this screen are on-line hotel services, such as room service and concierge, as well as links to key national companies that have partnered with SCG to provide enhanced services to PCRoomLink users. Unlike other services that simply charge hotels to install jacks in their rooms, PCRoomLink is a complete system that is provided to the hotel free of charge and is designed to make business travel easier, more comfortable and more efficient.

     If a guest reserves the use of a PCRoomLink hotel room, he/she is billed for the service daily whether it is used or not. If a guest does not reserve a PCRoomLink room but is assigned to one by the hotel, he/she can simply click on the PCRoomLink logo on their screen. Here, they will be informed of the daily fee for the service that will be added to their folio if they log on. Once logged on, guests can use PCRoomLink's Internet connection or e-mail to conveniently perform a variety of beneficial tasks, such as:

     o surfing the web to research a client;

     o editing a contract to secure a deal before they leave town;

     o e-mailing their family a special message;

     o revising a presentation to take advantage of new information; and

     o e-mailing their offices with key updates from the road.

     Guests do not need to become PCRoomLink members to use the service. However, by signing up for complimentary PCRoomLink membership, guests are able to utilize the convenient PCRoomLink services, including sending and receiving e-mail, from any PC with Internet access by logging on to www.pcroomlink.net. In addition, members are also able to select other personalized services, such as the addition of links to their most-used vendors or clients.

     Business Strategy. SCG is creating a network of member hotels and end-users by providing personal computers (PCs) and high-speed Internet access to the Hospitality industry through its branded product, PCRoomLink. Beginning with its pilot hotels, scheduled to launch in the third quarter of fiscal 1999, SCG will furnish dedicated T1 circuit(s) to each of its member hotels. Through use of a third party technology, SCG will provide high-speed Internet access within its member hotels via existing copper wiring, allowing the simultaneous transmission of data and voice traffic while avoiding traffic bottlenecks at the hotel PBX.

     In its initial rollout, SCG is equipping rooms with wall or desk mounted PCs loaded with full application functionality that are interconnected via on-site servers. This configuration will allow end-users to access web-based e-mail accounts and work with most document attachments. In addition, SCG will provide an Ethernet jack in each room for laptop connectivity. It is SCG's belief that many travelers, once presented with an alternative to bringing their laptops with them, will elect to leave them at home knowing they will have access to PCs and the Internet while on the road.

     Hotels have been receptive to SCG's proposed business model because PCRoomLink addresses the desire of the hospitality industry to provide additional ways to increase revenue. SCG has structured the business model in such a way as to make PCRoomLink risk free from the hotel's perspective, while augmenting the hotel's existing revenue streams through commissions and increased occupancy rates. In addition, the hospitality industry has been responsive to SCG's products and services because of the additional opportunities they afford hotels to attract business travelers, a coveted market segment. One of these opportunities is a customized web interface, allowing for an attractive and effective presentation of hotel specific information (i.e. room service menus, convention information, etc.) and local points of interest (i.e. sight seeing, local events, etc.). As part of its development plans, SCG also intends to affiliate with a variety of advertisers, both on the national and local levels, to present on-line games, retailing, business services, gift products, etc. to travelers.

     Toward accomplishing its objectives, SCG has aligned itself with selected industry leaders. AT&T is SCG's preferred vendor in supplying SCG with the dedicated T1 circuits which will connect each member hotel to the Internet backbone. Compaq will supply SCG with the in-room PCs and the servers located within each hotel for SCG's pilot launch, and will be among the hardware vendors supplying SCG with PCs and servers in future installations. In addition, Compaq will undertake the installation and maintenance of these components for the pilot launch. SCG has signed an exclusive agreement with Proximity Systems Inc. for the design and manufacture of its customized desks.

     During its first year of operations, SCG intends to develop the required strategies to deploy its services on a global basis, with the intent to extend its presence globally during the second year of operations.

     Target Market. It is SCG's strategy to focus on three targeted groups: the Hospitality industry, the end-user, and strategic alliance partners (advertisers).

     o Hospitality Industry: Toward acquiring member hotels, SCG has implemented two sales channels initially consisting of a direct and agent-based sales approach. An Internet based sales channel will be supported by the end of 1999.

     o End-Users: SCG believes the "push-pull" effect created by effective end-user oriented promotional campaigns will encourage hotels to affiliate with PCRoomLink. Key to this effort is SCG's creation of its frequent user program that provides usage-based rewards and incentives.

     o Strategic Alliance Partners: The strategic relationships formed with key national and regional advertisers will not only bring additional revenue to SCG, but also enhance the e-commerce options available for PCRoomLink users and members.

     Promotional strategies to these groups include the design of specific Internet advertising tools to list hot links of member hotels for reservations, the development of a strategy for hosting and being hosted on various related web sites and browsers, and the inclusion of advertising banners on SCG's web site.

     Pricing. Research reveals two important characteristics about the Hospitality industry. The first is a resistance to risk and the second is a limited capital market. SCG has designed a revenue share pricing program to respond to these concerns, as outlined below:

     o The hotel is offered a share of the revenue generated by PCRoomLink in exchange for entering into a 72 month agreement with SCG.

     o Under the hotel agreement, SCG determines the retail rate, the hotel's percentage of revenue, and the limits on the amount of charge-backs to the hotel.

     o When the usage rate for the PCRoomLink rooms within a given property hits a targeted amount, the hotel's share of the PCRoomLink revenue increases. By raising the hotel's revenue share as the occupancy rate increases, SCG hopes to encourage hotels to sell PCRoomLink equipped rooms.

     Hotels regard this strategy as minimally risky because the hotels do not pay SCG anything unless they "rent" the equipped rooms and are themselves realizing revenue from the transaction.


Competition

     Within the Hospitality industry, market demand for high-speed Internet service continues to rapidly escalate. In the past six years, at least 30 companies have offered some type of in-room Internet access to the Hospitality industry, typically through installing data jacks in guest rooms for laptop connectivity. Some of these companies have been successful in installing trials at selected high-profile hotel properties across the country, with such brand name hotels as Holiday Inn, Hyatt, Marriott, Wingate beginning to consider in-room, high-speed Internet connectivity more seriously.

     SCG has categorized its competitors as (1) direct competitors, (2) indirect competitors, and (3) international competitors.

     o Direct competitors are defined as companies offering comparable computer-based services to those of SCG. The following three direct competitors have been identified:

          o 4th Communications Network, Inc.: Based in San Jose CA, 4th Communications Network, Inc. provides Internet and interactive applications through the in-room PC or TV in hotel lobby areas. With PC installations in less than five hotel properties to date, 4th Communications Network's emphasis has been on installing in-room jacks. The biggest advantage SCG has, when compared to 4th Communications Network, is SCG's end-user focus and frequent user program. SCG is designing these vehicles to build a loyal, growing community of Internet- savvy travelers who will choose PCRoomLink hotels over 4th Communications Network hotels because of convenience and the program attributes of SCG's user program. 4th Communications Network has focused its efforts strictly on its deployment partner, the hotel.

          o Integrated Network Technologies (IntXX): Locally focused in Minnesota, IntXX has installations in two hotels.

          o Guest-Tek Services: This company was established three years ago as a division of Guest-Tek Interactive Entertainment Ltd., a Canadian services company which specializes in providing computer services to hotels and their guests. Guest-Tek has no installations currently in the United States, but does have a proven track record with a well-known Vancouver luxury hotel, the Pan Pacific. Guest-Tek recently made its American debut at the HITEC show in Atlanta, Georgia. Guest-Tek currently offers services and equipment that PCRoomLink does not provide, such as in-room digital cameras and video conferencing capabilities.

     o Indirect competitors are defined as companies that offer Internet access without associated computer hardware, thereby requiring travelers to use their own laptops to access the Internet. SCG predicts that travelers, when presented with a viable alternative, will elect to leave their laptop computers at home, knowing they will have access to the necessary hardware and software while on the road. SCG believes this fact, along with SCG's focus on end-user marketing and retention programs, will provide an effective means to position it against these indirect competitors. Toward accomplishing this, SCG expects to commit to a multimillion dollar advertising campaign on the Internet, on TV and in publications targeted to the business traveler. Although their installations are not as complete as those proposed by SCG, indirect competitors currently have installations with several major chains. These competitors include:

          o LodgeNet Entertainment Corporation, OnCommand Corporation, and Suitesurfer Communications, Inc. All of these competitors utilize coaxial cable to deliver their signal to in-room televisions. Installation and space limitations are the major advantages, as is the fact that many of these vendors have existing relationships with hotels. From a competitive perspective, LodgeNet's bandwidth allocation, customer acceptance and potential loss of revenue (through non-access to in-room movies by travelers) are detriments to this method and work to the advantage of SCG.

          o ATCOM, Inc., Business Anywhere USA, OverVoice by CAIS Internet, Wayport, Inc., Darwin Networks, and Viator Networks. Each of these indirect competitors offers a service that is not as complete as PCRoomLink, with most providing only in-room "plug and play" jacks.

     o International competitors are those who are currently marketing their services in locations other than in the United States and include Aford (London, England), Connectotel (London, England), Logic Communications Ltd. (Bermuda), NetGame Cable (Israel), and SuiteSurfer (Canada).

     While recognizing the competitive landscape in which it operates, SCG believes that its solution is differentiated from those of its competitors in several key ways, as described below:

     o The offering of a complete turnkey solution that includes the necessary in-room hardware and software in addition to an Ethernet jack connection.

     o The creation and maintenance of a growing Internet community of frequent users who will be offered member benefits.

     o The creation of a web interface that is customized and systematically updated for each member hotel allowing for the communication of hotel and area specific information.

     o The creation of a multi-faceted multimillion dollar marketing program that targets groups of Internet end-users in addition to member hotels. To date, SCG's competitors focus their marketing efforts strictly on the hospitality industry without consideration for creating demand among travelers.

     o The creation of the Local Area Network (LAN) based advantages that a collection of networked PCs offers hotels and guests including:

          o The ability of hotels to communicate hotel-related information to their guests;

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
          o The ability of hotel guests to transact with hotel restaurants and concierge services, among others, via local hotel web sites or e-mail.

          o The ability of guests to obtain site-specific information regarding local points of interest and events, directions to the airport, and transportation options; and

          o The ability of guests to conduct area specific, as well as nationally focused, e-commerce transactions for ordering food, gifts, apparel, and other merchandise.

Employees

     As of July 2, 1999, SCG had 63 employees. None of SCG's employees is represented by a union. Management believes that SCG's relationship with its employees is good.

Properties

     SCG's executive offices are located at 21 East Main Street, Millville, New Jersey. The lease is month-to-month at a rate of $1,850 per month. Additionally, SCG leases space at 2nd and Vine Street, Millville, New Jersey, for its operations and sales staff at a rate of $3,000 per month under a month-to-month lease.

     SCG has recently entered into a lease for 31,609 square feet of executive office space at 1100 Coombs Road, Millville, New Jersey, effective July 7, 1999. SCG's lease extends through December 31, 1999 at a monthly rental of $36,219. The lease provides for occupancy on or about July 7, 1999. SCG intends to consolidate its other two locations at this location prior to July 31, 1999.

     Management of SCG believes that its current facilities are adequate to meet its needs through the next six months.

Legal Proceedings

     SCG is not a party to any legal proceedings which, if adversely decided, would reasonably be expected to have a material adverse effect on the financial condition of SCG.


                MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL
                  CONDITION AND RESULTS OF OPERATIONS OF SCG

     The following discussion of the financial condition and results of operations of SCG should be read in conjunction with the Financial Statements and the Notes thereto included elsewhere in this joint proxy statement/prospectus. This joint proxy statement/prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. SCG's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this joint proxy statement/prospectus. See "Risk Factors."


Overview

     SCG is a development stage enterprise and accordingly has had no revenues through March 31, 1999. Since inception, SCG has suffered losses and net cash outflows from operations.

     SCG's product, PCRoomLink, is a system of personal computers with high-speed Internet access that SCG is planning to install in hotel rooms in the United States and abroad. Targeted primarily at business travelers in an effort to increase their productivity and enhance their lifestyle and "workstyle" while on the road, PCRoomLink allows hotel guests to either use an in-room PC or plug in their own personal laptop to access the system's high-speed network. Once connected, users are able to send and receive web-based e-mail, navigate the Internet for business or personal use, access a variety of specialized services from national and premier local businesses, and much more.

     SCG will install PCRoomLink in member hotels at no charge to the hotel. Guests in PCRoomLink equipped rooms may utilize the system's complimentary opening interface to access hotel services, such as room service and virtual concierge, and make purchases, or access specialized services, from key national companies. Guests in PCRoomLink equipped rooms, for a daily fee ($17.95 initially), will have the ability to access popular software applications, send, receive and check web-based e-mail, and navigate the Internet via the high-speed PCRoomLink network.

Statement of Operations

     SCG had an accumulated deficit of $627,302 through March 31, 1999. Of this deficit, $553,140 relates to the interim period for the six months ended March 31, 1999. During this period SCG expended significant funds to continue product development, which resulted in an increase of $487,024 in general and administrative expenses. The increase in such expenses during this period was largely attributable to salaries, advertising, and software development expenses of approximately $202,000, $112,000 and $59,000, respectively.

     SCG presently has 63 employees and expects to increase that number to 157 by March of 2000. The increase in employees will be primarily in SCG's 24 hour a day, 7 days a week, customer help center and in its operations, engineering and design staff.

Liquidity and Capital Resources

     SCG's future capital requirements will relate principally to the installations of PCRoomLink hardware and related software at member hotels. SCG's business plan provides for the installation of 380 hotels through March of 2000. SCG will require approximately $167,200,000 in capital to meet its estimated installations. SCG believes that a portion of the capital will come from vendor financing and bank financing, with the balance coming from future equity offerings.

     SCG completed a $12,000,000 private placement in July 1999. Based on currently proposed plans and assumptions, it is anticipated that SCG will have sufficient capital to satisfy its contemplated cash requirements through October 31, 1999. SCG will then require substantial additional funding. Therefore, SCG's continuing viability is dependent upon its ability to continue to raise additional funds.

     Potential sources of funding which have been identified by management include vendor lines of credit, vendor leasing programs, bank financing and additional sales of securities by SCG. SCG has no current arrangements with respect to sources of additional financing and, when needed by SCG, such additional financing may not be available on commercially reasonable terms, or at all. The inability to obtain additional financing, when needed, would have a material negative effect on SCG, including possibly requiring it to curtail or cease operations.

Certain Factors that may Affect Future Results

     SCG's future results may be subject to substantial risks and uncertainties. SCG's future revenue streams will come from daily access fees and local and strategic advertising. SCG's profitability will be dependent upon the number of advertisers and the percentage occupancy and utilization of its PCRoomLink installed rooms.

     SCG's quarterly and annual operating results are impacted by a variety of factors that could materially adversely affect revenues and profitability, including the percentage occupancy and utilization of its PCRoomLink installed rooms, or anticipated changes in economic conditions. Because SCG's operating expenses are relatively fixed, an unanticipated shortfall in revenue in a quarter may have an adverse impact on SCG's results of operations for that quarter. As a result of the foregoing and other factors, SCG may experience material fluctuations in future operating results on a quarterly or annual basis which could materially and adversely affect its business, financial condition, operating results and stock price.

Year 2000 Readiness Disclosure

     Background. In the past, many computer software programs were written using two digits rather than four to define the applicable year. As a result, date-sensitive computer software may recognize a date using "00" as the year 1900 rather than the year 2000. This is generally referred to as the Year 2000 issue. If this situation occurs, the potential exists for computer system failures or miscalculations by computer programs, which could disrupt operations.

     Risks Associated with the Year 2000 Problem. SCG utilizes computer systems in many aspects of its business. Year 2000 problems in SCG's computer systems could disrupt operations and have a material adverse impact upon SCG's operating results.

     SCG is also exposed to the risk that one or more of its vendors or service providers could experience Year 2000 problems that adversely impact the ability of the vendor or service provider to provide goods and services. This is not considered a significant risk with respect to the suppliers of goods, due to the availability of alternative suppliers. However, disruption of other services, such as telephone service, could, depending upon the extent of the disruption, have a material adverse impact on SCG's operations. To date, SCG is not aware of any vendor or service provider Year 2000 issue that would have a material adverse impact on SCG's operations. However, SCG has no means of ensuring that its vendors or service providers will be Year 2000 compliant. The inability of vendors or service providers to complete their Year 2000 resolution process in a timely fashion could have a material adverse impact on SCG. The effect of non-compliance by vendors or service providers is not determinable at this time.

     Widespread disruptions in the national or international economy resulting from Year 2000 issues, or in specific industries, such as commercial or investment banks, could also have a material adverse impact on SCG. The likelihood and effect of these disruptions is not determinable at this time.

     Approach. SCG is in the process of coordinating its response to the Year 2000 problem, and of implementing Year 2000 compliance procedures at SCG's offices and properties consisting of the following:

     o compiling information as to the information technology, referred to as IT, and not-IT systems that may be sensitive to the Year 2000 problem;

     o identifying and prioritizing critical systems;

     o inquiring of third parties with whom SCG does significant business, i.e., vendors, service providers and customers, as to the state of their Year 2000 readiness;

     o analyzing critical systems to determine which systems are not Year 2000 compliant and evaluating the costs to repair or replace those systems; and

     o repairing or replacing noncompliant systems and testing those systems for which representation as to Year 2000 compliance has not been received or for which representation was received but has not been confirmed.

     Status. Based upon the analysis conducted to date, SCG believes its major critical systems are currently compliant or will be compliant by December 31, 1999.

     Costs. Based on internal estimates, as to which it has received no independent verification, the total cost to SCG of making its systems Year 2000 compliant is estimated to be insignificant.

                               MANAGEMENT OF SCG

Executive Officers and Directors

     The current executive officers and directors of SCG are as follows:

Name                              Age    Position
----                              ---    --------
James M. Rossi ...............    47     Chairman of the Board and Chief Executive Officer; Director

Alisa A. Rossi ...............    33     Chief Administrative Officer and Secretary; Director

Monty S. August ..............    55     Director

Domenic J. Romano ............    59     Director

Raymond T. Brown .............    51     President and Chief Operating Officer; Director

Raymond J. Romano ............    48     Vice President, Finance and Chief Financial Officer

Wallace Rogers, Jr. ..........    33     Chief Technical Officer

Daniel P. Finley .............    34     Vice President, Business Development

Barbara O'Gara ...............    45     Vice President, Sales and Hotel Alliances

Joseph Sandora ...............    39     Vice President, Strategic Partnerships

Susan Schneider ..............    56     Vice President, Marketing

Charles G. Parker ............    34     Vice President, Local Alliances

Yuriy R. Porytko .............    30     Vice President, Operations

Biographical Information

     James M. Rossi is a co-founder of SCG and has been a director and Chairman and Chief Executive Officer of SCG since October, 1996. Mr. Rossi has also served as a director and Chairman and Chief Executive Officer of JMR Marketing Corporation, a telecommunication consulting firm, since 1971, as a director and Chairman and Chief Executive Officer of Cam-Comm, Inc., a data fiber optics reseller, since 1997, and as President and a director of Camanco, Inc., a consulting firm, since 1997.

     Alisa A. Rossi is a co-founder of SCG and has served as a director and Secretary and Chief Administrative Officer of SCG since October, 1996. In addition. Ms. Rossi has served as Vice President and a director of JMR Marketing Corporation since 1989, as Vice President and a director of Cam-Comm, Inc. since 1997, and as a Vice President and director of Camanco, Inc., since 1997.

     Monty S. August has been a member of the Board of Directors of SCG since October, 1998. Since 1991, he has served as Chief Executive Officer and Chairman of the Board of UK Paper, PLC, the largest printing and writing paper company in the United Kingdom.

     Domenic J. Romano has been a member of the Board of Directors of SCG since November, 1998 and has served as the managing partner of Romano, Hearing & Testa, a Certified Public Accounting firm located in Vineland, New Jersey, since 1967.

     Raymond T. Brown has been President and Chief Operating Office of SCG since May, 1999 and a member of its Board of Directors since November, 1998. Prior to joining SCG, Mr. Brown served in a number of senior management roles with PSE&G's nuclear power generation facility in Salem, New Jersey from March, 1994 to January, 1998, including positions as Outage Shift Manager, member of the Management Oversight Group and Manager of Strategic Planning.

     Raymond J. Romano has been Vice President of Finance and Chief Financial Officer of SCG since May, 1999. Prior to joining SCG, Mr. Romano served from 1990 to 1999 as Vice President of Operations of Lodging Concepts, Inc., a hotel amenity distributor. Mr. Romano currently serves as Chairman of the Board of Transpirator Technologies, Inc., a medical device company.

     Wallace Rogers, Jr. has been Chief Technical Officer of SCG since January, 1999. Prior to joining SCG, Mr. Rogers served as President of Xpress Electronic Services, Inc., a Vineland, New Jersey-based networking and integration company, from 1991 to 1998. Mr. Rogers has also served as a member of the Board of Directors of three additional technology-based companies, including Xpress Electronic Services, Inc. (from 1998 to present), Express Web Services, Inc. (from 1997 to present), and Delaware Valley Net Connect, an Internet service provider (from 1996 to present).

     Daniel P. Finley has served as Vice President, Business Development for SCG since April, 1999. A 1993 graduate of the Wharton School of Business' Executive MBA program, Mr. Finley's career includes a variety of senior management roles within General Electric, including that of Vice President of GE LogistiCom, a satellite and wireless data subsidiary of GE Capital from June, 1996 to March, 1998. Most recently, he served as CFO and VP/Business Development for American Digital Networks and the Telephone Company of Central Florida from March, 1998 to March, 1999.

     Barbara O'Gara joined SCG in June, 1999 as Vice President of Sales and Hotel Alliances. Prior to joining SCG, Ms. O'Gara spent a year operating her own company, "Amenity Works," which provides brand name amenities to the high-end luxury hotel and resort market. From 1996 to 1998, Ms. O'Gara served as a Marketing Consultant for Bath & Body Works. From 1996 to 1998, she served as Vice President of Hotel Marketing and Sales for Neutrogena Corporation.

     Joseph Sandora has been Vice President, Strategic Partnerships for SCG since March, 1999. Prior to assuming his current role, Mr. Sandora served as Vice President of Sales and Corporate Sales Manager of Dupli Envelope and Graphics of Syracuse, New York from July, 1997 to March, 1999. Prior to that, he worked as Sales Manager, Fine Papers, for ResourceNet International, a division of International Paper Corporation, from April, 1996 to May, 1997. From July, 1982 to April, 1996, Mr. Sandora served as a Sales Representative for Alling and Cory Paper Company.

     Susan Schneider joined SCG in April, 1999 as Vice President, Marketing. Previously, she served in the same capacity for Harrah's Atlanic City, the flagship property for the nation's largest casino entertainment company, from 1993 to 1999.

     Charles G. Parker has been Vice President, Local Alliances for SCG since June, 1999. Prior to joining SCG, Parker served as Manager, Marketing & Sales for Allegheny Plastics, from October, 1994 to May, 1999.

     Yuriy R. Porytko has served as Vice President of Operations for SCG since June, 1999. From October, 1998 to June, 1999, Mr. Porytko worked in Business Development for Network Visions, Inc., a communications transport integration company. Mr. Porytko was Regional Director with Metromedia International Telecommunications, Inc. from November, 1997 to October 1998. From January, 1996 to November, 1997, Mr. Porytko served as President and Chief Executive Officer of Suburban Connect, a paging and wireless messaging company. From May, 1993 to January, 1996, Mr. Porytko was first General Manager, then Vice President, of Beyond Beepers Delaware Valley, Inc., a paging and telecommunications reseller.

     James M. Rossi and Alisa A. Rossi are married. There are no other family relationships among the directors and executive officers of SCG.

     Members of the Board of Directors of SCG have one year terms. Officers are appointed by the Board of Directors and serve at the pleasure of the Board.

Executive Compensation

     The following table sets forth certain information with respect to compensation paid by SCG for the year ended September 30, 1998 and for the period from October 7, 1996 (date of inception) to September 30, 1997 to SCG's chief executive officer, James M. Rossi:

                           SUMMARY COMPENSATION TABLE


                                               Annual
                                            Compensation
                                         ------------------       All Other
Name and Principal Position      Year     Salary     Bonus     Compensation(1)
-----------------------------   ------   --------   -------   ----------------
James M. Rossi, CEO .........   1998       -0-       -0-            -0-
                                1997       -0-       -0-            -0-

------------
(1) In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for the officer for such year.


     No stock options have been granted to Mr. Rossi by SCG.


Certain Transactions

     James M. and Alisa A. Rossi co-founded SCG in October, 1996. At the time of incorporation, they were issued 1,000 shares of SCG common stock for an initial capital contribution of $250. In October, 1998, James M. and Alisa A. Rossi were issued an additional 3,284.4 shares of SCG common stock for no additional consideration.

     In December, 1998, JMR Marketing Corporation was issued 250 shares of SCG common stock to satisfy a $98,349 obligation owed by SCG to JMR Marketing Corporation. James M. and Alisa A. Rossi own 60% of outstanding capital stock of JMR Marketing Corporation.


                               SCG COMMON STOCK

General

     SCG has authorized capital stock consisting of 10,000 shares of common stock, no par value per share. As of the date of this joint proxy statement/prospectus, 5,950 shares of TTI common stock are issued and outstanding.

     The following is a description of the material terms of the SCG common stock. The rights of the holders of shares of SCG's common stock are established by SCG's Certificate of Incorporation, SCG's Bylaws and New Jersey law. The following statements do not purport to be complete or give full effect to statutory or common law, and are subject in all respects to the applicable provisions of the SCG Certificate of Incorporation, SCG Bylaws and New Jersey law.

     The holders of SCG's common stock have no preemptive or subscription rights in later offerings of SCG common stock and are entitled to share ratably (i) in such dividends as may be declared by the Board of Directors out of funds legally available for such purpose, and (ii) upon liquidation, in all assets of SCG remaining after payment in full of all debts and obligations of SCG and any preferences granted in the future to any preferred stock. SCG has not paid, prior to the date hereof, any dividends on the SCG common stock.

     Holders of SCG common stock are entitled to one vote for each share held and have no cumulative voting rights. Accordingly, the holders of more than 50% of the issued and outstanding shares of SCG common stock entitled to vote for the election of directors can elect all the directors if they choose to do so. All shares of SCG common stock now outstanding, are fully paid and nonassessable. The Board of Directors of SCG is authorized to issue additional shares of SCG common stock within the limits authorized by SCG's Certificate of Incorporation without shareholder action.

Shares Available For Future Sale

     SCG currently has 5,950 shares of common stock outstanding (up to 6,450 shares if all the stock options currently outstanding under the SCG 1999 Stock Option Plan are exercised). Of these shares, 1,000 shares owned by James M. Rossi and Alisa A. Rossi are freely tradeable without restriction or further registration under the Securities Act, subject to compliance with the limitations imposed by Rule 144 adopted under the Securities Act (since both James M. Rossi and Alisa A. Rossi are affiliates of SCG).

     In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of SCG (or persons whose shares are aggregated with an affiliate of SCG), who has owned restricted shares of common stock beneficially for at least one year is entitled to sell within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class (approximately 59.5 shares, assuming only the existing shares of SCG are outstanding) or the average weekly trading volume of SCG's common stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of public information about SCG. A person who has not been an affiliate of SCG for at least the three months immediately preceding the sale and who has beneficially owned the shares of SCG common stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

                         PRINCIPAL STOCKHOLDERS OF SCG

     The following table provides information regarding the beneficial ownership of SCG's capital stock as of July 2, 1999 by:

     o each person who is known by SCG to own beneficially 5% or more of any class of SCG's capital stock;

     o each of SCG's directors;

     o SCG's chief executive officer; and

     o all of SCG's directors and executive officers as a group:

                                                     Shares Beneficially Owned
                                                     -------------------------
Name and Address of Beneficial Owner(1)                  No.         Percent
---------------------------------------              -----------   ----------
James M. Rossi(2) .............................         2,755        46.3%
Alisa A. Rossi(2) .............................         2,755        46.3%
Monty S. August(3) ............................         1,400        23.5%
Raymond T. Brown ..............................            55.3       0.9%
Domenic S. Romano .............................            30         0.5%
Raymond J. Romano(4) ..........................            17.5       0.3%
Wallace Rogers, Jr. ...........................            37.5       0.6%
Susan Schneider(5) ............................            10         0.2%
All directors and executive officers as a group
  (11 persons)(2)(4)(5) .......................         3,955.3      66.5%
                                                        -------      ----

------------
(1) The address for all beneficial owners is c/o Solar Communications Group, Inc., 21 East Main Street, Suite 205, Millville, New Jersey 08332.

(2) Includes (a) 2,100 shares of SCG common stock which James M. Rossi and Alisa
    A. Rossi own as joint tenants, (b) 100 shares of SCG common stock owned by their minor children, (c) 205 shares of SCG common stock owned by Camanco, Inc., all of the outstanding stock of which is owned by James M. and Alisa
    A. Rossi, (d) 100 shares of SCG common stock owned by Cam-Comm, Inc., 38% of the outstanding stock of which is owned by James M. and Alisa A. Rossi, and
    (e) 250 shares of SCG common stock owned by JMR Marketing Corporation, the 60% of the outstanding stock of which is owned by James M. and Alisa A. Rossi.

(3) Includes (a) 100 shares of SCG common stock owned by Cam-Comm, Inc., 19% of the outstanding stock of which is owned by Patrixbourne, Inc. (all of the outstanding stock of which is owned by Mr. August), and (b) 250 shares of SCG common stock owned by JMR Marketing Corporation, 30% of the outstanding stock of which is owned by Patrixbourne, Inc.

(4) Includes (a) 15 shares of SCG common stock owned by Mr. Romano's wife as to which he disclaims beneficial ownership, and (b) 2.5 shares of SCG common stock owned by SR&L Partners, of which Mr. Romano owns one-third of the outstanding partnership interests.

(5) Includes 10 shares of SCG common stock owned by Ms. Schneider's husband as to which she disclaims beneficial ownership.

                       COMPARISON OF STOCKHOLDERS RIGHTS


     The rights of TTI stockholders are governed by TTI's charter, bylaws and the DGCL. The rights of SCG stockholders are governed by SCG's charter, bylaws and the BCA. After the date the merger is completed, the rights of SCG stockholders who become TTI stockholders will be governed by TTI's charter, bylaws and the DGCL.

     The following is a summary of the material differences between the rights of TTI stockholders and the rights of SCG stockholders. This summary is not intended to be complete and is qualified in its entirety by reference to applicable provisions of the DGCL, the BCA, TTI's charter, and bylaws, and SCG's charter and bylaws.

Comparison of DGCL and NJBCA

     Appraisal rights in merger or consolidation. Under New Jersey law, unless the certificate of incorporation otherwise provides, a dissenting shareholder of a New Jersey corporation which is a party to a consolidation, or which is not the surviving corporation in a merger, or which is the surviving corporation in a merger requiring shareholder approval, has appraisal rights with respect to any shares other than (1) shares listed on a national securities exchange or held of record by not less than 1,000 holders and (2) in exchange for which, pursuant to the plan of merger of consolidation, the shareholder will receive cash and/or securities which will be listed on a national securities exchange or held of record by not less than 1,000 holders. The SCG Certificate of Incorporation does not modify the statutory appraisal rights.

     Under Delaware law, shareholders of a Delaware corporation have appraisal rights in a merger or consolidation, except for certain mergers and consolidations not requiring any vote by shareholders of the corporation, with respect to any shares other than shares listed on a national securities exchange or held of record by more than 2,000 holders. However, even with respect to shares so listed or held, appraisal rights exist if, pursuant to the plan of merger, the shareholder is to receive in exchange for his shares anything other than stock of the surviving corporation listed on a national securities exchange or held of record by more than 2,000 holders or cash in lieu of fractional shares.

     Appraisal rights on disposition of assets. Under New Jersey law, a dissenting shareholder in a New Jersey corporation has appraisal rights in the case of any sale, lease, exchange or other disposition of substantially all of the assets of the corporation not in the usual or regular course of business as conducted by the corporation, except with respect to (1) shares listed on a national securities exchange or held of record by not less than 1,000 holders, or (2) a transaction pursuant to a plan of dissolution of the corporation which provides for the distribution of substantially all of its net assets to shareholders according to their interests within one year, where such transaction is wholly for cash and/or securities which will be listed on a national securities exchange or held of record by not less than 1,000 holders, or (3) a sale pursuant to court order.

     The DGCL does not provide for appraisal rights in connection with a disposition of assets.

     Vote required to authorize certain organic changes. In general, under New Jersey law, in the case of corporations organized after 1969 (such as SCG), a disposition of all or substantially all of the assets other than in the regular course of business, a charter amendment or a merger or consolidation must be authorized by the affirmative vote of a majority of the votes cast, and by such vote of each class entitled to vote as a class, with respect to any such matter.

     In general, under Delaware law, a sale, lease or exchange of all or substantially all of the assets, a charter amendment or merger or consolidation must be authorized by the affirmative vote of a majority of the outstanding shares entitled to vote thereon.

     Class voting on merger or consolidation. Under New Jersey law, any class or series of shares shall be entitled to vote as a class if the plan of merger or consolidation contains any provision which, if contained in a proposed charter amendment, would entitle the class or series to vote as a class on the amendment.

     The DGCL does not provide for a class vote on a plan of merger or consolidation.

     Source of dividends. Under New Jersey law, dividends may not be paid if, after giving effect to the dividend, either (1) the corporation would be unable to pay its debts as they become due in the ordinary course of its business, or
(2) the corporation's total assets would be less than its total liabilities.

     Under Delaware law, dividends may be paid out of surplus or, in the absence thereof, out of the net profits of the current and/or next preceding fiscal year, except where capital represented by stock enjoying a preference upon the distribution of assets thereby would be impaired.

     Power to adopt, amend or repeal by-laws. Under New Jersey law, the power to adopt, amend and repeal by-laws of a corporation is vested in the Board of Directors unless such power is reserved to the stockholders in the certificate of incorporation, but by-laws made by the Board of Directors may be amended and/or repealed and new by-laws adopted by the stockholders and the stockholders may prescribe in such by-laws that the Board may not amend or repeal by-laws approved by stockholders. The SCG By-laws may be amended by the Board of Directors or by the stockholders.

     Under Delaware law, the power to adopt, amend or repeal by-laws of a corporation is vested in the corporation's stockholders, although the corporation's certificate of incorporation may also vest such power in the corporation's board of directors. The TTI Certificate of Incorporation provides that the TTI By-Laws may be adopted, amended or repealed by the TTI Board.

     Action by stockholders by written consent in lieu of a meeting. Under New Jersey law, except as otherwise provided in a certificate of incorporation, any action (other than the election of directors) required or permitted to be taken at a meeting of the corporation's stockholders, may be taken without a meeting upon the written consent of stockholders who would have been entitled to cast the minimum number of votes which would have been necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted (except that the election of directors requires the unanimous written consent of all stockholders). The corporation must give all stockholders advance notice of such proposed action if the proposed action involves a merger, consolidation or sale of substantially all of the assets of a corporation.

     Under Delaware law, except as otherwise provided in a corporation certificate of incorporation, any action required or permitted to be taken at the meeting of a corporation's stockholders may be taken without a meeting if a written consent, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would have been necessary to take such action at a meeting at which all stockholders entitled to vote thereon were present and voted.

     Removal of directors. Under New Jersey law, one or more or all directors of a corporation may be removed for cause or, unless otherwise provided in the certificate of incorporation, without cause by stockholders by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote thereon.

     The provisions of the DGCL are similar to those of the NJBCA, except with respect to corporations with classified boards of directors. If the board of directors is classified, a director may be removed only for cause unless the corporation's certificate of incorporation provides otherwise.

     Special meetings of stockholders. Under New Jersey law, holders of not less than 10% of a corporation's voting stock may apply to the New Jersey Superior Court for an order directing a special meeting of stockholders to be held. The SCG By-Laws provide that a special meeting of stockholders for any purpose or purposes may be called by the Board of Directors, Chairman of the Board or President, and shall be called by the Chairman of the Board, President or Secretary at the request in writing by stockholders owning not less than a majority of the entire capital stock of the company issued and outstanding and entitled to vote.

     Under Delaware law, special meetings of stockholders may be called by the Board of Directors or by such person or persons as may be authorized by a company's certificate of incorporation or the by-laws. The provisions in the TTI By-Laws relating to special meetings of the stockholders allow special meetings to be called at anytime by the President, or the Board of Directors, or stockholders entitled to cast at least one-fifth of the votes which all stockholders are entitled to cast at the particular meeting being called.

     De facto merger. Under New Jersey law, stockholders have the same voting and dissent and appraisal rights as if they were stockholders of a surviving corporation in a merger, if (1) voting shares outstanding or issuable after the transaction exceed by more than 40% voting shares outstanding before the transaction or (2) shares entitled to participate without limitation in distributions outstanding or issuable after the transaction exceed by more than 40% such shares outstanding before the transaction.

     The DGCL does not contain a comparable provision.

     Guaranty. Under New Jersey law, a corporation may give a guaranty not in furtherance of its direct or indirect business interests only when authorized at a meeting of stockholders by the affirmative vote of all of the votes cast by the holders of each class and series of shares entitled to vote thereon. If authorized by such a vote, the guaranty may be secured by the corporation's property.

     Under Delaware law, a Delaware corporation may guaranty obligations of a third party, whether or not in furtherance of a specific corporate purpose, without stockholder approval.

     Shareholders' derivative actions. New Jersey law contains certain provisions which have the effect of discouraging derivative actions. Specifically, New Jersey law authorizes the court to award reasonable expenses and attorneys' fees to the successful defendants in a derivative action upon a finding that the action was brought without cause. In addition, the corporation may require the plaintiff or plaintiffs to give security for the reasonable expenses, including attorneys' fees, that may be incurred by the corporation or by other named defendants for which the corporation may become legally liable if the plaintiff of plaintiffs are holders of less than 5% of the outstanding shares of any class or series of such corporation (or voting trust certificates therefor) unless the shares or trust certificates so held have a market value in excess of $25,000.

     The DGCL does not contain comparable provisions.

     Proxies. Under New Jersey law, a proxy is valid for no longer than eleven months unless a longer period is specified. In addition, a proxy is revocable at will unless coupled with an interest. The death or incapacity of a stockholder does not revoke a proxy and it will continue in force until revocation by the stockholder's personal representative.

     Under Delaware law, a proxy is not valid beyond three years from its date unless it so provides for a longer period. In addition, for a proxy to be irrevocable it must so state and be coupled with an interest in the stock itself or in the corporation generally. In the case of a revocable proxy, death or incapacity will revoke the proxy.

     Inspection of books and records. Under New Jersey law, a stockholder of record for at least six months immediately preceding his demand, or any holder (or a person authorized on behalf of such holder) of at least 5% of the outstanding shares of any class or series, shall have the right to examine for any proper purpose the corporation's books and records.

     Under Delaware law, any stockholder upon written demand under oath stating the purpose thereof has the right during usual business hours to inspect for any proper purpose the stock ledger, list of shareholders and other books and records of the corporation, and to make copies or abstracts therefrom.

     Anti-takeover statute. New Jersey has adopted a type of anti-takeover statute known as a "business combination" statute. Subject to numerous qualifications and exceptions, the statute prohibits an interested stockholder of a corporation from effecting a business combination with the corporation for a period of five years unless the corporation's board approved the transaction prior to the stockholder becoming an interested stockholder. An "interested stockholder" is defined to include any beneficial owner of more than 10% of the voting power of the outstanding voting stock of the corporation and any affiliate of the corporation who within the prior five year period has at any time owned10% or more of the voting power. The term "business combination" is defined broadly to include, inter alia, merger of the corporation with the interested stockholder or any corporation which after such merger would be an affiliate of the interested stockholder, and any transfer of 10% or more of the corporation's assets to the interested stockholder or affiliate thereof. The effect of the statue is to protect non-tendering post-acquisition minority stockholders from mergers in which they will be "frozen out" after the merger, by prohibiting transactions in which an acquirer could favor itself at the expense of minority stockholders. The New Jersey statute, however, does not apply to companies which do not have either their principal executive offices or significant business operations located in New Jersey.

     Delaware has adopted a business combination type of anti-takeover statute which operates in a manner similar to the New Jersey statute. Although there are numerous differences between the Delaware statute and the New Jersey statute, the most significant include the following: (i) under the Delaware statute, the moratorium imposed on a business combination with an interested stockholder is three years, as opposed to five under the New Jersey statute; (ii) the Delaware statute defines "interested stockholder" using a 15% ownership threshold rather than the 10% threshold under the New Jersey statute; (iii) the Delaware statute permits an interested stockholder to avoid the moratorium by acquiring 85% of the corporation's voting power in the same transaction in which that stockholder becomes an interested stockholder (the New Jersey statute does not contain a comparable provision); and (iv) the Delaware statute applies to Delaware corporations regardless of the locations of their offices and business operations (the law would therefore apply to TTI).


Comparison of Certificates of Incorporation and By-Laws of TTI and SCG

     Authorized shares of capital stock. The SCG Certificate of Incorporation, as amended, authorizes the issuance of 10,000 shares of SCG common stock, 5,950 shares of which were issued and outstanding as of the SCG Record Date.

     The TTI Certificate of Incorporation, as amended, authorizes the issuance of 100,000,000 shares of TTI Common Stock, 2,578,118 shares of which were issued and outstanding as of the TTI Record Date.

     Meetings. Pursuant to the SCG By-Laws, annual meetings of SCG stockholders shall be held on the second Tuesday in October if not a legal holiday, or at such other date and at such other time as the SCG Board may determine. At each annual meeting, the SCG stockholders entitled to vote shall elect a Board of Directors, and they may transact such other corporate business as may properly be brought before the meeting. Special meetings of SCG stockholders may be called for any purpose by the SCG Board, the Chairman of the Board or the President. Written notice of any meeting of SCG stockholders shall be mailed not less than ten nor more than 60 days before such meeting to each SCG stockholder entitled to vote thereat.

     Special meetings of the SCG Board may be called by the President on two days' notice to each director, or such shorter period of time before the meeting as will be sufficient for the convenient assembly of the directors so notified. Special meeting shall be called by any director in like manner and notice on the written request of two or more directors.

     Pursuant to the TTI By-Laws, annual meetings of TTI stockholders for the election of directors and for such other business as may be stated in the notice of the meeting shall be held at such date as the TTI Board shall determine and as set forth in the notice of the meeting. At each annual meeting, the TTI stockholders entitled to vote shall elect a Board of Directors and they may transact such other corporation business as shall be stated in the notice of the meeting. Special meetings of TTI stockholders may be called for any purpose by the President, the Board of Director or by stockholders entitled to cast at least one-fifth of the votes which all stockholders are entitled to cast at the particular meeting. Written notice shall be given to each TTI stockholder entitled to vote thereat not less than ten nor more than 60 days before the date of the meeting.

     Special meetings of the TTI Board may be called by the President or the Secretary on the written request of the majority of the directors on at least ten days' notice to each director.

     Directors and officers. Pursuant to the SCG By-Laws, the SCG Board may fix the number of directors, but such number may not be less than one. The SCG Board has currently fixed the number of directors at five. The officers of SCG shall be a Chairman of the Board and CEO, a President, a Secretary and a Treasurer and there may be one or more Vice Presidents, one or more Assistant Secretaries and one or more Assistant Treasurers as the SCG Board may elect.

     Pursuant to the TTI By-Laws, the number of directors comprising the TTI Board shall not be less than one nor more than seven persons. The TTI Board has currently fixed the number of directors at one. The officers of TTI shall be a President, a Treasurer and a Secretary. In addition, the TTI Board may elect a Chairman, one or more Vice Presidents and such Assistant Secretaries and Assistant Treasurers as they may deem proper.

                                 LEGAL MATTERS

     The validity of the shares of TTI common stock offered hereby will be passed upon for TTI by Aitken Irvin Lewin Berlin Vrooman & Cohn, LLP.

     Edward A. Vrooman, a principal of such firm, is the owner of 20,000 restricted shares of TTI common stock which he received in exchange for legal services rendered on behalf of TTI prior to March, 1999.


                                    EXPERTS

     The financial statements of Solar Communications Group, Inc. -- Delaware have been audited by Withum, Smith & Brown, independent accountants as set forth in their report on the financial statements appearing in this prospectus. The report contains an explanatory paragraph describing conditions that raise doubt about Solar Communications Group, Inc. -- Delaware's ability to continue as a going concern as described in Note 2 to the financial statements. The financial statements are included in reliance upon the report of Withum, Smith & Brown on the authority of that firm as experts in accounting and auditing.

                       SOLAR COMMUNICATIONS GROUP, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)
                              FINANCIAL STATEMENTS

                       SOLAR COMMUNICATIONS GROUP, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)
                         INDEX TO FINANCIAL STATEMENTS

                                                                                               PAGE
                                                                                             -------
Independent Auditors' Report .............................................................     F-2

Balance Sheets
 September 30, 1998 and 1997 and March 31, 1999 (unaudited) ..............................     F-3

Statements of Operations
 For the Year Ended September 30, 1998, for the Period October 7, 1996 (Date of
 Inception) to September 30, 1997 and for the Six Month Periods ended March 31, 1999
 and 1998 (unaudited) and Cumulative from Inception to March 31, 1999 (unaudited) ........     F-4

Statements of Changes in Stockholders' Equity (Deficit)
 For the Period October 7, 1996 (Date of Inception) to September 30, 1998 and
 for the Six Months ended March 31, 1999 (unaudited) .....................................     F-5

Statements of Cash Flows
 For the Year Ended September 30, 1998, for the Period October 7, 1996 (Date of
 Inception) to September 30, 1997 and for the Six Month Periods ended March 31, 1999
 and 1998 (unaudited) and Cumulative from Inception to March 31, 1999 (unaudited) ........     F-6

Notes to Financial Statements ............................................................  F-7-12

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Solar Communications Group, Inc.:

We have audited the accompanying balance sheets of Solar Communications Group, Inc. (a development stage enterprise) as of September 30, 1998 and 1997, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the year ended September 30, 1998 and for the period October 7, 1996 (Date of Inception) to September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Solar Communications Group, Inc. as of September 30, 1998 and 1997 and the results of its operations and its cash flows for the year ended September 30, 1998 and for the period October 7, 1996 (Date of Inception) to September 30, 1997, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is a development stage enterprise and has suffered recurring losses and net cash outflows from operations since inception that raise substantial doubt about its ability to continue as a going concern. As such, the Company is dependent upon future capital infusions from existing and/or new investors to fund operations. Management's plans with regard to these matters are also described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.



Withum, Smith & Brown
Red Bank, New Jersey
July 1, 1999, except for the first
paragraph of Notes 1 and 9 as to which
the date is August .........,1999

                       SOLAR COMMUNICATIONS GROUP, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)
                                BALANCE SHEETS

                                                                          September 30,          March 31,
                                                                     -----------------------   ------------
                                                                         1998         1997         1999
                                                                     ------------   --------   ------------
                                                                                                (Unaudited)
                               ASSETS
Current Assets:
 Cash ............................................................    $     250      $   --     $    2,906
 Prepaid expenses ................................................           --          --         75,595
 Due from related parties ........................................           --          --         33,161
 Other current assets ............................................           --          --          2,277
                                                                      ---------      ------     ----------
   Total Current Assets ..........................................          250          --        113,939

Property and Equipment, Net ......................................           --          --        222,886
                                                                      ---------      ------     ----------
   TOTAL ASSETS ..................................................    $     250      $   --     $  336,825
                                                                      =========      ======     ==========

           LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
 Accounts payable ................................................    $     400      $  200     $  263,342
 Due to related parties ..........................................       73,762          --         14,300
 Loans payable ...................................................           --          --        215,500
                                                                      ---------      ------     ----------
   Total Current Liabilities .....................................       74,162         200        493,142

Commitments and Contingencies

Stockholders' Equity (Deficit):
 Common stock, no par value; authorized; 10,000,000 shares at
   September 30, 1998 and 1997 and 50,000,000 shares at March 31,
   1999 (unaudited), issued and outstanding; 10,000,000 shares at
   September 30, 1998 and 1997 and 47,184,000 shares at March
   31, 1999 (unaudited) ..........................................          250         250        170,985
 Common stock subscribed, 300,000 shares at March 31, 1999
   (unaudited) ...................................................           --          --        300,000
 Stock subscription receivable ...................................           --        (250)            --
 Deficit accumulated during the development stage ................      (74,162)       (200)      (627,302)
                                                                      ---------      ------     ----------
   Total Stockholders' Equity (Deficit) ..........................      (73,912)       (200)      (156,317)
                                                                      ---------      ------     ----------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
    (DEFICIT) ....................................................    $     250      $   --     $  336,825
                                                                      =========      ======     ==========

  The notes to financial statements are an integral part of these statements.

                       SOLAR COMMUNICATIONS GROUP, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)
                           STATEMENTS OF OPERATIONS

                                                                    For the Period
                                                   For the         October 7, 1996
                                                  Year Ended     (Date of Inception)
                                                September 30,      To September 30,
                                                     1998                1997
                                                -------------    -------------------
Revenues ....................................    $        --        $         --

Operating Expenses:
General and Administrative Expenses .........             --                 200
General and Administrative
 Expenses-Related Parties ...................         73,962                  --
                                                 -----------        ------------
   Total Operating Expenses .................         73,962                 200
                                                 -----------        ------------
Net Loss ....................................    $   (73,962)       $       (200)
                                                 ===========        ============
Basic and Diluted Net Loss Per
 Common Share ...............................    $      (.01)       $         --
                                                 ===========        ============
Weighted Average Number of Shares of
 Common Stock and Common Stock
 Subscribed Outstanding .....................     10,000,000          10,000,000
                                                 ===========        ============


                                                     For the Six Months          Cumulative From
                                                       Ended March 31,            Inception to
                                                     1999            1998        March 31, 1999
                                               ---------------  --------------  ----------------
                                                 (Unaudited)      (Unaudited)      (Unaudited)
Revenues ....................................    $        --     $         --     $        --

Operating Expenses:
General and Administrative Expenses .........        487,024               --         487,224
General and Administrative
 Expenses-Related Parties ...................         66,116               --         140,078
                                                 -----------     ------------     -----------
   Total Operating Expenses .................        553,140               --         627,302
                                                 -----------     ------------     -----------
Net Loss ....................................    $  (553,140)    $         --     $  (627,302)
                                                 ===========     ============     ===========
Basic and Diluted Net Loss Per
 Common Share ...............................    $      (.01)    $         --
                                                 ===========     ============
Weighted Average Number of Shares of
 Common Stock and Common Stock
 Subscribed Outstanding .....................     39,863,451       10,000,000
                                                 ===========     ============

  The notes to financial statements are an integral part of these statements.

                       SOLAR COMMUNICATIONS GROUP, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)
            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
   FOR THE PERIOD OCTOBER 7, 1996 (DATE OF INCEPTION) TO SEPTEMBER 30, 1998
            AND FOR THE SIX MONTHS ENDED MARCH 31, 1999 (UNAUDITED)

                                                                           Common Stock
                                               Common Stock                 Subscribed
                                            Shares        Amount       Shares       Amount
                                        -------------  ------------  ----------  ------------
Balance, October 7, 1996
 (Inception) .........................           --     $      --          --     $      --
Issuance of common stock for stock
 subscription receivable, October
 8, 1996 .............................   10,000,000           250          --            --
Net loss .............................           --            --          --            --
                                         ----------     ---------     -------     ---------
Balance, September 30, 1997 ..........   10,000,000           250          --            --
Collection of stock subscription
 receivable ..........................           --            --          --            --
Net loss .............................           --            --          --            --
                                         ----------     ---------     -------     ---------
Balance, September 30, 1998 ..........   10,000,000           250          --            --
Issuance of common stock, October
 1998 (unaudited) ....................   32,844,000            --          --            --
Issuance of common stock for
 services rendered, December
 1998, $.04 per share (unaudited) ....    1,840,000        72,386          --            --
Issuance of common stock for the
 conversion of related party debt,
 December 1998, $.04 per share
 (unaudited) .........................    2,500,000        98,349          --            --
Common stock subscribed, February
 and March 1999, $1.00 per share
 (unaudited) .........................           --            --     300,000       300,000
Net loss (unaudited) .................           --            --          --            --
                                         ----------     ---------     -------     ---------
Balance, March 31, 1999
 (unaudited) .........................   47,184,000     $ 170,985     300,000     $ 300,000
                                         ==========     =========     =======     =========

                                                            Deficit
                                                          Accumulated
                                             Stock         During the          Total
                                         Subscription     Development      Stockholders'
                                          Receivable         Stage        Equity (Deficit)
                                        --------------  ---------------  -----------------
Balance, October 7, 1996
 (Inception) .........................     $    --        $        --       $        --
Issuance of common stock for stock
 subscription receivable, October
 8, 1996 .............................        (250)                --                --
Net loss .............................          --               (200)             (200)
                                           -------        -----------       -----------
Balance, September 30, 1997 ..........        (250)              (200)             (200)
Collection of stock subscription
 receivable ..........................         250                 --               250
Net loss .............................          --            (73,962)          (73,962)
                                           -------        -----------       -----------
Balance, September 30, 1998 ..........          --            (74,162)          (73,912)
Issuance of common stock, October
 1998 (unaudited) ....................          --                 --                --
Issuance of common stock for
 services rendered, December
 1998, $.04 per share (unaudited) ....          --                 --            72,386
Issuance of common stock for the
 conversion of related party debt,
 December 1998, $.04 per share
 (unaudited) .........................          --                 --            98,349
Common stock subscribed, February
 and March 1999, $1.00 per share
 (unaudited) .........................          --                 --           300,000
Net loss (unaudited) .................          --           (553,140)         (553,140)
                                           -------        -----------       -----------
Balance, March 31, 1999
 (unaudited) .........................     $    --        $  (627,302)      $  (156,317)
                                           =======        ===========       ===========

  The notes to financial statements are an integral part of these statements.

                       SOLAR COMMUNICATIONS GROUP, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)
                           STATEMENTS OF CASH FLOWS

                                                                For the Period
                                               For the         October 7, 1996
                                              Year Ended     (Date of Inception)
                                            September 30,      To September 30,
                                                 1998                1997
                                            -------------    -------------------
Cash Flows From Operating Activities:
Net loss ................................    $  (73,962)           $  (200)
Adjustments to reconcile net loss to net
 cash used in operating activities:
   Depreciation and amortization ........            --                 --
   Common stock issued for services .....            --                 --
   Changes in assets and liabilities:
    Prepaid expenses ....................            --                 --
    Other current assets ................            --                 --
    Accounts payable ....................           200                200
                                             ----------            -------
      Net Cash Used in Operating
       Activities .......................       (73,762)                --

Cash Flows From Investing Activities:
   Purchase of property and
    equipment ...........................            --                 --
   Collection of stock subscription
    receivable ..........................           250                 --
   Net change in due from related
    parties .............................            --                 --
                                             ----------            -------
      Net Cash Provided by (Used
       in) Investing Activities .........           250                 --

Cash Flows From Financing Activities:
   Net change in due to related parties          73,762                 --
   Proceeds from loans payable ..........            --                 --
   Proceeds from common stock
    subscribed ..........................            --                 --
                                             ----------            -------
      Net Cash Provided By
       Financing Activities .............        73,762                 --
                                             ----------            -------
Net Increase in Cash ....................           250                 --
Cash -- Beginning of Period .............            --                 --
                                             ----------            -------
Cash -- End of Period ...................    $      250            $    --
                                             ==========            =======


                                              For the Six Months Ended      Cumulative from
                                                     March 31,               Inception to
                                                 1999            1998       March 31, 1999
                                           ---------------  -------------  ----------------
                                             (Unaudited)     (Unaudited)      (Unaudited)
Cash Flows From Operating Activities:
Net loss ................................    $  (553,140)        $ --        $  (627,302)
Adjustments to reconcile net loss to net
 cash used in operating activities:
   Depreciation and amortization ........          2,421           --              2,421
   Common stock issued for services .....         72,386           --             72,386
   Changes in assets and liabilities:
    Prepaid expenses ....................        (75,595)          --            (75,595)
    Other current assets ................         (2,277)          --             (2,277)
    Accounts payable ....................        262,942           --            263,342
                                             -----------         ----        -----------
      Net Cash Used in Operating
       Activities .......................       (293,263)          --           (367,025)

Cash Flows From Investing Activities:
   Purchase of property and
    equipment ...........................       (225,307)          --           (225,307)
   Collection of stock subscription
    receivable ..........................             --           --                250
   Net change in due from related
    parties .............................        (33,161)          --            (33,161)
                                             -----------         ----        -----------
      Net Cash Provided by (Used
       in) Investing Activities .........       (258,468)          --           (258,218)

Cash Flows From Financing Activities:
   Net change in due to related parties           38,887           --            112,649
   Proceeds from loans payable ..........        215,500           --            215,500
   Proceeds from common stock
    subscribed ..........................        300,000           --            300,000
                                             -----------         ----        -----------
      Net Cash Provided By
       Financing Activities .............        554,387           --            628,149
                                             -----------         ----        -----------
Net Increase in Cash ....................          2,656           --              2,906
Cash -- Beginning of Period .............            250           --                 --
                                             -----------         ----        -----------
Cash -- End of Period ...................    $     2,906         $ --        $     2,906
                                             ===========         ====        ===========

  The notes to financial statements are an integral part of these statements.

                       SOLAR COMMUNICATIONS GROUP, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
        MARCH 31, 1999 AND MARCH 31, 1998 AND CUMULATIVE FROM INCEPTION
                        TO MARCH 31, 1999 IS UNAUDITED)


Note 1 -- Organization and Business:

     Solar Communications Group, Inc. -- Delaware (the Company) was incorporated in Delaware in 1994 as Thermaltec International Corp. Since 1994 and prior to August __, 1999, the Company had been organized for the purpose of selling thermal sprayed coatings to individual customers in the United States and other countries. On August __, 1999, the Company acquired all of the outstanding capital stock of Solar Communications Group, Inc. -- New Jersey, a corporation involved in the installation and implementation of computer hardware and software inside rooms of nationwide hotels. Prior to August __, 1999, the Company had transferred substantially all of its assets and liabilities into a wholly-owned subsidiary, Panama Industries, Ltd. The shares of Panama Industries, Ltd. were distributed to the shareholders of Thermaltec International Corp. immediately prior to the closing date of the merger with Solar Communications Group, Inc. -- New Jersey. As a result of this acquisition, the former shareholders of Solar Communications Group, Inc. -- New Jersey exchanged their stock for approximately 96 percent of the Company's outstanding stock. Since this transaction is considered to be a reverse merger, Solar Communications Group, Inc. -- New Jersey is treated as the acquiror in this transaction for accounting purposes and, accordingly, the historical financial statements of Solar Communications Group, Inc. -- New Jersey, prior to the acquisition date are deemed to be the historical financial statements of the Company.

     The Company provides quality communication alternatives to the business community. The Company has developed an Internet access solution, known as PCRoomLink(TM), for the hospitality industry. PCRoomLink's computer-equipped rooms permit a hotel patron, with or without a laptop computer, to obtain high-speed Internet access in the privacy of his/her hotel room.

     The Company is a development stage enterprise, which has a very limited history of operations and has not generated any revenues from operations. The Company's business model is untested. It may take the Company longer than anticipated to implement its business model, and some aspects of the Company's business model may not prove to be feasible or possible.

Note 2 -- Basis of Preparation:

     Since inception, the Company has suffered recurring losses and net cash outflows from operations. The Company expects to continue to incur substantial losses to complete the development of its business model and will also incur substantial marketing and staffing costs in the near future. Since its inception, the Company has funded operations through debt issuance and, more recently, private placements of equity in order to meet its strategic objectives. Management is actively pursuing other financing options, which include securing additional equity financing, and believes that sufficient funding will be available to meet its planned business objectives including anticipated cash needs for working capital, for a reasonable period of time.

     However, there can be no assurance that the Company will be able to obtain sufficient funds to continue the development of, and if successful, to commence the installation and implementation of its computer systems in the hotels.

     As a result of the foregoing, there exists substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability of the carrying amounts of recorded assets or the amount of liabilities that might result from the outcome of this uncertainty.

                       SOLAR COMMUNICATIONS GROUP, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
        MARCH 31, 1999 AND MARCH 31, 1998 AND CUMULATIVE FROM INCEPTION
                        TO MARCH 31, 1999 IS UNAUDITED)

Note 3 -- Summary of Significant Accounting Policies:

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Development Stage Enterprise

     The accompanying financial statements have been prepared in accordance with the provision of Statement of Financial Accounting Standard (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises".

Property and Equipment, Net

     Property and equipment are recorded at cost less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the assets which range from three to seven years. Gains and losses on depreciable assets retired or sold are recognized in the statement of operations in the year of disposal. Repairs and maintenance expenditures are expensed as incurred.

Income Taxes

     The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax assets will not be realized.

New Accounting Standards

     The Company will adopt Statement of Financial Accounting Standard (FAS) No. 130, "Reporting Comprehensive Income" in fiscal 1999. This statement establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires the classification of items of comprehensive income by their nature in a financial statement and the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. The Company believes that adoption of this statement will not have a material effect on its financial statements.

     The Company will also adopt FAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" in fiscal 1999. This statement supersedes FAS No. 14, "Financial Reporting for Segments of a Business Enterprise," but retains the requirement to report information about major customers. This statement establishes standards for reporting information about operating segments in annual financial statements. Operating segments are defined as components of an enterprise evaluated regularly by the Company's senior management in deciding how to allocate resources and in assessing performance. The Company believes that adoption of this statement will not have a material effect on its financial statements.

                       SOLAR COMMUNICATIONS GROUP, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
        MARCH 31, 1999 AND MARCH 31, 1998 AND CUMULATIVE FROM INCEPTION
                        TO MARCH 31, 1999 IS UNAUDITED)

Note 3 -- Summary of Significant Accounting Policies:  -- (Continued)

     In 1998, the FASB issued Statement of Financial Accounting Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No.
133). SFAS No. 133 modifies the accounting for derivative and hedging activities and is effective for fiscal years beginning after December 15, 1999. The Company believes that the adoption of SFAS No. 133 will not have a material impact on the Company's financial statements.


Concentration of Credit Risk

     The Company maintains cash balances, at times, with financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation. Management monitors the soundness of these institutions and considers the Company's risk negligible.


Advertising Costs

     All advertising costs are expensed the first time the advertising takes place. Advertising costs were approximately $112,000 for the six months ended March 31, 1999.


Financial Instruments

     The carrying values of accounts payable and accrued expenses approximate their fair values. The fair value of the Company's loans payable is assumed to approximate its book value.


Net Loss Per Common Share

     The Company has adopted SFAS No. 128, "Earnings per Share" ("FAS 128"), which requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS") by all entities that have publicly traded common stock or potential common stock (options, warrants, convertible securities or contingent stock arrangements). FAS 128 also requires presentation of earnings per share by an entity that has made a filing or is in the process of filing with a regulatory agency in preparation for the sale of securities in a public market.

     Basic EPS is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an antidilutive effect on earnings. Refer to Note 11 for the Company's methodology for determining net loss per share.


Interim Financial Information

     The financial information presented for the six months ended March 31, 1999 and 1998 and the cumulative amounts from the date of inception is unaudited but, in the opinion of management, reflects all adjustments (which consist of normal accruals) necessary for a fair presentation of such financial statements. The results of operations for the six months ended March 31, 1999 are not necessarily indicative of the operating results to be expected for the year ended September 30, 1999.

                       SOLAR COMMUNICATIONS GROUP, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
        MARCH 31, 1999 AND MARCH 31, 1998 AND CUMULATIVE FROM INCEPTION
                        TO MARCH 31, 1999 IS UNAUDITED)

Note 4 -- Property and Equipment, Net:

     Property and equipment consist of the following:


                                             September 30,
                                            ---------------     March 31,
                                             1998     1997        1999
                                            ------   ------   ------------
                                                               (Unaudited)
Office equipment ........................    $ --     $ --      $ 24,207
Hotel installations in progress .........      --       --       201,100
                                             ----     ----      --------
                                               --       --       225,307
Less accumulated depreciation ...........      --       --         2,421
                                             ----     ----      --------
Property and Equipment, Net .............    $ --     $ --      $222,886
                                             ====     ====      ========

     Depreciation expense amounted to $2,421 for the six months ended March 31, 1999.

     Hotel installations in progress primarily relates to purchased software licenses which will be utilized in the various hotels.

Note 5 -- Income Taxes:

     The Company has incurred losses since inception which have generated net operating loss carryforwards of approximately $74,000 at September 30, 1998, which expire beginning in the year 2017. Due to the uncertainty of their realization, no income tax benefits have been recorded by the Company for these net operating loss carryforwards as valuation allowances have been established for any such benefits. The use of these net operating loss carryforwards may be subject to limitations under section 382 of the Internal Revenue Code pertaining to changes in stock ownership.

     The increase in the valuation allowance amounted to $29,600 for the year ended September 30, 1998.

     Deferred tax assets for federal and state income taxes consist of the following:

                                                   September 30,
                                                 1998         1997
                                              ---------     -------
Net operating loss carryforwards .........    $  29,600       $ --
Valuation allowance ......................      (29,600)        --
                                              ---------       ----
Net deferred tax assets ..................    $      --       $ --
                                              =========       ====

Note 6 -- Loans Payable:

     The Company has various loans from individuals. These loans are non-interest bearing and contain no terms of repayment. As permitted by their terms, the loans can be converted into shares of common stock of the Company at $1.00 per share.

Note 7 -- Related Party Transactions:

     Since its inception, the Company has had transactions with two related parties (Cam-Comm, Inc. and JMR Marketing Corporation). Each of these related parties is owned in whole or in part by the Company's Chairman and Chief Executive Officer. The Company has obtained goods and services from these related entities, due to their inability to obtain such goods and services on commercially viable terms.

                       SOLAR COMMUNICATIONS GROUP, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
        MARCH 31, 1999 AND MARCH 31, 1998 AND CUMULATIVE FROM INCEPTION
                        TO MARCH 31, 1999 IS UNAUDITED)

Note 7 -- Related Party Transactions:  -- (Continued)

     The amounts due from (to) related parties are as follows:

                                                              Due From            Due to
                                                          Related Parties     Related Parties
                                                         -----------------   ----------------
Balance, October 7, 1996 (date of inception) .........        $     --          $      --
Company expenses paid by related party ...............              --                 --
                                                              --------          ---------
Ending balance, September 30, 1997 ...................              --                 --
Company expenses paid by a related party .............              --             73,762
                                                              --------          ---------
Ending balance, September 30, 1998 ...................              --             73,762
Company advances to a related party ..................          33,161                 --
Company expenses paid by a related party .............              --             38,887
Conversion of related party debt through the issuance
 of common stock .....................................              --            (98,349)
                                                              --------          ---------
Ending balance, March 31, 1999 (Unaudited) ...........        $ 33,161          $  14,300
                                                              ========          =========

     The above balances are non-interest bearing. There are no fixed terms of repayment. However, repayment is expected to occur within the next year.


Note 8 -- Commitments:

Leases

     The Company leases office space, telephone and computer equipment from related parties (Cam Comm, Inc. and JMR Marketing Corporation) on a month to month basis. These leases are classified as operating leases. The lease expense for the six months ended March 31, 1999 was $34,111.

Note 9 -- Stockholders' Equity:

Reverse Merger

     On August __, 1999, the Company issued ___________ shares of common stock to acquire Solar Communications Group, Inc. -- New Jersey (see Note 1). For accounting purposes, the acquisition of Solar Communications Group, Inc. -- New Jersey by the Company has been treated as a reverse merger. Accordingly, the ___________ shares issued to acquire Solar Communications Group, Inc. -- New Jersey have been treated as outstanding from October 7, 1996 (as adjusted for the historical issuance of Solar Communications Group, Inc. -- New Jersey common stock during the period from October 7, 1996 to August __, 1999) and the previously outstanding ___________ shares have been treated as issued on the acquisition date.

Common Stock Subscribed

     The Company has entered into common stock purchase and subscription agreements which provide for the issuance of 300,000 shares of common stock at $1.00 per share. These stock company's subscription agreements are part of the Company's overall $12,000,000 private placement equity funding (see Note 13). The actual stock issuance will be completed when, among other things, final authorization from the State of New Jersey is received.

                       SOLAR COMMUNICATIONS GROUP, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
        MARCH 31, 1999 AND MARCH 31, 1998 AND CUMULATIVE FROM INCEPTION
                        TO MARCH 31, 1999 IS UNAUDITED)

Note 10 -- Stock Based Compensation:

     The Company intends to apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for options as allowed by Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation." During the year ended September 30, 1998 and for the period October 7, 1996 (date of inception) to September 30, 1997 and for the six months ended March 31, 1999 and 1998, the Company did not grant options; thus no compensation expense was recorded in these periods.

Note 11 -- Net Loss Per Share:

     Basic EPS and Diluted EPS for the year ended September 30, 1998, for the period October 7, 1996 (Date of Inception) to September 30, 1997 and for the six month periods ended March 31, 1999 and 1998 have been computed by dividing the net loss for each respective period by the weighted average shares outstanding (including the shares to be issued under the common stock subscription agreements) during that period. During all such periods, there were no potentially diluted securities outstanding, or the effect of such securities would be antidilutive. Hence, Basic EPS and Diluted EPS are the same.

Note 12 -- Supplemental Disclosure of Cash Flow Information:

                                                     For the Period
                                     For the         October 7, 1996             For the Six
                                    Year Ended     (Date of Inception)           Months Ended           Cumulative from
                                  September 30,      To September 30              March 31,              Inception to
                                       1998                1997               1999           1998       March 31, 1999
                                 ---------------  ---------------------  -------------  -------------  ----------------
                                                                          (Unaudited)    (Unaudited)      (Unaudited)
Cash paid during the year for:
 Interest .....................        $ --                $ --               $ --           $ --            $ --
 Income taxes .................        $ --                $ --               $500           $ --            $500

     Disclosure of non-cash investing and financing activities:

     In December 1998, the Company issued shares of common stock to satisfy a related party obligation in the amount of $98,349.

     During the period October 7, 1996 (date of inception) to September 30, 1997, the Company issued shares of common stock for a stock subscription receivable of $250.

Note 13 -- Subsequent Events:

     Subsequent events occurring after March 31, 1999, other than the consummation of the Company's merger with Solar Communications Group, Inc. -- New Jersey (See Notes 1 and 9), consist of the following:

     On May 21, 1999, the Board of Directors of Solar Communications Group, Inc. -- New Jersey approved the 1999 Stock Option Plan (the Plan), subject to shareholder approval of the Plan, and reserved 10,000,000 shares of common stock for issuance relating to options granted under the Plan. As part of the plan, since March 31, 1999, options to purchase approximately 4,299,000 shares of Solar Communications, Inc. -- New Jersey's common stock at $1.00 per share have been granted to employees.

     The Board of Directors of Solar Communication Group, Inc. -- New Jersey has approved an amendment to the Certificate of Incorporation of the Company which would authorize an increase in the number of authorized shares of common stock from 50,000,000 to 100,000,000.

     Subsequent to March 31, 1999, the Solar Communications Group, Inc. -- New Jersey obtained private placement equity funding from investors of approximately $12,000,000 in the form of additional common stock subscribed. The stock is being subscribed to at $1.00 per share.

ANNEX A


                      AGREEMENT AND PLAN OF REORGANIZATION


         AGREEMENT AND PLAN OF REORGANIZATION, dated as of June 16, 1999, by and between SOLAR COMMUNICATIONS GROUP, INC., a New Jersey corporation ("SCG"), THERMALTEC INTERNATIONAL, CORP., a Delaware corporation ("TTI"), and ANDREW B. MAZZONE, the principal stockholder of TTI ("Mazzone").


                              W I T N E S S E T H:

         WHEREAS, the Boards of Directors of SCG and TTI deem it advisable and in the best interests of their respective stockholders to consummate, and have approved, the transaction provided for herein in which SCG would merge with and into TTI, with TTI being the surviving corporation (the "Merger"); and

         WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:


                                    ARTICLE I

                                   THE MERGER

         SECTION 1.01 Effective Time of the Merger. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date (as defined in Section 1.02), (i) a certificate of merger (the "DE Certificate of Merger") shall be duly prepared and executed by TTI (and, if required, executed by SCG) and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the Delaware General Corporation Law, as amended (the "GCL"), and (ii) a certificate of merger (the "NJ Certificate of Merger") shall be duly prepared and executed by SCG (and, if required, executed by TTI) and thereafter delivered to the Department of Revenue of the State of New Jersey for filing, as provided in the New Jersey Business Corporation Act (the "BCA"). The Merger shall become effective upon the filing of the DE Certificate of Merger with the Secretary of State of the State of Delaware and the filing of the NJ Certificate of Merger with the Department of Revenue of the State of New Jersey or at such later time as may be agreed to in writing by TTI and SCG (the "Effective Time"). The DE Certificate of Merger and the NJ Certificate of Merger are, at times, collectively referred to herein as the "Merger Filings."

         SECTION 1.02 Closing. The closing of the Merger (the "Closing") will take place at 10:00 AM, Philadelphia local time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Sections 7.01, 7.02 (other than the delivery of the officers' certificate referred to therein) and 7.03 (other than the delivery of the officers' certificate referred to therein) (the "Closing Date"), at the offices of Archer & Greiner, A Professional Corporation, One Centennial Square, Haddonfield, NJ 08033, unless another date or place is agreed to in writing by the parties hereto.

         SECTION 1.03 Effects of the Merger.

                           (a) At the Effective Time (i) the separate corporate
                  existence of SCG shall cease and SCG shall be merged with and into TTI (SCG and TTI are sometimes referred to herein as the "Constituent Corporations" and TTI, as the surviving corporation after the Merger, is sometimes referred to herein as the "Surviving Corporation"), (ii) the Certificate of Incorporation of SCG as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended, and (iii) the Bylaws of SCG as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter amended.

                           (b) At the Effective Time, the effect of the Merger
                  shall be as provided in this Agreement and the applicable provisions of the GCL and the BCA. Without limiting the generality of the foregoing and subject thereto, at and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation, and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations existing as of the Effective Time shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations existing as of the Effective Time shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it.

         SECTION 1.04 Directors and Officers of the Surviving Corporation. The directors and officers of SCG at the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation, until their respective successors have been duly elected or appointed (as applicable) and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws.


                                   ARTICLE II

                            CONVERSION OF SECURITIES

         SECTION 2.01 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of the Common Stock, no par value per share, of SCG (the "SCG Common Stock"):

                           (a) Exchange Ratio for Existing SCG Common Stock.
                  Subject to Section 2.02(d), each issued and outstanding share of SCG Common Stock (other than shares to be canceled in accordance with Section 2.01(b) and any Dissenting Shares (as defined and to the extent provided in Section 2.04)) shall be converted into the right to receive, from TTI, that number (the "Conversion Number") of fully paid and nonassessable shares of the Common Stock, par value $.0001 per share, of TTI (the "TTI Common Stock") obtained by dividing (i) 64,500,000 by (ii) the sum of (A) the difference between (1) the number of shares of SCG Common Stock then outstanding and (2) the aggregate number of shares to be canceled pursuant to Section 2.01(b) hereof and Dissenting Shares, plus (B) the number of shares of SCG Common Stock then reserved for issuance pursuant to options issued and then outstanding under the 1999 Option Plan (as such term is defined in Section 2.03 hereof). The shares of TTI Common Stock to be issued in the Merger are sometimes hereinafter referred to as the "Conversion Shares." All such shares of SCG Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Conversion Shares.

                           (b) Cancellation of Treasury Stock and TTI-Owned
                  Stock. All shares of SCG Common Stock that are owned by SCG as treasury stock and any shares of SCG Common Stock owned by TTI, or any direct or indirect wholly-owned subsidiary of TTI or SCG, immediately prior to the Effective Time shall be canceled and retired and shall cease to exist and no stock of TTI or other consideration shall be delivered in exchange therefor.

         SECTION 2.02  Exchange of Certificates.

                           (a) Exchange Procedures. As soon as reasonably
                  practicable after the Effective Time, TTI shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of SCG Common Stock (the "Certificates") whose shares were converted pursuant to Section 2.01 into the right to receive shares of TTI Common Stock from the Surviving Corporation (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to TTI and shall be in such form and have such other provisions as SCG and TTI may reasonably specify) and
                  (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the Conversion Shares. Upon surrender of a Certificate for cancellation to TTI or to such other agent or agents as may be appointed by TTI, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of TTI Common Stock representing the Conversion Shares which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of SCG Common Stock which is not registered in the transfer records of SCG, a certificate representing the proper number of shares of TTI Common Stock may be issued to a transferee if the Certificate representing such SCG Common Stock is presented to TTI, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing the appropriate number of Conversion Shares.

                           (b) Distributions with Respect to Unexchanged Shares.
                  No dividends or other distributions declared or made after the Effective Time with respect to TTI Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Conversion Shares represented thereby. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Conversion Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Conversion Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Conversion Shares.

                           (c) No Further Ownership Rights in SCG Common Stock.
                  All Conversion Shares issued upon the surrender for exchange of shares of SCG Common Stock, all in accordance with the terms hereof (together with any dividends or distributions paid pursuant to Section 2.02(b)), shall be deemed to have been issued and conferred in full satisfaction of all rights pertaining to such shares of SCG Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of SCG Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

                           (d) No Fractional Conversion Shares. No certificate
                  or script representing fractional Conversion Shares of TTI Common Stock shall be issued upon the surrender for exchange of Certificates. Fractional Conversion Shares of TTI Common Stock issuable upon the surrender for exchange of Certificates shall be rounded to the nearest whole number.

         SECTION 2.03 Stock Options. At the Effective Time, all options to purchase SCG Common Stock then outstanding under SCG's 1999 Stock Option Plan (the "1999 Option Plan") shall be assumed by TTI in accordance with Section 6.14 hereof (each an "SCG Option" and, collectively, the "SCG Options").

         SECTION 2.04  SCG Appraisal Rights.

                           (a) Notwithstanding any provision of this Agreement
                  to the contrary, any shares of SCG Common Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with the BCA and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive TTI Common Stock pursuant to Section 2.01, but the holder thereof shall only be entitled to such rights as are granted by the BCA.

                           (b) Notwithstanding the provisions of subsection (a),
                  if any holder of shares of SCG Common Stock who demands appraisal of such shares under the BCA shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares of SCG Common Stock shall automatically be converted into and represent only the right to receive, upon surrender of the certificate representing such shares of SCG Common Stock, shares of TTI Common Stock issuable pursuant to Section 2.01 in exchange for such outstanding shares of SCG Common Stock and any dividends or other distributions pursuant to Section 2.02(b).

                           (c) SCG shall give TTI (i) prompt notice of any
                  written demands for appraisal of any shares of SCG Common Stock, withdrawals of such demands, and any other instruments served pursuant to the BCA and received by SCG and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the BCA. SCG shall not, except with the prior written consent of TTI, voluntarily make any payment with respect to any demands for appraisal of SCG Common Stock or offer to settle or settle any such demands.

         SECTION 2.05  TTI Appraisal Rights.

                           (a) Notwithstanding any provision of this Agreement
                  to the contrary, any shares of TTI Common Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with the GCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("TTI Dissenting Shares"), shall entitle the holder thereof only to such rights as are granted by the GCL.

                           (b) Notwithstanding the provisions of subsection (a),
                  if any holder of shares of TTI Common Stock who demands appraisal of such shares under the GCL shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares of GCL Common Stock shall remain outstanding.

                           (c) TTI shall give SCG (i) prompt notice of any
                  written demands for appraisal of any shares of TTI Common Stock, withdrawals of such demands, and any other instruments served pursuant to the GCL and received by TTI and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the GCL. TTI shall not, except with the prior written consent of SCG, voluntarily make any payment with respect to any demands for appraisal of TTI Common Stock or offer to settle or settle any such demands.

         SECTION 2.06 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368- 3(a) of the United States Income Tax regulations.

         SECTION 2.07 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Constituent Corporations, the officers and directors of the Constituent Corporations are fully authorized in the names of their respective corporations to take, and will take, all such lawful and necessary action.

                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF TTI AND MAZZONE

         As used in this Agreement, any reference to any event, change or effect being material or having a material adverse effect on or with respect to TTI or SCG, means such event, change or effect is materially adverse to the consolidated condition (financial or otherwise), properties, assets (including intangible assets), liabilities (including contingent liabilities), businesses or results of operations of TTI or SCG, as the case may be, and its Subsidiaries taken as a whole. As used in this Agreement, the word "Subsidiary" or "Subsidiaries" means, with respect to any party, any corporation(s) or other organization(s), whether incorporated or unincorporated, in which such party, directly or indirectly, holds an equity, partnership or other ownership interest.

         TTI and Mazzone hereby jointly and severally represent and warrant to SCG that, except as set forth in this Agreement:

         SECTION 3.01 Organization; Subsidiaries.

                           (a) TTI is a corporation duly organized, validly
                  existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted. TTI is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

                           (b) TTI does not have any Subsidiaries, other than
                  Panama Industries, Ltd., a Delaware corporation. All of the stock of Panama Industries Ltd. owned by TTI will be transferred to TTI's shareholders, as a dividend, on or before the Effective Time.

                           (c) TTI has made available to SCG a true and correct
                  copy of its Certificate of Incorporation and Bylaws, each as amended to date, and each such instrument is in full force and effect. TTI is not in violation of any provision of its Certificate of Incorporation or Bylaws or other governing instrument.

         SECTION 3.02  Capitalization.

                           (a) As of the date hereof, the authorized capital
                  stock of TTI consists of 10,000,000 shares of TTI Common Stock. The Board of Directors of TTI has approved an amendment to the Certificate of Incorporation of TTI (the "Proposed TTI Amendment") which would authorize an increase in the number of authorized shares of TTI Common Stock from 10,000,000 to 100,000,000 and is currently seeking shareholder approval of such Proposed TTI Amendment. As of the date hereof, 2,578,118 shares of TTI Common Stock are issued and outstanding. All the outstanding shares of TTI Common Stock are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) ("Voting Debt") of TTI is issued or outstanding. Other than as described in this Section 3.02, as of the date hereof, there are no existing options, warrants, calls, subscriptions or other rights or other agreements or commitments of any character relating to the issued or unissued capital stock or Voting Debt of TTI or obligating TTI to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interests in, TTI or securities convertible into or exchangeable for such shares or equity interests or obligating TTI to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment. There are no outstanding contractual obligations of TTI to repurchase, redeem or otherwise acquire any shares of capital stock of TTI.

                           (b) As of the date hereof, TTI has issued and
                  outstanding warrants to purchase a total of 193,400 shares of TTI Common Stock (collectively, the "Warrants"). The certificates for the Warrants, in the form attached hereto as
                  Exhibit 3.02, constitute the entire agreement between TTI and the holders of the Warrants with respect to the Warrants, and there has been no change in or modification or alteration of such terms, nor has there been any amendment, modification or entering into of any other agreement which would affect the terms of the Warrants or the related rights and obligations of the holders of the Warrants or the Company. Among other terms, the Warrants are currently exercisable at a price of $1.00 per share and currently expire on June 2, 2000. The issuance of the Warrants and/or the issue and sale of shares of TTI Common Stock upon exercise thereof complied or will comply with all applicable federal and state securities laws.

                           (c) All outstanding shares of TTI Common Stock, all
                  outstanding securities exchangeable or convertible into or exerciseable for TTI Common Stock, and any other outstanding securities of TTI were issued in compliance with all applicable state and federal securities laws.

                           (d) As of the date of this Agreement, no person or
                  entity holds the right to require the registration or qualification under applicable securities laws of any securities of TTI, and there is no voting trust, proxy, rights plan, antitakeover plan, or other agreement or understanding to which TTI is a party or by which it is bound with respect to any class of equity security of TTI.

                           (e) The TTI Common Stock to be issued pursuant to the
                  Merger has been duly authorized and will, when issued and delivered in accordance with this Agreement, be validly issued, fully paid and non-assessable and will not be subject to any restrictions on resale under the Securities Act of 1933, as amended (the "Securities Act").

         SECTION 3.03 Authority. TTI has all requisite corporate power and corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Merger and of the other transactions contemplated hereby (including authorization by the Board of Directors to solicit stockholder vote on such transactions) have been duly authorized by all necessary corporate action on the part of TTI and no other corporate proceedings on the part of TTI are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement and the Merger by the holders of TTI Common Stock pursuant to the GCL). The vote required by TTI's stockholders to approve and adopt this Agreement and approve the Merger is a majority of the outstanding shares of TTI Common Stock. TTI's Board of Directors has unanimously approved this Agreement and the Merger. This Agreement has been duly executed and delivered by TTI and constitutes a valid and binding obligation of TTI, enforceable against TTI in accordance with its terms.

         SECTION 3.04  Consents and Approvals; No Violations.

                           (a) Neither the execution, delivery or performance of
                  this Agreement by TTI nor the consummation by TTI of the transactions contemplated hereby nor compliance by TTI with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of TTI, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which TTI is a party or by which it or any of its properties or assets may be bound, or
                  (iii) violate any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to TTI or any of its properties or assets.

                           (b) No consent, waiver, approval, order or
                  authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local, or foreign governmental authority or instrumentality ("Governmental Entity") or any third party, is required to be obtained or made by TTI in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the Merger Filings with the Secretary of State of the State of Delaware and the Department of Revenue of the State of New Jersey; (ii) the filing of the Proxy Statement/Prospectus (as defined in Section 3.19) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), if required by the terms and provisions of the Exchange Act; (iii) the filing of a Registration Statement (the "Registration Statement") on Form S-4 (or any similar successor form thereto) with the SEC in accordance with the Securities Act; and (iv) such consents, approvals, orders, authorizations, registrations, declarations, and filings as may be required under applicable federal, foreign, and state securities (or related) laws, and the securities or antitrust laws of any foreign country.

         SECTION 3.05 Financial Statements. TTI has delivered to SCG a true and complete copy of TTI's audited financial statements as of and for the periods ended September 30, 1998 (the "Balance Sheet Date") and September 30, 1997, including the notes thereto, and TTI's unaudited financial statements as of and for the period ended March 31, 1999, including the notes thereto (such audited and unaudited financial statements are referred to collectively herein as the "TTI Documents"). The TTI Documents, at the time delivered, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The TTI Documents have been prepared on a consistent basis during the periods involved and fairly present the financial position of TTI as at the dates thereof and the results of its operations and cash flows for the periods then ended.

         SECTION 3.06 Absence of Certain Changes. Since the Balance Sheet Date, except as expressly contemplated herein, there has been no adverse change in the business, operations, condition (financial or otherwise), results of operations, assets or liabilities of TTI. Since the Balance Sheet Date, except as expressly contemplated herein or with respect to the transactions contemplated hereby, TTI has conducted its business consistent with past practices and TTI has not (a) incurred loss of, or significant injury to, any assets of TTI as a result of any fire, explosion, flood, windstorm, earthquake, labor trouble, riot, accident, act of God or public enemy or armed forces, or other occurrence; (b) issued or committed to issue any capital stock, bonds or other corporate securities or debt instruments, or granted any options, warrants or other rights calling for the issuance thereof; (c) borrowed any funds; (d) incurred or, to TTI's knowledge, become subject to, any obligation or liability (absolute or contingent, matured or unmatured); (e) declared or made payment of, or set aside for payment, any dividends or distributions of any assets, or purchased, redeemed or otherwise acquired any of its capital stock, any securities convertible into capital stock, or any other securities; (f) mortgaged, pledged or subjected to any liens, mortgages, security interests or encumbrances of any kind, other than for taxes not yet due and payable, any of its assets; (g) sold, exchanged, transferred or otherwise disposed of any of its assets, or canceled any debts or claims, except in each case in the ordinary course of business; (h) acquired any assets except in the ordinary course of business; (i) written down the value of any assets or written off as uncollectible any notes or accounts receivables, except write-downs and write-offs in the ordinary course of business, none of which, individually or in the aggregate, are material; (j) entered into any transactions other than in the ordinary course of business; (k) increased the rate of compensation payable, or to become payable, by it to any of its officers, employees, agents, or independent contractors over the rate being paid to them on the Balance Sheet Date, except for increases in the ordinary course of business consistent with past practices; (l) made or permitted any amendment or termination of any agreement to which it is a party;
(m) through negotiation or otherwise, made any commitment or incurred any liability to any labor organization; (n) made any accrual or arrangement for or payment of bonuses or special compensation of any kind to any director, officer or employee; (o) made any material change in any method of accounting or accounting practice; or (p) entered into any binding obligation to do any of the foregoing.

         SECTION 3.07 No Liabilities. As of the Closing Date, TTI shall not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of TTI (including the notes thereto).

         SECTION 3.08 Assets. As of the Closing Date, TTI will not own any assets of any nature, except for those assets required to be retained by TTI pursuant to Section 6.12 hereof.

         SECTION 3.09  Employee Benefit Plans.

                           (a) Definitions. For purposes of this Section 3.09,
                  the following terms shall have the meanings set forth below:

                                    (i) "Affiliate" shall mean any person or
                           entity under common control with TTI within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

                                    (ii) "COBRA" shall mean the Consolidated
                           Omnibus Budget Reconciliation Act of 1985, as amended;

                                    (iii) "DOL" shall mean the United States
                           Department of Labor;

                                    (iv) "Employee" shall mean any current,
                           former, or retired employee, officer, or director of TTI or any Affiliate;

                                    (v) "Employee Agreement" shall mean each
                           management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between TTI or any Affiliate and any Employee or consultant;

                                    (vi) "ERISA" shall mean the Employee
                           Retirement Income Security Act of 1974, as amended;

                                    (vii) "FMLA" shall mean the Family Medical
                           Leave Act of 1993, as amended;


                                    (viii) "International Employee Plan" shall
                           mean each TTI Employee Plan that has been adopted or maintained by TTI, whether informally or formally, for the benefit of Employees outside the United States;

                                    (ix) "IRS" shall mean the Internal Revenue
                           Service;

                                    (x) "Multiemployer Plan" shall mean any
                           "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

                                    (xi) "PBGC" shall mean the Pension Benefit
                           Guaranty Corporation;

                                    (xii) "Pension Plan" shall mean each TTI
                           Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA; and

                                    (xiii) "TTI Employee Plan" shall mean any
                           plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of
                           Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by TTI or any Affiliate for the benefit of any Employee;

                           (b) Schedule. Schedule 3.09 attached hereto contains
                  an accurate and complete list of each TTI Employee Plan and each Employee Agreement. Except as expressly provided herein, TTI does not have any plan or commitment to establish any new TTI Employee Plan, to modify any TTI Employee Plan or Employee Agreement, or to enter into any TTI Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

                           (c) Documents. TTI has provided to SCG (i) correct
                  and complete copies of all documents embodying each TTI Employee Plan and each Employee Agreement, including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each TTI Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each TTI Employee Plan or related trust; (iv) if the TTI Employee Plan is funded, the most recent annual and periodic accounting of TTI Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each TTI Employee

                  Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to TTI Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any TTI Employee Plan;
                  (vii) all material written agreements and contracts relating to each TTI Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any TTI Employee Plan and any proposed TTI Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to TTI; (ix) all COBRA forms and related notices; and (x) all registration statements and prospectuses prepared in connection with each TTI Employee Plan.

                           (d) Employee Plan Compliance. (i) TTI has performed
                  all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each TTI Employee Plan, and each TTI Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) each TTI Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination;
                  (iii) no "prohibited transaction," within the meaning of
                  Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any TTI Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of TTI, threatened or reasonably anticipated (other than routine claims for benefits) against any TTI Employee Plan or against the assets of any TTI Employee Plan; (v) each TTI Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to SCG, TTI or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of TTI or any Affiliates, threatened by the IRS or DOL with respect to any TTI Employee Plan; and (vii) neither TTI nor any Affiliate is subject to any penalty or tax with respect to any TTI Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

                           (e) Pension Plans. TTI does not now, nor has it ever,
                  maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

                           (f) Multiemployer Plans. At no time has the Company
                  contributed to or been requested to contribute to any Multiemployer Plan.

                           (g) No Post-Employment Obligations. No TTI Employee
                  Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statutes, and TTI has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

                           (h) FMLA. Neither TTI nor any Affiliate has, prior to
                  the Effective Time violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

                           (i) Effect of Transaction.

                                    (i) The execution of this Agreement and the
                           consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any TTI Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                                    (ii) No payment or benefit which will or may
                           be made by TTI or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 28OG(b)(1) of the Code.

                           (j) Employment Matters. TTI (i) is in compliance in
                  all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees. There are no pending, threatened or reasonably anticipated claims or actions against TTI under any worker's compensation policy or long-term disability policy. To TTI's knowledge, no employee of TTI has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by TTI and disclosing to TTI or using trade secrets or proprietary information of any other person or entity.

                           (k) Labor. No work stoppage or labor strike against
                  TTI is pending, threatened or reasonably anticipated. TTI does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of TTI, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any liability to TTI. TTI has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. TTI is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees, and no collective bargaining agreement is being negotiated by TTI.

                           (l) International Employee Plans. Each International
                  Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent SCG or TTI from terminating or amending any International Employee Plan at any time for any reason.

         SECTION 3.10 Litigation. There is no suit, claim, action, proceeding, claim, arbitration, or investigation pending or, to the best knowledge of TTI, threatened against, TTI (or any of its officers, directors or employees in their capacity as such) before any Governmental Entity. TTI is not aware of any basis for any such action, suit, proceeding, claim, arbitration or investigation. TTI has never been subject to an audit, compliance review, investigation, or like contract review by the GSA office of the Inspector General or other Governmental Entity or agent thereof in connection with any government contract (a "Government Audit"). To the best of TTI's knowledge, no Government Audit is threatened or reasonably anticipated, and in the event of such Government Audit, to the best of TTI's knowledge, no basis would exist for a finding of noncompliance with any provision of any government contract or a refund of any amounts paid or owed by any Governmental Entity pursuant to such government contract. TTI is not subject to any outstanding order, writ, judgment, injunction or decree.

         SECTION 3.11 Compliance with Applicable Law. TTI currently holds, and at all relevant times has held, all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its business (the "TTI Permits"). TTI has complied, and currently is in compliance, with all the terms of each TTI Permit. The business of TTI is not being, and has never been, conducted in violation of any law, ordinance or regulation of any Governmental Entity. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to TTI is pending or, to the best knowledge of TTI, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

         SECTION 3.12 Proprietary Information of Third Parties. To the best of TTI's knowledge, no third party has claimed that any person employed by TTI has
(a) violated or may be violating any of the terms or conditions of his or her employment, non-competition or non-disclosure agreement or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party, or (b) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from TTI which suggests that such a claim might be contemplated. To the best of TTI's knowledge, (i) no person employed by TTI has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer, (ii) no person employed by TTI has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of TTI, and (iii) there is no reason to believe there will be any such employment or violation.

         SECTION 3.13 Title to Properties. TTI has good, clear and marketable title to all of its properties and assets, and all such properties and assets are free and clear of mortgages, pledges, security interests, liens, charges, claims, restrictions and other encumbrances (including without limitation, easements and licenses), except for liens for or current taxes not yet due and payable. To the best of TTI's knowledge, there are no condemnation, environmental, zoning or other land use regulation proceedings, either instituted or planned to be instituted, which would adversely affect the use or operation of any of such properties and assets for SCG's intended uses and purposes, or the value of such properties, and TTI has not received notice of any special assessment proceedings which would affect such properties and assets.

         SECTION 3.14 Leasehold Interests. TTI is not a lessee of any property, real or personal.

         SECTION 3.15 Taxes. TTI has filed all tax returns, Federal, state, county and local, required to be filed by it, those returns accurately and completely reflect TTI's tax obligations with respect to the periods covered thereby, and TTI has paid all taxes shown to be due by such returns as well as all other taxes, interest, penalties, assessments and other amounts asserted to be due or payable by any taxing authority, including without limitation all taxes which TTI is obligated to withhold from amounts paid or owing to employees, creditors and third parties. Adequate reserves have been established by TTI for all taxes accrued but not yet payable. The tax returns of TTI have never been audited by the Internal Revenue Service or any other taxing authority. No deficiency assessment with respect to, or proposed adjustment of, TTI's Federal, state, county or local taxes is pending or, to the best of TTI's knowledge, threatened. There is no tax lien, whether imposed by any Federal, state, county or local taxing authority, outstanding against any assets, properties or business of TTI.

         SECTION 3.16 Other Agreements. TTI is not a party to or otherwise bound by any written or oral contract or instrument or other restriction. TTI is not a party to or otherwise bound by any written or oral:

                           (a) distribution, joint marketing, dealer,
                  manufacturer's representative or sales agency contract or agreement;

                           (b) sales contract which entitles any customer to a
                  rebate or right of set-off, to return any product to TTI after acceptance thereof or to delay the acceptance thereof;

                           (c)  development agreement;

                           (d) contract or other commitment with any supplier;

                           (e) contract for the future purchase of fixed assets
                  or for the future purchase of materials, supplies or equipment;

                           (f) agreement or indenture relating to the borrowing
                  of money or to the mortgaging or pledging of, or otherwise placing a lien or security interest on, any asset of TTI;

                           (g)  any agreement of indemnification or guaranty;

                           (h) voting trust or agreement, stockholders'
                  agreement, pledge agreement, buy-sell agreement or first refusal or preemptive rights agreement relating to any securities of TTI;

                           (i) agreement, or group of related agreements with
                  the same party or any group of affiliated parties, under which TTI has advanced or agreed to advance money or has agreed to lease any property as lessee or lessor;

                           (j) agreement or obligation (contingent or otherwise)
                  to issue, sell or otherwise distribute or to repurchase or otherwise acquire or retire any share of TTI capital stock or any of TTI's other equity securities (other than pursuant to an exercise of the Warrants in accordance with the terms thereof);

                           (k) assignment, license or other agreement with
                  respect to any form of intangible property;

                           (l) agreement under which it has granted any person
                  any registration rights;

                           (m) agreement under which it has limited or
                  restricted TTI's right to compete with any person in any respect;

                           (n) other contract or group of related contracts with
                  the same party involving more than $500; or

                           (o) other contract, instrument, commitment, plan or
                  arrangement, a copy of which would be required to be filed with the SEC as an exhibit to a registration statement on Form S-1 if TTI were registering securities under the Securities Act.

TTI, and to the best of TTI's knowledge, each other party thereto have in all material respects performed all the obligations required to be performed by them to date, have received no notice of default and are not in material default (with due notice or lapse of time or both) under any agreement, contract, instrument or commitment to which TTI is or was a party. TTI has no present expectation or intention of not fully performing all its obligations under each current agreement, contract, instrument or commitment to which it is a party, and TTI has no knowledge of any breach or anticipated breach by the other party to any such agreement, contract, instrument or commitment. TTI is in full compliance with all of the terms and provisions of its Articles of Incorporation and Bylaws, as amended.

         SECTION 3.17 SEC Filings. TTI has filed all forms, reports, and documents required to be filed by TTI with the SEC and has made available to SCG such forms, reports, and documents in the form filed with the SEC. All such required forms, reports and documents (including those that TTI may file subsequent to the date hereof) are referred to herein as the "TTI SEC Reports." As of their respective filing dates, the TTI SEC Reports (a) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such TTI SEC Reports and (b) did not at the time they were filed (or if amended or superceded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         SECTION 3.18 Change of Control Payments. TTI is not a party to any plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to any person, including without limitation any current or former officer or director of TTI, as a result of or in connection with the Merger.


         SECTION 3.19 Statements; Proxy Statement/Prospectus. The information supplied by TTI for inclusion in the Registration Statement (as defined in Section 3.04) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The information supplied by TTI for inclusion in the proxy statement/prospectus (such proxy statement/prospectus as amended or supplemented being referred to herein as the "Proxy Statement/Prospectus") to be sent to (a) the stockholders of TTI in connection with the meeting of TTI's stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "TTI Stockholders' Meeting") and (b) to the stockholders of SCG in connection with the meeting of SCG's stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "SCG Stockholders' Meeting") shall not, on the date the Proxy Statement/Prospectus is first mailed to SCG's stockholders or TTI's stockholders or at the time of the TTI Stockholders' Meeting or SCG Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the TTI Stockholders' Meeting or the SCG Stockholders' Meeting which has become false or misleading. The Proxy Statement/Prospectus will, to the extent required by applicable law, comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act, and the rules and regulations thereunder. If, at any time prior to the Effective Time, any event relating to TTI or any of its affiliates, officers, or directors should be discovered by TTI which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, TTI shall promptly inform SCG.

         SECTION 3.20 Environmental Matters. TTI has not caused or allowed, or contracted with any party for, the generation, use, transportation, treatment, storage or disposal of any Hazardous Substances (as defined below) in connection with the operation of its business or otherwise. TTI, the operation of its business, and any real property that TTI owns, and to the best of TTI's knowledge, any real property which TTI leases or otherwise occupies or uses (collectively, the "Premises") are in compliance in all material respects with all applicable Environmental Laws (as defined below) and orders or directives of any governmental authorities having jurisdiction under such Environmental Laws, including, without limitation, any Environmental Laws or orders or directives with respect to any cleanup or remediation of any release or threat of release of Hazardous Substances. TTI has not received any citation, directive, letter or other communication, written or oral, or any notice of any proceeding, claim or lawsuit, from any person arising out of the ownership or occupation of the Premises, or the conduct of its operations, and TTI is not aware of any basis therefor. TTI has obtained and is maintaining in full force and effect all necessary permits, licenses and approvals required by all Environmental Laws applicable to the Premises and the business operations conducted thereon (including operations conducted by tenants on the Premises), and is in compliance in all respects with all such permits, licenses and approvals. TTI has not caused or allowed a release, or a threat of release, of any Hazardous Substance unto, at or near the Premises, and, to the best of TTI's knowledge, neither the Premises nor any property at or near the Premises has ever been subject to a release, or a threat of release, of any Hazardous Substance. For the purposes of this Agreement, the term "Environmental Laws" shall mean any Federal, state or local law or ordinance or regulation pertaining to the protection of human health or the environment, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601, et seq.,the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 11001, et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq. For purposes of this Agreement, the term "Hazardous Substances" shall include oil and petroleum products, asbestos, polychlorinated biphenyls, urea formaldehyde and any other materials classified as hazardous or toxic under any Environmental Laws.

         SECTION 3.21 Foreign Corrupt Practices Act. TTI has not taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder. To the best of TTI's knowledge, there is not now, and there has never been, any employment by TTI of, or beneficial ownership in TTI by, any governmental or political official in any country in the world.

         SECTION 3.22 Products. TTI has no knowledge of any defects in the design of, or technology embodied in, any product which TTI currently markets or has marketed in the past that impairs or is likely to impair the stated use of the product or, in connection with such stated use, is reasonably likely to injure any consumer of the product or any third party.

         SECTION 3.23 Intellectual Property. TTI owns all right, title and interest in or has license rights to all patents, trademarks, service marks, trade names, mask works, copyrights, trade secrets, know-how, technology and other intellectual property and proprietary rights material to the conduct of its business as presently and previously conducted (the "TTI Intellectual Property"). TTI is not aware of any infringement of the TTI Intellectual Property by any third party. TTI has not received any claim or notice stating that it has infringed upon or violated any of the patents, trademarks, service marks, trade names, mask works, copyrights, trade secrets, proprietary rights or other intellectual property of any other person. TTI has taken all reasonable measures to protect the secrecy, confidentiality, and value of the TTI Intellectual Property.


                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF SCG

         The representations and warranties of SCG in this Article IV, together with the information contained in the SCG Disclosure Schedule, are being made and given as of the date hereof.

         SCG represents and warrants to TTI that, except as set forth in this
Agreement:

         SECTION 4.01 Organization. SCG is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all requisite corporate power and corporate authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have a material adverse effect on SCG. SCG is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on SCG. SCG does not have any Subsidiaries.

         SECTION 4.02 Capitalization. As of the date hereof, the authorized capital stock of SCG consists of 5,000 shares of SCG Common Stock of which 4,532.65 shares are issued and outstanding. The Board of Directors of SCG has approved an amendment to the Certificate of Incorporation of SCG (the "Proposed Amendment") which would authorize an increase in the number of authorized shares of SCG Common Stock from 5,000 to 10,000 and is currently seeking shareholder approval of such Proposed Amendment. As of the date hereof, 1,000 shares of SCG Common Stock are reserved for issuance under the 1999 Option Plan, of which options to purchase 426.5 shares of Common Stock are outstanding. All the outstanding shares of SCG's capital stock are, and all shares of SCG Common

Stock which may be issued pursuant to the 1999 Option Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto. As of the date hereof, no Voting Debt of SCG is issued or outstanding.

         Except as set forth above, the issuance of options or shares of SCG Common Stock pursuant to the 1999 Option Plan, and the planned issuance by SCG of up to 1,417.35 additional shares of SCG Common Stock prior to the Merger, and except for this Agreement, as of the date hereof, there are no existing options, warrants, calls, subscriptions or other rights or other agreements or commitments of any character relating to the issued or unissued capital stock or Voting Debt of SCG or obligating SCG to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interests in, SCG, or securities convertible into or exchangeable for such shares or equity interests or obligating SCG to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment. There are no outstanding contractual obligations of SCG to repurchase, redeem or otherwise acquire any shares of capital stock of SCG.

         SECTION 4.03 Authority. SCG has the requisite corporate power and corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SCG and no other corporate proceedings on the part of SCG are necessary to authorize this Agreement or to consummate the transactions so contemplated (except for the approval of SCG's stockholders required pursuant to the provisions of the BCA). This Agreement has been duly executed and delivered by SCG, and, assuming this Agreement constitutes a valid and binding obligation of TTI and Mazzone, constitutes a valid and binding obligation of SCG, enforceable against it in accordance with its respective terms.

         SECTION 4.04  Consents and Approvals; No Violations.

                           (a) Except as contemplated by this Agreement, neither
                  the execution, delivery or performance of this Agreement by SCG nor the consummation by SCG of the transactions contemplated hereby nor compliance by SCG with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of SCG, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which SCG is a party or by which it or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to SCG or any of its properties or assets, except in the case of (ii) and (iii) for violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on SCG

                           (b) No consent, waiver, approval, order or
                  authorization of, or registration, declaration or filing with any Governmental Entity or any third party, is required to be obtained or made by SCG in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the Merger Filings with the Secretary of State of the State of Delaware and the Department of Revenue of the State of New Jersey; and (ii) such other consents, authorizations, filings, approvals, and registrations which if not obtained or made would not be material to SCG or TTI or adversely effect the ability of the parties hereto to consummate the Merger.

         SECTION 4.05 Absence of Certain Changes. Since September 30, 1998 (the "Reference Date"), there has been no material adverse change in the business, operations, condition (financial or otherwise), results of operations, assets or liabilities of SCG Since the Reference Date, except as described herein or with respect to the transactions contemplated hereby, SCG has conducted its business consistent with past practices and there has been no material change other than in the ordinary course of business, and SCG has not (a) as of the date hereof, incurred loss of, or significant injury to, any assets of SCG as a result of any fire, explosion, flood, windstorm, earthquake, labor trouble, riot, accident, act of God or public enemy or armed forces, or other occurrence materially adversely affecting the property or business of SCG; (b) issued any capital stock, bonds or other corporate securities or debt instruments, or granted any options, warrants or other rights calling for the issuance thereof (other than as disclosed in Section 4.02 hereof); (c) other than in the ordinary course of business, borrowed any funds in an aggregate amount exceeding $50,000; (d) incurred or, to SCG's knowledge, become subject to, any material obligation or liability (absolute or contingent, matured or unmatured), except for current liabilities incurred in the ordinary course of business; (e) declared or made payment of, or set aside for payment, any dividends or distributions of any assets, or purchased, redeemed or otherwise acquired any of SCG capital stock, any securities convertible into capital stock, or any other securities; (f) mortgaged, pledged or subjected to any material liens, mortgages, security interests or encumbrances of any kind, other than for taxes not yet due and payable or liens or encumbrances that are not material to SCG, any of its assets; (g) sold, exchanged, transferred or otherwise disposed of any of its material assets, or canceled any material debts or claims, except in each case in the ordinary course of business; (h) acquired a material amount of assets except in the ordinary course of business; (i) written down the value of any assets or written off as uncollectible any notes or accounts receivables, except write-downs and write-offs in the ordinary course of business, none of which, individually or in the aggregate, are material; (j) entered into any material transactions other than in the ordinary course of business; (k) increased the rate of compensation payable, or to become payable, by it to any of its officers, employees, agents, or independent contractors over the rate being paid to them on the Reference Date, except for increases in the ordinary course of business consistent with past practices; (l) made or permitted any material amendment or termination of any material agreement to which it is a party; (m) through negotiation or otherwise, made any commitment or incurred any liability to any labor organization; (n) made any accrual or arrangement for or payment of bonuses or special compensation of any kind to any director, officer or employee; (o) made any material change in any method of accounting or accounting practice; or (p) entered into any binding obligation to do any of the foregoing.

         SECTION 4.06 No Undisclosed Liabilities. Except as and to the extent set forth in SCG's audited financial statements as of, and for the two (2) years ended September 30, 1998, SCG did not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of SCG (including the notes thereto). Since the Reference Date, SCG has not incurred any liabilities outside of the ordinary course of business of any nature, whether or not accrued, contingent or otherwise, which would have, individually or in the aggregate, a material adverse effect on SCG

         SECTION 4.07 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of SCG, threatened against SCG before any Governmental Entity which, individually or in the aggregate, is reasonably likely to have a material adverse effect on SCG or a material adverse effect on the ability of SCG to consummate the transactions contemplated by this Agreement. SCG is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have a material adverse effect on SCG or a material adverse effect on the ability of SCG to consummate the transactions contemplated hereby.

         SECTION 4.08 Compliance with Applicable Law. SCG holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of SCG business (the "SCG Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not, individually or in the aggregate, have a material adverse effect on SCG SCG is in compliance with the terms of the SCG Permits, except where the failure so to comply would not have a material adverse effect on SCG. The business of SCG is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on SCG. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to SCG is pending or, to the best knowledge of SCG, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

         SECTION 4.09 Vote Required. The affirmative vote of the Board of Directors of SCG and a majority of the outstanding shares of the SCG Common Stock are the only votes by SCG necessary to approve the transactions contemplated hereby.

         SECTION 4.10 Taxes. SCG has filed all tax returns, Federal, state, county and local, required to be filed by it, those returns accurately and completely reflect SCG's tax obligations with respect to the periods covered thereby, and SCG has paid all taxes shown to be due by such returns as well as all other taxes, interest, penalties, assessments and other amounts asserted to be due or payable by any taxing authority, including without limitation all taxes which SCG is obligated to withhold from amounts paid or owing to employees, creditors and third parties. Adequate reserves have been established by SCG for all taxes accrued but not yet payable. The tax returns of SCG have never been audited by the Internal Revenue Service or any other taxing authority. No deficiency assessment with respect to or proposed adjustment of

SCG's Federal, state, county or local taxes is pending or, to the best of SCG's knowledge, threatened. There is no tax lien, whether imposed by any Federal, state, county or local taxing authority, outstanding against the assets, properties or business of SCG.

         SECTION 4.11 No Reliance on Forecasts. In the negotiation and consideration of the transactions contemplated by this Agreement, TTI and TTI's Board of Directors have not relied on any information or documents concerning SCG and its business or financial results except: (a) representations and warranties made by SCG in this Agreement, and (b) disclosure of financial results made pursuant to this Agreement. In the course of negotiations, SCG and TTI exchanged information concerning hypothetical situations, based on various assumptions, of the results of operations of the combined companies and possible market prices for the TTI Common Stock following the Effective Time. SCG makes no representation or warranty regarding any such hypothetical situations provided by it, including those that may contain forecasts or projections of SCG's future operating results, and TTI disclaims reliance on any such hypothetical situations provided by SCG or third parties.

                                    ARTICLE V

                                    COVENANTS

         Section 5.01 Covenants of TTI and SCG. During the period from the date of this Agreement and continuing until the Effective Time, TTI and SCG each agree (except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing):

                           (a) Ordinary Course. Except as contemplated by this
                  Agreement, each party shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing business shall not be impaired in any material respect at the Effective Time.

                           (b) Dividends; Changes in Stock. No party shall, nor
                  shall any party propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of such party. Notwithstanding anything to the contrary contained herein, TTI shall prior to the Effective Time, as contemplated by Section 6.12 hereof, declare and pay a dividend to the TTI shareholders of record (with an adequate reserve to be established pursuant to the terms and provisions of the Warrants) of all of the outstanding stock of the entity which is the transferee of TTI's assets and liabilities pursuant to Section 6.12 hereof.

                           (c) Issuance of Securities. Except for the issuance
                  of shares of TTI Common Stock pursuant to the exercise of a Warrant, TTI shall not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares, Voting Debt or convertible securities.

                           (d) Governing Documents. Except for the Proposed
                  Amendment and the Proposed TTI Amendment, neither TTI nor SCG shall amend or propose to amend its Certificate of Incorporation or By-laws.

                           (e) No Dispositions. Other than transactions in the
                  ordinary course of business consistent with prior practice, no party shall sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets which are material, individually or in the aggregate, to TTI or to SCG.

                           (f) Indebtedness. No party shall incur any
                  indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others, other than in each case in the ordinary course of business consistent with prior practice.

                           (g) Other Actions. Notwithstanding the fact that such
                  action might otherwise be permitted pursuant to this Section 5.01, no party shall take any action, or by inaction permit an event to occur, which would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied. SCG or TTI, as the case may be, shall promptly give written notice to the other party upon becoming aware of any fact which, if known on the date hereof would have been required to be set forth or disclosed pursuant to this Agreement, and any impending or threatened breach in any material respect of any of the representations and warranties contained in this Agreement and with respect to the latter shall use all reasonable efforts to remedy the same.

                           (h) Advice on Changes; Filings. Each of SCG and TTI
                  shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a material adverse effect on such party. Each of SCG and TTI shall promptly provide the other (or its counsel) copies of all filings made by such party with any Federal, state or foreign Governmental Entity in connection with this Agreement or the transactions contemplated hereby.

                           (i) Benefit Plans; Employment Arrangements. Except as
                  contemplated by this Agreement, TTI shall not enter into, adopt, amend (except as may be required by law) or terminate any TTI Benefit Plan, or other employee benefit plan or any compensatory or benefit agreement, arrangement, plan or policy between TTI and one or more of its directors or officers. TTI shall not, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense, increase in any manner the compensation or fringe benefits of any director, officer, employee or consultant or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                           (j) No Solicitations. No party shall nor shall any
                  party authorize or permit any of their respective officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by them to solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or a substantial portion of the assets of, or any material equity interest in, such party or any merger, consolidation, amalgamation or other business combination with such party.

         Section 5.02. Additional Covenants of TTI. During the period from the date of this Agreement and continuing until the Effective Time, TTI agrees that it will not, without the prior written consent of SCG, acquire or agree to acquire, in consideration for the payment of any TTI Common Stock or other capital stock of TTI, by merger or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case which are material, individually or in the aggregate, to TTI.


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         SECTION 6.01 Access to Information. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), TTI and SCG shall each afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of TTI and SCG shall furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws, if applicable, and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

         SECTION 6.02 TTI Stockholders Meeting. As soon as reasonably practicable following the date of this Agreement, TTI shall take all action reasonably necessary in accordance with the GCL, its Certificate of Incorporation and By-laws, to cause its stockholders, by resolution, a meeting or otherwise, to approve and adopt this Agreement and the Merger.

         SECTION 6.03 SCG Stockholders Meeting. As soon as reasonably practicable following the date of this Agreement, SCG shall take all action reasonably necessary in accordance with the BCA, its Certificate of Incorporation and By-laws, to cause its stockholders, by resolution, a meeting or otherwise, to approve and adopt this Agreement and the Merger.

         SECTION 6.04 Legal Conditions to Merger. Each of TTI and SCG will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (which actions shall include, without limitation, approvals or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them in connection with the Merger. Each of TTI and SCG will promptly take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained by SCG and TTI in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

         SECTION 6.05 Affiliates. SCG will advise all persons who are, at the time this Agreement is submitted for approval to the stockholders of SCG, "affiliates" of SCG for purposes of Rule 145 under the Securities Act ("Rule 145") of resale restrictions imposed by the federal securities laws, including Rule 145, on shares of TTI Common Stock received by them pursuant to the Merger. SCG shall obtain from each such person a letter stating that such persons are aware of such restrictions.

         SECTION 6.06 Employee Benefit Plans. TTI shall, as soon as reasonably practicable following the date of this Agreement, terminate each of its Employee Benefit Plans.

         SECTION 6.07 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

         SECTION 6.08 Brokers or Finders. Each of SCG and TTI represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and each of SCG and TTI agree to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

         SECTION 6.09 Indemnification. From and after the Effective Time, neither SCG nor the Surviving Corporation shall assume, be subject to or otherwise responsible for any of the debts, liabilities or obligations of TTI existing or arising at or prior to the Effective Time. Mazzone, as the chief executive officer and principal shareholder of TTI, hereby agrees to personally indemnify and hold harmless SCG and the Surviving Corporation, and their respective officers, directors, shareholders, employees, agents, representatives, successors and assigns (collectively, the "Indemnified Persons"), from and against, any loss, cost, damage or expense (including reasonable attorneys' fees) arising from or related to any Covered Claim. For purposes of this Agreement, the term "Covered Claim" shall mean any claim, litigation, lawsuit or proceeding relating to or arising from (i) any misrepresentation or breach of any covenant, warranty or agreement made by TTI or Mazzone in this Agreement or any document delivered in connection with the Merger, (ii) the conduct of TTI's business at or prior to the Effective Time, or
(iii) any debt, liability or obligation of TTI existing or arising at or prior to the Effective Time.

         Mazzone shall, at or prior to the Effective Time, provide SCG with collateral (collectively, the "Collateral"), consisting of (a) either real estate or marketable securities (other than securities issued by TTI) having a fair market value of not less than $250,000.00 (after deducting the aggregate outstanding balance of all indebtedness or other obligations the repayment or performance of which is secured by a lien on or security interest in such real estate or marketable securities) and otherwise acceptable to SCG in its sole discretion, pursuant to the terms and provisions of a mortgage and security agreement or pledge and security agreement, as appropriate, in form and substance acceptable to SCG in its sole discretion (the "Security Documents"), and (b) a pledge of all of the outstanding securities issued by TTI and owned by Mazzone on the date hereof (the "Pledged TTI Securities"), pursuant to the terms and provisions of a pledge and security agreement in form and substance acceptable to SCG in its sole discretion (the "Pledge Agreement"). The Pledged TTI Securities shall consist of at least 1,425,000 shares of TI Common Stock. The Collateral shall secure the payment and performance of Mazzone's indemnification obligations hereunder with respect to any Covered Claim for which TTI, SCG or the Surviving Corporation first receives notice prior to the second anniversary of the Effective Time (hereinafter, a "Timely Covered Claim").

         Notwithstanding anything to the contrary contained herein, at any time after the first anniversary of the Effective Time but prior to the second anniversary of the Effective Time, Mazzone may submit a written request to the Surviving Corporation for the release of a portion of the Collateral and, if at the time such request is submitted the Surviving Corporation has previously completed a Public Offering (as such term is defined hereinafter) and there is no Timely Covered Claim which is then outstanding and unresolved, the Surviving Corporation shall be obligated to release one-half of the Pledged TTI Securities to Mazzone. Such released shares shall be subject, in all respects, to the terms and provisions of the Lock-up Agreement required to be delivered by Mazzone pursuant to Section 7.02(p) hereof. If there is no Timely Covered Claim outstanding and unresolved on the second anniversary of the Effective Date, all Pledged TTI Securities then being held pursuant to the provisions of this Agreement shall be released to Mazzone.

         For purposes of this Agreement, the term "Public Offering" shall mean the consummation of an underwritten public offering of the common stock and/or the preferred stock of the Surviving Corporation, registered under the Securities Act, which results in receipt by the Surviving Corporation of proceeds of at least Ten Million Dollars ($10,000,000.00).

          Furthermore, notwithstanding anything to the contrary contained herein, the aggregate amount for which Mazzone shall be liable with respect to all Covered Claims is Two Million Dollars ($2,000,000.00).

         SECTION 6.10 Further Assurances. SCG and TTI agree to execute and deliver all such other instruments and take all such other action as any party may reasonably request from time to time, before the Effective Time and without payment of further consideration, in order to effectuate the transactions provided for in this Agreement. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement.

         SECTION 6.11 Additional Agreements; Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of the stockholders of TTI and SCG described herein.

         SECTION 6.12 Transfer of Assets and Liabilities. Prior to the Effective Time, TTI shall take all necessary steps to transfer all of its assets and liabilities to another entity, except for (a) cash in an amount of not less than $100.00 plus an amount equal to (i) $1.00, multiplied by (ii) the difference between 251,600 and the number of Warrants outstanding at the Effective Time, and (b) certain net operating loss tax carryforwards in an amount of not less than $800,000.00. It is the intention of the parties that, at the Effective Time, TTI shall be a corporate shell only, with no assets (other than the cash and net operating loss tax carryforwards described in the immediately preceding sentence) and no liabilities.

         SECTION 6.13 Proxy Statement/Prospectus; Registration Statement; Other Filings; Board Recommendations. As promptly as practicable after the execution of this Agreement, SCG and TTI will prepare, and file with the SEC (if required by the provisions of the Securities Act), the Proxy Statement/Prospectus, and SCG and TTI will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus (if required by the provisions of the Securities Act). Each of SCG and TTI will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of TTI and SCG will cause, if required by the provisions of the Securities Act, the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of SCG and TTI will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each of SCG and TTI will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus, or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any Other Filing. Each of SCG and TTI will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.13 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy

Statement/Prospectus, the Registration Statement or any Other Filing, SCG or TTI, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of TTI and/or SCG, such amendment or supplement.

         SECTION 6.14  Stock Options and Employee Benefits.

                           (a) At the Effective Time, the Surviving Corporation
                  will assume the 1999 Option Plan, including without limitation, to the extent required by the Board of Directors of SCG, any options reserved for future issuance thereunder. At the Effective Time, each option outstanding under the 1999 Option Plan (the "SCG Options"), whether or not exercisable, will be assumed by the Surviving Corporation. Each SCG Option so assumed by the Surviving Corporation under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the 1999 Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each SCG Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of TTI Common Stock equal to the product of the number of shares of SCG Common Stock that were issuable upon exercise of such SCG Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of TTI Common Stock and (ii) the per share exercise price for the shares of TTI Common Stock issuable upon exercise of such assumed SCG Option will be equal to the quotient determined by dividing the exercise price per share of SCG Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

                           (b) It is intended that each SCG Option assumed by
                  the Surviving Corporation shall qualify following the Effective Time as an incentive stock option, as defined in
                  Section 422 of the Code, to the extent such SCG Option qualified as an incentive stock option immediately prior to the Effective Time, and the provisions of this Section 6.14 shall be applied consistent with such intent.

                           (c) Notwithstanding anything to the contrary in this
                  Section 6.14, in lieu of assuming outstanding options under the 1999 Option Plan, the Surviving Corporation may, at its election, cause such outstanding options to be replaced by issuing substantially equivalent replacement stock options therefor.

         SECTION 6.15 SCG Affiliate Agreement. SCG will use its commercially reasonable efforts to deliver or cause to be delivered to TTI, prior to the Effective Time, from each person who may be deemed to be, in SCG's reasonable judgement, affiliates of SCG with the meaning of Rule 145 promulgated under the Securities Act (each an "SCG Affiliate") an executed affiliate agreement in form acceptable to SCG and TTI in their reasonable discretion (the "Affiliate Agreements"), each of which will be in full force and effect as of the Effective Time. TTI will be entitled to place appropriate legends on the certificates evidencing any TTI Common Stock to be received by an SCG Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the TTI Common Stock, consistent with the terms of the Affiliate Agreements.

         SECTION 6.16 Tax-free Reorganization. No party shall take any action either prior to or after the Effective Time that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code.


                                   ARTICLE VII

                                   CONDITIONS

         SECTION 7.01 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                           (a) Stockholder Approval. This Agreement shall have
                  been approved and adopted by the stockholders of TTI in accordance with the applicable provisions of the GCL and by the stockholders of SCG in accordance with the applicable provisions of the BCA.

                           (b) Other Approvals. Other than the Merger Filings,
                  all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity required to consummate the Merger shall have been filed, occurred or been obtained or shall have been waived.

                           (c) No Injunctions or Restraints. No temporary
                  restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; there shall not be pending any action, proceeding or investigation before any court or administrative agency by any Governmental Entity and any other person which has a reasonable likelihood of success, challenging or seeking material damages in connection with, or material changes in the terms of, the Merger.

                           (d) Registration Statement. The SEC shall have
                  declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened by the SEC.

                           (e) Tax Opinions. SCG shall have received from Archer
                  & Greiner, P.C., and TTI shall have received from Aitken, Irvin, Lewin, Berlin, Vrooman & Cohn, LLP, written opinions to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code. In rendering such opinions, counsel may rely on (and to the extent reasonably required, the parties shall make) reasonable representations related thereto.

         SECTION 7.02 Conditions of Obligations of SCG. The obligations of SCG to effect the Merger are subject to the satisfaction of the following conditions unless waived by SCG:

                           (a) Representations and Warranties. The
                  representations and warranties of TTI and Mazzone set forth in this Agreement shall be true and correct in all material respects as of the date hereof and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and SCG shall have received a certificate signed on behalf of TTI by the chief executive officer and the chief financial officer of TTI, and by Mazzone, to such effect.

                           (b) Performance of Obligations of TTI. TTI shall have
                  performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and SCG shall have received a certificate signed on behalf of TTI by the chief executive officer and the chief financial officer of TTI to such effect.

                           (c) No Amendments to Resolutions. Neither the Board
                  of Directors of TTI nor any committee thereof shall have amended, modified, rescinded or repealed the resolutions adopted by such Board on May 19, 1999 (accurate and complete copies of which have been provided to SCG) and shall not have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions.

                           (d) Opinion of Counsel. SCG shall have received the
                  opinion of Aitken, Irvin, Lewin, Berlin, Vrooman & Cohn, LLP, counsel to TTI, dated the Closing Date, with respect to such matters as SCG may reasonably request.

                           (e) Material Adverse Change. Except as expressly
                  contemplated by this Agreement, no material adverse change shall have occurred subsequent to the Balance Sheet Date in the financial position, results of operations, assets, liabilities or prospects of TTI, nor shall any event or circumstance have occurred which would result in a material adverse change in the financial position, results of operations, assets, liabilities or aspects of TTI.

                           (f) Uniform Commercial Code Searches. TTI shall have
                  delivered to SCG certified copies of Requests for Information or Copies (Form UCC-11) or equivalent reports, federal and state tax lien searches, judgment searches and pending suit searches from such jurisdictions as may be requested by SCG, listing all effective financing statements, judgments, tax liens, judgments and pending suits which name TTI (under its present name or any previous name or any trade name) as debtor, together with copies of such financing statements, judgments, tax liens, etc. Such searches shall indicate the existence of no liens, claims, judgments or security interests, or pending suits.

                           (g) Closing Balance Sheet. SCG shall have received a
                  balance sheet (the "Closing Balance Sheet")from TTI, dated as of the date of Closing, and certified as being true, complete and accurate in all respects by the chief financial officer of TTI, which shows that the total liabilities of TTI do not exceed $-0- in the aggregate.

                           (h) Completion of Due Diligence. SCG shall
                  satisfactorily complete a due diligence audit of the business, financial condition and affairs of TTI, including without limitation confirmation that the September 30, 1998 year-end results of TTI previously provided by TTI to SCG are true and correct in all material respects.

                           (i) Audited Financial Statements. SCG shall receive
                  audited financial statements for the last two (2) fiscal years of TTI, prepared by Caprarao, Centofranchi, Kramer & Co. P.C., at TTI's sole cost and expense, in accordance with generally accepted accounting principles and otherwise in form and substance acceptable to SCG in its reasonable discretion.

                           (j) TTI Common Stock. The shares of TTI Common Stock
                  to be issued to holders of SCG Common Stock in the Merger shall be validly issued, fully paid, nonassessable, free of preemptive rights and free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever.

                           (k) Capitalization. At the Closing Date, TTI shall
                  have (i) not more than 2,578,118 shares of TTI Common Stock issued and outstanding (plus any shares of TTI Common Stock issued pursuant to an exercise of the Warrants between the date hereof and the Effective Date), and (ii) not granted any options or warrants to purchase, or issued any other securities convertible into, or entered into any agreements (other than this Agreement and the certificates evidencing the Warrants) to issue, any of its securities, other than as disclosed or provided in this Agreement. TTI shall immediately notify SCG in writing of the exercise of any Warrant occurring between the date hereof and the Effective Date.

                           (l) Security Documents. SCG shall receive a fully
                  executed copy of each Security Document.

                           (m) Pledge Agreement. SCG shall receive a fully
                  executed copy of the Pledge Agreement, together with all instruments required to be delivered to SCG pursuant to the terms and provisions of the Pledge Agreement.

                           (n) Reporting Company Status. TTI shall have taken
                  all steps necessary to become a "reporting company" within the meaning of the Exchange Act.

                           (o) Equity Contributions. SCG shall have received
                  equity contributions of at least Two Million Dollars ($2,000,000) from or through TTI and/or Mazzone, or their respective affiliates, in form and substance satisfactory to SCG in its reasonable discretion.

                           (p) Lock-Up Agreements. Mazzone, and such of his
                  affiliates or affiliates of TTI as may be designated by SCG, prior to the Effective Time, shall have executed and delivered to SCG a Lock-Up Agreement, in form and substance satisfactory to SCG in its reasonable discretion, whereby Mazzone and each such affiliate agrees not to sell, encumber or otherwise transfer (i) more than twenty percent (20%), in the aggregate, of the shares of common stock or other securities of TTI owned by Mazzone or such affiliate at the Effective Time prior to the first anniversary of the Effective Time, or (ii) more than twenty percent (20%) in the aggregate, of the shares of common stock or other securities of TTI owned by Mazzone or such affiliate at the Effective Time at any time after the first anniversary of the Effective Time but prior to the second anniversary of the Effective Time. Any transfer permitted under the terms of any such Lock-Up Agreement shall only be made in compliance with all applicable securities laws.

                           (q) Completion of Other Filings. SCG shall have
                  received evidence of the completion of all recordings and filings of the Security Documents as may be necessary or, in the opinion of SCG, desirable to perfect the security interests and liens created or to be created by the Security Documents. SCG shall have also received evidence of all other actions necessary or, in the opinion of SCG, desirable to create, perfect and protect the security interests and liens intended to be created by the Security Documents.


         SECTION 7.03 Conditions of Obligations of TTI. The obligation of TTI to effect the Merger is subject to the satisfaction of the following conditions unless waived by TTI:

                           (a) Representations and Warranties. The
                  representations and warranties of SCG set forth in this Agreement shall be true and correct in all material respects as of the date hereof and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and TTI shall have received a certificate signed on behalf of SCG by its chief executive officers and chief financial officers to such effect.

                           (b) Performance of Obligations of SCG. SCG shall have
                  performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and TTI shall have received a certificate signed on behalf of SCG by its chief executive officers and chief financial officers to such effect.

                           (c) No Amendments to Resolutions. Neither the Board
                  of Directors of SCG nor any committee thereof shall have amended, modified, rescinded or repealed the resolutions adopted by such Board by unanimous written consent dated May 21, 1999 (accurate and complete copies of which have been provided to TTI), and shall not have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby which are inconsistent with such resolutions.

                           (d) Capitalization. At the Closing Date, SCG shall
                  have (i) (including any shares issuable pursuant to the exercise of options issued under the 1999 Option Plan) not more than 6,450 shares of SCG Common Stock issued and outstanding, and (ii) not granted any options or warrants to purchase, or issued any other securities convertible into, or entered into any agreements (other than this Agreement) to issue, any of its securities, other than as disclosed or provided in this Agreement.

                           (e) Material Adverse Change. No material adverse
                  change shall have occurred subsequent to the Reference Date in the financial position, results of operations, assets, liabilities or prospects of SCG, nor shall any event or circumstance have occurred which would result in a material adverse change in the financial position, results of operations, assets, liabilities or aspects of SCG.

                           (f) Opinion of Counsel. TTI shall have received the
                  opinion of Archer & Greiner, A Professional Corporation, counsel to SCG, dated the Closing Date, with respect to such matters as TTI may reasonably request.

                           (g) Equity Contributions. SCG shall have received
                  commitments for equity contributions of at least Three Million Dollars ($3,000,000), which commitments shall be subject only to consummation of the Merger and otherwise in form and substance satisfactory to TTI in its reasonable discretion.


                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

         SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of TTI or SCG:

                           (a) by mutual consent of the Boards of Directors of
                  SCG and TTI; or

                           (b) (i) by either SCG or TTI if there shall have been
                  a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach shall not have been cured, in the case of a representation or warranty, prior to the Closing or, in the case of a covenant or agreement, within two (2) business days following receipt by the breaching party of notice of such breach, or (ii) by either SCG or TTI if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable; or

                           (c) by either SCG or TTI if the Merger shall not have
                  been consummated before December 31, 1999, other than as a result of a breach by the party attempting to terminate this Agreement; or

                           (d) by either party if any required approval of the
                  stockholders of TTI or SCG shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or otherwise or at any adjournment of such meeting; or

                           (e) by SCG if any of the conditions specified in
                  Sections 7.01 or 7.02 has not been met or waived at such time as such conditions can no longer be satisfied; or

                           (f) by TTI if any of the conditions specified in
                  Sections 7.01 or 7.03 has not been met or waived at such time as such conditions can no longer be satisfied.

         SECTION 8.02 Effect of Termination. In the event of a termination of this Agreement by either TTI or SCG as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of SCG or TTI or their respective officers or directors, except (i) with respect to the last sentence of Section 6.01, and Sections 6.07 and 6.08 and
(ii) to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

         SECTION 8.03 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of TTI or of SCG, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Notwithstanding the foregoing, and except as otherwise provided by law, any amendment, waiver, consent or approval contemplated by this Agreement to be granted or delivered by SCG or TTI, shall be deemed to have been so granted or delivered if given or approved by the President or Chief Executive Officer of such party.

         SECTION 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                   ARTICLE IX

                                  MISCELLANEOUS

         SECTION 9.01 Survival of Representations and Warranties. Except as otherwise specifically provided herein, the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

         SECTION 9.02 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when personally delivered, or on the day specified for delivery when deposited with a courier service such as Federal Express for delivery to the intended addressee, or two days following the day when deposited in the United States mails, by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

                  (a)      if to SCG, to

                           Solar Communications Group, Inc.
                           21 East Main Street
                           Suite 205
                           Millville, New Jersey  08332
                           Attention: James M. Rossi, President
                           Telecopy No.: (609) 825-5959

                           with a copy to:

                           Deborah A. Hays, Esquire
                           Archer & Greiner, A Professional Corporation
                           One Centennial Square
                           Haddonfield, New Jersey 08033
                           Telecopy No.: (609) 795-0574

                           and

                  (b)      if to TTI or Mazzone, to

                           Thermaltec International, Corp.
                           68A Lamar Street
                           West Babylon, New York 11704
                           Attention: Andrew B. Mazzone, President
                           Telecopy No.: (516) 643-2514

                           with a copy to

                           Edward A. Vrooman, Esquire
                           Aitken, Irvin, Lewin, Berlin, Vrooman & Cohn, LLP 2 Gannett Drive
                           White Plains, New York  10604
                           Telecopy No.: (914) 694-1647

or to such other address as may be designated by a party to the other parties hereto in accordance with the notice provisions of this Section 9.02.

         SECTION 9.03 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrases, "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

         SECTION 9.04 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         SECTION 9.05 Schedules and Exhibits. All Schedules and Exhibits referred to herein or attached hereto constitute a part of this Agreement. Disclosure on any Schedule shall be deemed to satisfy the disclosure requirements of any other Schedule to which such information may also be applicable, without any necessity to reference such Schedule in any other Schedule.

         SECTION 9.06 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         SECTION 9.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the District of New Jersey, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, other than issues involving the corporate governance of any of the parties hereto, agrees that process may be served upon them in any manner authorized by the laws of the State of New Jersey for such persons, and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

         SECTION 9.08 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

         SECTION 9.09 Publicity. Except as otherwise required by law or the rules of the SEC or the NASD, for so long as this Agreement is in effect, neither TTI nor SCG shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this

Agreement without the consent of the other party. Any such press release or public announcement shall be subject to the prior review of the other party, which shall not be unreasonably delayed.

         SECTION 9.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         SECTION 9.11 Waiver of Jury Trial. Each of TTI, SCG and Mazzone hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this agreement or the actions of TTI, SCG or Mazzone in the negotiation, administration, performance and enforcement hereof.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, SCG, TTI and Mazzone have caused this Agreement to be duly executed as of the date first written above.


Attest:                                   SOLAR COMMUNICATIONS GROUP, INC.


                                          By
-------------------------                   ---------------------------------
Name:                                     Name:
Title: Secretary                          Title:


Attest:                                   THERMALTEC INTERNATIONAL, CORP.

                                          By
-------------------------                   ---------------------------------
Name:                                     Name:
Title: Secretary                          Title:

Witness:


-------------------------                 ----------------------------------
Name:                                     ANDREW B. MAZZONE

                                  SCHEDULE 3.09

              TTI EMPLOYMENT AGREEMENTS AND EMPLOYEE BENEFIT PLANS
              ----------------------------------------------------


None.

                                    ANNEX B

                                 DELAWARE CODE
                             TITLE 8. CORPORATIONS
                      CHAPTER 1. GENERAL CORPORATION LAW
                    SUBCHAPTER IX. MERGER OR CONSOLIDATION

Section 262 Appraisal rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and"share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of
this title:

      (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

      (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    ANNEX C

                              NEW JERSEY STATUTES
                       TITLE 14A. CORPORATIONS, GENERAL
                 CHAPTER 11. RIGHTS OF DISSENTING SHAREHOLDERS


14A:11-1. Right of shareholders to dissent

     (1) Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions

     (a) Any plan of merger or consolidation to which the corporation is a party, provided that, unless the certificate of incorporation otherwise provides

     (i) a shareholder shall not have the right to dissent from any plan of merger or consolidation with respect to shares

     (A) of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 holders on the record date fixed to determine the shareholders entitled to vote upon the plan of merger or consolidation; or

     (B) for which, pursuant to the plan of merger or consolidation, he will receive (x) cash, (y) shares, obligations or other securities which, upon consummation of the merger or consolidation, will either be listed on a national securities exchange or held of record by not less than 1,000 holders, or (z) cash and such securities;

     (ii) a shareholder of a surviving corporation shall not have the right to dissent from a plan of merger, if the merger did not require for its approval the vote of such shareholders as provided in section 14A:10-5.1 or in subsection 14A:10-3(4), 14A:10-7(2) or 14A:10-7(4); or

     (b) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation not in the usual or regular course of business as conducted by such corporation, other than a transfer pursuant to subsection (4) of N.J.S. 14A:10-11, provided that, unless the certificate of incorporation otherwise provides, the shareholder shall not have the right to dissent

     (i) with respect to shares of a class or series which, at the record date fixed to determine the shareholders entitled to vote upon such transaction, is listed on a national securities exchange or is held of record by not less than 1,000 holders; or

     (ii) from a transaction pursuant to a plan of dissolution of the corporation which provides for distribution of substantially all of its net assets to shareholders in accordance with their respective interests within one year after the date of such transaction, where such transaction is wholly for

     (A) cash; or

     (B) shares, obligations or other securities which, upon consummation of the plan of dissolution will either be listed on a national securities exchange or held of record by not less than 1,000 holders; or

     (C) cash and such securities; or

     (iii) from a sale pursuant to an order of a court having jurisdiction.

     (2) Any shareholder of a domestic corporation shall have the right to dissent with respect to any shares owned by him which are to be acquired pursuant to section 14A:10-9.

     (3) A shareholder may not dissent as to less than all of the shares owned beneficially by him and with respect to which a right of dissent exists. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner with respect to which the right of dissent exists.

     (4) A corporation may provide in its certificate of incorporation that holders of all its shares, or of a particular class or series thereof, shall have the right to dissent from specified corporate actions in addition to those enumerated in subsection 14A:11-1(1), in which case the exercise of such right of dissent shall be governed by the provisions of this Chapter.

14A:11-2. Notice of dissent; demand for payment; endorsement of certificates

     (1) Whenever a vote is to be taken, either at a meeting of shareholders or upon written consents in lieu of a meeting pursuant to section 14A:5-6, upon a proposed corporate action from which a shareholder may dissent under section 14A:11-1, any shareholder electing to dissent from such action shall file with the corporation before the taking of the vote of the shareholders on such corporate action, or within the time specified in paragraph 14A:5-6(2)(b) or 14A:5-6(2)(c), as the case may be, if no meeting of shareholders is to be held, a written notice of such dissent stating that he intends to demand payment for his shares if the action is taken.

     (2) Within 10 days after the date on which such corporate action takes effect, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, shall give written notice of the effective date of such corporate action, by certified mail to each shareholder who filed written notice of dissent pursuant to subsection 14A:11-2(1), except any who voted for or consented in writing to the proposed action.

     (3) Within 20 days after the mailing of such notice, any shareholder to whom the corporation was required to give such notice and who has filed a written notice of dissent pursuant to this section may make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, for the payment of the fair value of his shares.

     (4) Whenever a corporation is to be merged pursuant to section 14A:10-5.1 or subsection 14A:10-7(4) and shareholder approval is not required under subsections 14A:10-5.1(5) and 14A:10-5.1(6), a shareholder who has the right to dissent pursuant to section 14A:11-1 may, not later than 20 days after a copy or summary of the plan of such merger and the statement required by subsection 14A:10-5.1(2) is mailed to such shareholder, make written demand on the corporation or on the surviving corporation, for the payment of the fair value of his shares.

     (5) Whenever all the shares, or all the shares of a class or series, are to be acquired by another corporation pursuant to section 14A:10-9, a shareholder of the corporation whose shares are to be acquired may, not later than 20 days after the mailing of notice by the acquiring corporation pursuant to paragraph 14A:10-9(3)(b), make written demand on the acquiring corporation for the payment of the fair value of his shares.

     (6) Not later than 20 days after demanding payment for his shares pursuant to this section, the shareholder shall submit the certificate or certificates representing his shares to the corporation upon which such demand has been made for notation thereon that such demand has been made, whereupon such certificate or certificates shall be returned to him. If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making a demand for payment of the fair value thereof.

     (7) Every notice or other communication required to be given or made by a corporation to any shareholder pursuant to this Chapter shall inform such shareholder of all dates prior to which action must be taken by such shareholder in order to perfect his rights as a dissenting shareholder under this Chapter.


14A:11-3. "Dissenting shareholder" defined; date for determination of fair value

     (1) A shareholder who has made demand for the payment of his shares in the manner prescribed by subsection 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) is hereafter in this Chapter referred to as a "dissenting shareholder."

     (2) Upon making such demand, the dissenting shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights of a dissenting shareholder under this Chapter.

     (3) "Fair value" as used in this Chapter shall be determined

     (a) As of the day prior to the day of the meeting of shareholders at which the proposed action was approved or as of the day prior to the day specified by the corporation for the tabulation of consents to such action if no meeting of shareholders was held; or

     (b) In the case of a merger pursuant to section 14A:10-5.1 or subsection 14A:10-7(4) in which shareholder approval is not required, as of the day prior to the day on which the board of directors approved the plan of merger; or

     (c) In the case of an acquisition of all the shares or all the shares of a class or series by another corporation pursuant to section 14A:10-9, as of the day prior to the day on which the board of directors of the acquiring corporation authorized the acquisition, or, if a shareholder vote was taken pursuant to section 14A:10-12, as of the day provided in paragraph 14A:11-3(3)(a).

     In all cases, "fair value" shall exclude any appreciation or depreciation resulting from the proposed action.


14A:11-4. Termination of right of shareholder to be paid the fair value of his shares

     (1) The right of a dissenting shareholder to be paid the fair value of his shares under this Chapter shall cease if

     (a) he has failed to present his certificates for notation as provided by subsection 14A:11-2(6), unless a court having jurisdiction, for good and sufficient cause shown, shall otherwise direct;

     (b) his demand for payment is withdrawn with the written consent of the corporation;

     (c) the fair value of the shares is not agreed upon as provided in this Chapter and no action for the determination of fair value by the Superior Court is commenced within the time provided in this Chapter;

     (d) the Superior Court determines that the shareholder is not entitled to payment for his shares;

     (e) the proposed corporate action is abandoned or rescinded; or

     (f) a court having jurisdiction permanently enjoins or sets aside the corporate action.

     (2) In any case provided for in subsection 14A:11-4(1), the rights of the dissenting shareholder as a shareholder shall be reinstated as of the date of the making of a demand for payment pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) without prejudice to any corporate action which has taken place during the interim period. In such event, he shall be entitled to any intervening preemptive rights and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the board, the fair value thereof in cash as of the time of such expiration or completion.


14A:11-5. Rights of dissenting shareholder

     (1) A dissenting shareholder may not withdraw his demand for payment of the fair value of his shares without the written consent of the corporation.

     (2) The enforcement by a dissenting shareholder of his right to receive payment for his shares shall exclude the enforcement by such dissenting shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in subsection 14A:11-4(2) and except that this subsection shall not exclude the right of such dissenting shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is ultra vires, unlawful or fraudulent as to such dissenting shareholder.


14A:11-6. Determination of fair value by agreement

     (1) Not later than 10 days after the expiration of the period within which shareholders may make written demand to be paid the fair value of their shares, the corporation upon which such demand has been made pursuant to subsections 14A:11-2(3), 14A:11- 2(4) or 14A:11-2(5) shall mail to each dissenting shareholder the balance sheet and the surplus statement of the corporation whose shares he holds, as of the latest available date which shall not be earlier than 12 months prior to the making of such offer and a profit and loss statement or statements for not less than a 12- month period ended on the date of such balance sheet or, if the corporation was not in existence for such 12- month period, for the portion thereof during which it was in existence. The corporation may accompany such mailing with a written offer to pay each dissenting shareholder for his shares at a specified price deemed by such corporation to be the fair value thereof. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or, if divided into series, of the same series.

     (2) If, not later than 30 days after the expiration of the 10-day period limited by subsection 14A:11-6(1), the fair value of the shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made upon surrender of the certificate or certificates representing such shares.


14A:11-7. Procedure on failure to agree upon fair value; commencement of action to determine fair value

     (1) If the fair value of the shares is not agreed upon within the 30-day period limited by subsection 14A:11-6(2), the dissenting shareholder may serve upon the corporation upon which such demand has been made pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) a written demand that it commence an action in the Superior Court for the determination of the fair value of the shares. Such demand shall be served not later than 30 days after the expiration of the 30-day period so limited and such action shall be commenced by the corporation not later than 30 days after receipt by the corporation of such demand, but nothing herein shall prevent the corporation from commencing such action at any earlier time.

     (2) If a corporation fails to commence the action as provided in subsection 14A:11-7(1), a dissenting shareholder may do so in the name of the corporation, not later than 60 days after the expiration of the time limited by subsection 14A:11-7(1) in which the corporation may commence such an action.


14A:11-8. Action to determine fair value; jurisdiction of court; appointment of appraiser

     In any action to determine the fair value of shares pursuant to this
Chapter:

     (a) The Superior Court shall have jurisdiction and may proceed in the action in a summary manner or otherwise;

     (b) All dissenting shareholders, wherever residing, except those who have agreed with the corporation upon the price to be paid for their shares, shall be made parties thereto as an action against their shares quasi in rem;

     (c) The court in its discretion may appoint an appraiser to receive evidence and report to the court on the question of fair value, who shall have such power and authority as shall be specified in the order of his appointment; and

     (d) The court shall render judgment against the corporation and in favor of each shareholder who is a party to the action for the amount of the fair value of his shares.


14A:11-9. Judgment in action to determine fair value

     (1) A judgment for the payment of the fair value of shares shall be payable upon surrender to the corporation of the certificate or certificates representing such shares.

     (2) The judgment shall include an allowance for interest at such rate as the court finds to be equitable, from the date of the dissenting shareholder's demand for payment under subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) to the day of payment. If the court finds that the refusal of any dissenting shareholder to accept any offer of payment, made by the corporation under section 14A:11-6, was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.


14A:11-10. Costs and expenses of action

     The costs and expenses of bringing an action pursuant to section 14A:11-8 shall be determined by the court and shall be apportioned and assessed as the court may find equitable upon the parties or any of them. Such expenses shall include reasonable compensation for and reasonable expenses of the appraiser, if any, but shall exclude the fees and expenses of counsel for and experts employed by any party; but if the court finds that the offer of payment made by the corporation under section 14A:11-6 was not made in good faith, or if no such offer was made, the court in its discretion may award to any dissenting shareholder who is a party to the action reasonable fees and expenses of his counsel and of any experts employed by the dissenting shareholder.


14A:11-11. Disposition of shares acquired by corporation

     (1) The shares of a dissenting shareholder in a transaction described in subsection 14A:11-1(1) shall become reacquired by the corporation which issued them or by the surviving corporation, as the case may be, upon the payment of the fair value of shares.

     (2) (Deleted by amendment, P.L.1995, c. 279.)

     (3) In an acquisition of shares pursuant to section 14A:10-9 or section 14A:10-13, the shares of a dissenting shareholder shall become the property of the acquiring corporation upon the payment by the acquiring corporation of the fair value of such shares. Such payment may be made, with the consent of the acquiring corporation, by the corporation which issued the shares, in which case the shares so paid for shall become reacquired by the corporation which issued them and shall be cancelled.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     For information regarding provisions under which a director or officer of the Registrant may be insured or indemnified in any manner against any liability which such person may incur in such person's capacity as such, reference is made to the Registrant's Certificate of Incorporation and Bylaws, copies of which are incorporated herein by reference, which provide in general that the Registrant shall indemnify its officers and directors to the fullest extent authorized by law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

Exhibit No.     Description
----------      -----------
   2.1          Agreement and Plan of Reorganization dated June 16, 1999 among Solar Communications
                Group, Inc., Thermaltec International, Corp., and Andrew B. Mazzone., filed herewith as
                Annex A to the joint proxy statement/prospectus
  3.1*          Certificate of Incorporation, as amended
  3.2*          Bylaws, as amended
  4.1*          Specimen Stock Certificate
  4.2*          Specimen Warrant Certificate
  5.1*          Opinion of Aitken Irvin Lewin Berlin Vrooman & Cohn, LLP concerning legality of shares
  8.1*          Opinion of Aitken Irvin Lewin Berlin Vrooman & Cohn, LLP concerning tax matters
  8.2*          Opinion of Archer & Greiner, P.C. concerning tax matters
 10.1*          TTI 1999 Stock Option Plan
 21.1           Subsidiaries of Thermaltec International, Corp.
 23.1           Consent of Withum, Smith & Brown
 23.2*          Consent of Aitken Irvin Lewin Berlin Vrooman & Cohn, LLP (included in Exhibit 5.1)
 23.3*          Consent of Archer & Greiner, P.C. (included in Exhibit 8.2)
 27.1           Financial Data Schedule for Solar Communications Group, Inc.
 99.1*          TTI Proxy Card
 99.2*          SCG Proxy Card

------------
*To be filed by amendment.

ITEM 22. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

   (1) To file, during any period in which any offers or sales are being made, a post-effective amendment to the registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any other material change to such information in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b)(1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one (1) business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                       SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duty caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in West Babylon, New York, as of July 8, 1999.

                                        THERMALTEC INTERNATIONAL, CORP.


                                        By: /s/ Andrew B. Mazzone
                                           ------------------------------------
                                           Andrew B. Mazzone, President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons as of July 8, 1999 in the capacities indicated:


           Signatures                         Title
           ----------                         -----


      /s/ Andrew B. Mazzone           President and Sole Director
  -----------------------------       (CEO and CFO)
         ANDREW B. MAZZONE

                                 EXHIBIT INDEX



  Exhibit        Description
  -------        -----------
  2.1            Agreement and Plan of Reorganization dated June 16, 1999 among Solar Communications
                 Group, Inc., Thermaltec International, Corp., and Andrew B. Mazzone., filed herewith as
                 Annex A to the joint proxy statement/prospectus

  3.1*           Certificate of Incorporation, as amended

  3.2*           Bylaws, as amended

  4.1*           Specimen Stock Certificate

  4.2*           Specimen Warrant Certificate

  5.1*           Opinion of Aitken Irvin Lewin Berlin Vrooman & Cohn, LLP concerning legality of shares

  8.1*           Opinion of Aitken Irvin Lewin Berlin Vrooman & Cohn, LLP concerning tax matters

  8.2*           Opinion of Archer & Greiner, P.C. concerning tax matters

 10.1*           TTI 1999 Stock Option Plan

 21.1            Subsidiaries of Thermaltec International, Corp.

 23.1            Consent of Withum, Smith & Brown

 23.2*           Consent of Aitken Irvin Lewin Berlin Vrooman & Cohn, LLP (included in Exhibit 5.1)

 23.3*           Consent of Archer & Greiner, P.C. (included in Exhibit 8.2)

 27.1            Financial Data Schedule for Solar Communications Group, Inc.

 99.1*           TTI Proxy Card

 99.2*           SCG Proxy Card

------------
*To be filed by amendment.